Exhibit 10.59

Dated 28 December 2007
MARINA BAY SANDS PTE. LTD.
as Borrower
arranged by
THE FINANCIAL INSTITUTIONS AND OTHERS NAMED IN THIS
AGREEMENT
as Mandated Lead Arrangers
coordinated by
GOLDMAN SACHS FOREIGN EXCHANGE (SINGAPORE) PTE
DBS BANK LTD.
UOB ASIA LIMITED
OVERSEA-CHINESE BANKING CORPORATION LIMITED
as Coordinators
with
DBS BANK LTD.
acting as Technical Bank
DBS BANK LTD.
acting as Agent
and
DBS BANK LTD.
acting as Security Trustee
S$5,442,604,530
FACILITY AGREEMENT
ALLEN & GLEDHILL LLP
ONE MARINA BOULEVARD #28-00
SINGAPORE 018989

CLAUSE		PAGE
43.	ENFORCEMENT	194
44.	CERTAIN MATTERS AFFECTING LENDERS	195
45.	GAMING AUTHORITIES	195
THE SCHEDULES

ii

THIS AGREEMENT is dated 28 December 2007 and made between:
(1)	MARINA BAY SANDS PTE. LTD., registration number 200507292R (the “Borrower”);

(2)	THE FINANCIAL INSTITUTIONS AND OTHERS listed in Part I of Schedule 1 as mandated lead arrangers (whether acting individually or together the “Mandated Lead Arranger”);

(3)	GOLDMAN SACHS FOREIGN EXCHANGE (SINGAPORE) PTE, DBS BANK LTD., UOB ASIA LIMITED and OVERSEA-CHINESE BANKING CORPORATION LIMITED as coordinators (together with the Mandated Lead Arranger and whether acting individually or together the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS AND OTHERS listed in Part II, Part III, Part IV, Part V and Part VI of Schedule 1 as lenders (the “Original Lenders”);

(5)	DBS BANK LTD. as technical bank (the “Technical Bank”);

(6)	DBS BANK LTD. as agent of the other Finance Parties (the “Agent”); and

(7)	DBS BANK LTD. as security trustee for the Secured Parties (the “Security Trustee”).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceleration Date” means the date (if any) on which the Agent gives a notice under paragraph (a) of Clause 27.17 (Acceleration).

“Accession Letter” means a document substantially in the form set out in Schedule 10 (Form of Accession Letter).

“Account” means a Control Account, a Disbursement Account, a Financing Contributions Account, the Funding Shortfall Account, a Revenue Account, the Prepayment Account, an Offshore Collection Account or such other bank account designated as such by the Borrower to the Agent.

“Account Bank” means each bank with which an Account is opened.

“Accounting Month” means each period of approximately 30 days ending on the last day of each calendar month adopted by the Borrower for the purpose of its financial reporting in any financial year of the Borrower.

“Accounting Quarter” means each period of three Accounting Months ending on or about 31 March, 30 June, 30 September and 31 December.

“Affiliate” as applied to any person, means any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that person and, for this purpose, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise; provided that so long as no other person or group or persons beneficially owns a majority of voting securities of such person, the beneficial owner of 20 per cent. or more of the voting securities of a person shall be deemed to have control.

“Agreed Form” means, in relation to a document, that:
(a)	it is in a form initialled by or on behalf of the Borrower and the Agent on or before the signing of this Agreement for the purposes of identification; or

(b)	if not falling within sub-paragraph (a) above, it is in form and substance satisfactory to the Agent (acting reasonably) and initialled by or on behalf of the Borrower and the Agent for the purposes of identification.
“Agreement for Lease” means an agreement to grant an Occupational Lease.

“Aircraft/Watercraft” means aircraft and/or watercraft acquired by an Affiliate of the Borrower and to be utilised in connection with the operation of the Integrated Resort.

“Ancillary Commitment” means, in relation to an Ancillary Lender, the maximum amount (expressed in Singapore Dollars) from time to time agreed (whether or not subject to satisfaction of conditions precedent and whether or not utilised) to be made available by that Ancillary Lender under an Ancillary Facility and authorised under Clause 10 (Ancillary Facilities), to the extent not cancelled or reduced under this Agreement.

“Ancillary Facility” means an ancillary facility made available by an Ancillary Lender in accordance with Clause 10 (Ancillary Facilities).

“Ancillary Facility Document” means:
(a)	a document setting out the terms of an Ancillary Facility; and

(b)	the Ancillary Facility Letter.
“Ancillary Facility Letter” means a letter or letters dated on or about the date of this Agreement between the Borrower and the Designated Facility D Lenders, setting out the maximum rates of interest, fees and commissions that they will respectively charge in respect of any Ancillary Facilities provided by them.

“Ancillary Facility Request” means a notice substantially in the form set out in Part V of Schedule 3 (Ancillary Facility Request).

“Ancillary Lender” means a Designated Facility D Lender which makes available an Ancillary Facility in accordance with Clause 10 (Ancillary Facilities).

“Ancillary Outstandings” has the meaning given to it in Clause 10.1 (General).

“Approved Valuers” means HVS Consulting and Valuation and such other persons as are selected by the Borrower from time to time after the date of this Agreement, so long as such other persons are, in the reasonable judgment of the Agent, capable of performing any valuation required under this Agreement.

“Architect” means Aedas or any other reputable firm of architects which is a corporate or fellow member of the Singapore Institute of Architects appointed by the Borrower in connection with the Integrated Resort Project and approved by the Lessor (to the extent such approval is required under the Development Agreement or the Lease).

“Assignment of Development Agreement” means an assignment of the Development Agreement security document between the Borrower and the Security Trustee, approved by the Lessor.

“Assignment of Insurances” means an assignment of Insurances security document between the Borrower and the Security Trustee.

“Assignment of LTA Agreement” means an assignment of the LTA Agreement security document between the Borrower and the Security Trustee, approved by the Land Transport Authority.

“Assignment of Proceeds” means an assignment of, inter alia, the Integrated Resort Revenues security document between the Borrower and the Security Trustee.

“Assignment of Project Documents” means an assignment of the Project Documents security document between the Borrower and the Security Trustee.

“Authorisation” means:
(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement, registration or waiver; or

(b)	in relation to anything which may be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.
“Availability Period” means:
(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the date which is 30 days after the date of this Agreement;

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including 31 December 2010;

(c)	in relation to Facility C, the period from and including the date of this Agreement to and including the date falling 30 days after the date of this Agreement; and

(d)	in relation to Facility D, the period from and including the date of this Agreement to and including the date which is one Month before the Termination Date.
“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:
(a)	the amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to any proposed Utilisation under Facility D only, that Lender’s participation in any Facility D Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of the Lenders’ Available Commitments in respect of that Facility.

“Bank Guarantee” means a bank guarantee, substantially in the form set out in Schedule 7 (Form of Bank Guarantee) or in any other form requested by the Borrower and agreed by the Agent (with the prior consent of all the Facility C Lenders).

“Bank SBLC” has the meaning given to it in Clause 25.5 (Financial definitions).

“Base Case Financial Model” means the economic projections and assumptions in relation to the Borrower and the Integrated Resort, prepared by the Borrower and posted on SyndTrak on 23 October 2007 labelled “Singapore_Financing_Model (10_23_07)”.

“Borrower Financing Contributions” means any Integrated Resort Revenues, which an authorised officer or authorised signatory of the Borrower or the Sponsor certifies to the Agent have been applied towards the payment of Project Costs.

“Borrower Group” means the Borrower and its Restricted Subsidiaries for the time being (but excluding, for the avoidance of doubt, any Excluded Subsidiary).

“Borrower Group Subordinated Guarantee” means a Guarantee issued by a member of the Borrower Group:
(a)	in respect of any HoldCo Subordinated Debt; and

(b)	which satisfies the requirements of paragraphs (a) and (c) of the definition of Subordinated Debt.
“Borrower’s Certificate” means a certificate from the Borrower (signed by an authorised officer or authorised signatory of the Borrower) substantially in the form set out in Part II of Schedule 8 (Form of Borrower’s Certificate).

“Borrower’s Costs” means all costs, expenses and fees (without double counting) properly incurred by the Borrower, any Restricted Subsidiary or any Affiliate in connection with the implementation and operation of the Integrated Resort Project, including, without limitation:
(a)	all costs, expenses and fees incurred in connection with the management of the Borrower;

(b)	all insurance premiums in respect of the Insurances;

(c)	all costs, expenses and fees of the legal, technical, accounting, financial and other advisers and consultants to the Borrower or any Restricted Subsidiary in connection with the Integrated Resort Project;

(d)	Financing Costs;

(e)	all costs, expenses and fees required to be paid by the Borrower pursuant to Clause 21 (Costs and Expenses), including the costs, expenses and fees of the Lenders’ Consultants and legal advisers properly engaged by any of the Agent, the Arranger, the Technical Bank or the Majority Lenders and, pursuant to the Security Documents, the Security Trustee, in each case, in connection with the Integrated Resort Project and/or the Transaction Documents;

(f)	all costs, expenses and fees incurred by the Borrower under any Finance Document;

(g)	all Taxes;

(h)	all costs and expenses incurred in connection with the acquisition and/or installation of FF&E (other than costs and expenses funded with Permitted FF&E Indebtedness) not included in Construction Costs;

(i)	all interest, fees, commissions, costs and expenses and other payments not in the nature of principal paid or payable in respect of any Permitted FF&E Indebtedness or Subordinated Bonds; and

(j)	the general working capital requirements and general corporate purposes (excluding Funding Shortfalls) of the Borrower and its Restricted Subsidiaries in respect to the Integrated Resort Project or the Integrated Resort,
regardless of when incurred and whether payable prior to, on or after the Completion Date, but excluding any Construction Costs, Financing Principal, any amounts financed with Permitted FF&E Indebtedness and any Project Costs described in paragraph (c) of the definition of Project Costs.
“Borrower’s Project Officer” means the Architect or the Quantity Surveyor.

“Break Costs” means the amount (if any) by which:
(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Singapore interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Budget” means, as the case may be, either the then applicable Construction Budget or the then applicable Financial Budget.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore.

“Capital Expenditure” means any expenditure which should in accordance with GAAP be treated as capital expenditure in the audited financial statements of the Borrower.

“Car Park” means the vehicle parking areas located in the basement levels of the Integrated Resort, with capacity for approximately 3000 vehicles.

“Cash Equivalent Investments” means:
(a)	securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the Government of the United States or any member state of the European Union which is rated at least AA by Standard & Poor’s Rating Group or Aa by Moody’s Investors Service, Inc.;

(b)	commercial paper or other debt securities issued by an issuer rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc. and with a maturity of less than 12 months; and

(c)	certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) and with a maturity of less than six months, in each case not subject to any Security (other than pursuant to any Security Document or any Permitted Security), denominated and payable in a freely transferable and freely convertible currency and the proceeds of which are capable of being remitted to the Borrower in Singapore.

“Change of Control” has the meaning given to it in Clause 12.2 (Change of Control).

“Charged Assets” means the assets over which Security is expressed to be created pursuant to any Security Document, to the extent not discharged in accordance with this Agreement.

“Commercial Documents” means the Development Agreement, the Lease, the LTA Agreement and any other document designated as such by the Agent and the Borrower.

“Commitment” means a Facility A Commitment, a Facility B Commitment, a Facility C Commitment, a Facility D Commitment or a Swingline Commitment.

“Completion Date” means the date on which the final Temporary Occupation Permit for the Integrated Resort Project is issued.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Consent” means the consent of the Lessor to be provided pursuant to item 6(a) of Part I of Schedule 2 (Conditions precedent to Initial Utilisation).

“Consolidated Adjusted EBITDA” has the meaning given to it in Clause 25.5 (Financial definitions).

“Construction Budget” means the construction budget of the Borrower delivered pursuant to paragraph 4(c) of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) and each subsequent budget supplied under Clause 24.5 (Construction Budget).

“Construction Certificate” means:
(a)	in relation only to the first withdrawal from a Control Account pursuant to paragraph (p) of Clause 26.12 (Accounts) to fund Construction Costs, either:
(i)	a Lenders’ Construction Consultant Certificate; or

(ii)	a Quantity Surveyor’s Certificate; and
(b)	in relation to all Loans requested under Clause 4.2 (Further conditions precedent) and other withdrawals from a Control Account pursuant to paragraph (p) of Clause 26.12 (Accounts) to fund Construction Costs:
(i)	a Lenders’ Construction Consultant Certificate; or

(ii)	where the Agent reasonably determines that the Lenders’ Construction Consultant is unable to issue the required Lenders’ Construction Consultant Certificate due to its own negligence or failure to comply with its obligations under the Lenders’ Construction Consultant Agreement (and not as a result, whether in whole or in part, of (A) any disagreement with the Borrower, a Borrower’s Project Officer or any contractor, consultant, adviser or employee of the Borrower (each a “Relevant Party”), (B) any failure by any Relevant Party to provide sufficient information to the Lenders’ Construction Consultant in a timely manner or (C) any Relevant Party acting, omitting to act or failing to timely act, in each case, so as to prevent the issue of the Lenders’ Construction Consultant Certificate), a Quantity Surveyor’s Certificate,
and for the avoidance of doubt, the Borrower shall not be entitled to deliver (and the Agent shall not be obliged to accept) any Quantity Surveyor’s Certificate, other than in accordance with this definition.

“Construction Costs” means all costs, expenses and fees (without double counting) properly incurred by the Borrower or any Restricted Subsidiary in connection with:
(a)	the acquisition of the Properties; and

(b)	the design, development, construction, equipping, fitting out and opening of the Integrated Resort Project, in each case, in accordance with and pursuant to the Commercial Documents and Project Documents (regardless of when incurred and whether payable prior to, on or after the Completion Date), but excluding any Borrower’s Costs and costs and expenses funded with Permitted FF&E Indebtedness.

“Construction Guarantees” means all Guarantees from time to time issued in favour of the Borrower, or under which the Borrower has an interest, in connection with the Integrated Resort Project, pursuant to the Material Construction Contracts.

“Construction Programme” means the schedule, referred to in paragraph 6(e) of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation), prepared by the Borrower on or prior to the date of this Agreement for the construction of the Integrated Resort Project and each subsequent schedule applied under Clause 24.7 (Construction Programme).

“Construction Report” means:
(a)	the initial construction report by the Lenders’ Construction Consultant relating to the Integrated Resort Project addressed to the Technical Bank; and

(b)	each monthly construction report prepared by the Lenders’ Construction Consultant and delivered pursuant to Clause 24.10 (Lenders’ Construction Consultant’s Report).
“Control Account” means:
(c)	the Singapore Dollar denominated account (number 003-906189-7) of the Borrower with the principal Singapore offices of DBS Bank Ltd.;

(d)	the Singapore Dollar denominated account (number 003-330017-17) of the Borrower with the principal Singapore offices of DBS Bank Ltd.;

(e)	the Singapore Dollar denominated account (number 0003-005577-6-031) of the Borrower with the principal Singapore offices of DBS Bank Ltd.;

(f)	the Singapore Dollar denominated account (number 0-822527-019) of the Borrower with Citibank N.A., Singapore Branch;

(g)	the Singapore Dollar denominated account (number 301-054-329-9) of the Borrower with the principal Singapore offices of United Overseas Bank Limited;

(h)	the Singapore Dollar denominated account (number 503647554501) of the Borrower with the principal Singapore offices of Oversea-Chinese Banking Corporation Limited; or

(i)	any other Singapore Dollar denominated account of the Borrower with the principal Singapore offices of a bank in Singapore (which must be an Arranger (or an Affiliate of an Arranger)), in each case which is, or will be, the subject of the Debenture and designated as a “Control Account” by the Borrower and the Agent.

“Debenture” means a fixed and floating charge security document between the Borrower and the Security Trustee.

“Debt” has the meaning given to it in Clause 25.5 (Financial definitions).

“Default” means an Event of Default or any event or circumstance specified in Clause 27 (Events of Default) which would (with the lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Facility D Lender” means a Facility D Lender listed in paragraphs 1, 2 and 3 of Part V of Schedule 1 (The Original Facility D Lenders).

“Designated RPS” means shares in a member of the Borrower Group which are expressed to be redeemable and which:
(a)	are held by another member of the Borrower Group or by HoldCo;

(b)	may only be redeemed at the option of the holder; and

(c)	such redemption (whether on its specified maturity or as a result of an event of default (however described)), may only be made by the holder after the date falling six Months after the Final Discharge Date.
“Development Agreement” means the development agreement dated 23 August 2006 made between the Lessor and the Borrower relating to the acquisition, ownership and development of the Properties (including all annexures and schedules to such development agreement).

“Development Agreement Event of Default” means any “Event of Default” defined in Clause 1.1 (Definitions) of the Development Agreement.

“Disbursement Account” means:
(a)	the Singapore Dollar denominated account (number 003-902809-1) of the Borrower with the principal Singapore offices of DBS Bank Ltd.;

(b)	the Singapore Dollar denominated account (number 003-906178-1) of the Borrower with the principal Singapore offices of DBS Bank Ltd.;

(c)	the US Dollar denominated account (number 0003-001788-01-0-022) of the Borrower with the principal Singapore offices of DBS Bank Ltd.;

(d)	the US Dollar denominated account (number 0003-003788-01-6-022) of the Borrower with the principal Singapore offices of DBS Bank Ltd.; or

(e)	any other Singapore Dollar or US Dollar denominated account of the Borrower with the principal Singapore offices of DBS Bank Ltd. and designated as a “Disbursement Account” by the Borrower and the Agent,
in each case which is, or will be, the subject of the Debenture.

“Effective Date” means the date on which the Agent gives confirmation to the Borrower of satisfaction or waiver of all the conditions precedent pursuant to Clause 4.1 (Initial conditions precedent).

“Eligible Costs” means, in respect of any Facility, those costs, expenses, fees and/or other purposes for which amounts borrowed under such Facility may be applied pursuant to Clause 3.1 (Purpose).

“Eligible Lender” means:
(a)	a bank or merchant bank that:
(i)	is a financial institution acting through a Facility Office in Singapore;

(ii)	is in possession of (A) a valid licence granted under the Banking Act, Chapter 19 of Singapore, authorising it to conduct banking business in Singapore or (B) a valid licence granted by the Monetary Authority of Singapore, authorising it to conduct merchant banking business in Singapore;

(iii)	in respect of which, the Borrower would not be obliged to make a payment under paragraph (a) of Clause 17.2 (Tax gross-up) or paragraph (a) of Clause 17.3 (Tax indemnity) to or for the account of such financial institution (other than in accordance with the terms of those paragraphs); and

(iv)	(for so long as no Event of Default shall have occurred and is continuing) is not a Restricted Person;
(b)	any other financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets that:

(i)	is acting through a Facility Office in Singapore;

(ii)	in respect of which, the Borrower would not be obliged to make a payment under paragraph (a) of Clause 17.2 (Tax gross-up) or paragraph (a) of Clause 17.3 (Tax indemnity) to or for the account of such person (other than in accordance with the terms of those paragraphs); and

(iii)	(for so long as no Event of Default shall have occurred and is continuing) is not a Restricted Person;
(c)	any other entity approved by the Borrower (such approval not to be unreasonably withheld or delayed and the Borrower is deemed to have approved of each Original Lender listed in paragraphs 1 to 13 of Part II of Schedule 1 (The Original Facility A Lenders)) that:
(i)	is acting through a Facility Office in Singapore;

(ii)	is holding a valid Exemption issued by the Registrar of Moneylenders under Section 36 of the Moneylenders Act, Chapter 188 of Singapore, in connection with the Facilities;

(iii)	in respect of which, the Borrower would not be obliged to make a payment under paragraph (a) of Clause 17.2 (Tax gross-up) or paragraph (a) of Clause 17.3 (Tax indemnity) to or for the account of such person (other than in accordance with the terms of those paragraphs); and

(iv)	(for so long as no Event of Default shall have occurred and is continuing) is not a Restricted Person; or
(d)	solely for the purpose of accepting a transfer of Loans pursuant to Clause 12.13 (Right of replacement of a single Lender), paragraph (k) of Clause 40.2 (Exceptions) or Clause 44.1 (Nevada Gaming Authority), any Permitted Sands Lender.
“Environment” means living organisms including the ecological systems of which they form part and the following media:
(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).
“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)	provide remedies or compensation for harm or damage to the Environment; or

(c)	relate to Hazardous Substances or health and safety matters concerning exposure to Hazardous Substances.
“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“Environmental Report” means the report by Environmental Resources Management relating to the Integrated Resort Project addressed to the Agent and the Arrangers.

“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default).

“Excess Amount” means the excess amount, if any, described in paragraph (c)(iii)(B) of Clause 4.2 (Further conditions precedent).

“Excess Operating Cash Flow” has the meaning given to it in paragraph (h) of Clause 12.10 (Mandatory prepayment with Excess Operating Cash Flow).

“Excluded Proceeds” has the meaning given to it in Clause 12.7 (Mandatory prepayment from Net Issuance Proceeds).

“Excluded Subsidiary” means any Subsidiary of the Borrower that the Borrower designates as an Excluded Subsidiary as provided for in the next sentence and any Subsidiary of an Excluded Subsidiary that satisfies the criteria set out in the next sentence. The Borrower may designate any Subsidiary (other than the Borrower or any Subsidiary which:
(a)	is (or will be) funded or capitalised (whether in whole or in part) with proceeds (whether directly or indirectly) from the Sponsor injected into the Borrower for purpose of financing Project Costs;

(b)	does (or will) own, develop, design, construct, operate, manage or otherwise implement any part of the Integrated Resort Project (other than the Retail Properties and/or the Car Park to the extent that they are subject to a Permitted Refinancing); or

(c)	holds (or will hold) or has (or will have) any rights in any Authorisation (including the Casino Licence) in relation to the Integrated Resort Project), in each case, as determined by the Borrower) to be an Excluded Subsidiary by providing written notice of such designation to the Agent and certifying that, after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, a Subsidiary that (i) owns or operates, or will own or operate, Aircraft/Watercraft, (ii) will acquire Permitted FF&E or

(iii) owns or operates, or will own or operate, any business or service that is funded as a Permitted Investment under this Agreement (but which, in each case, does not hold (and will not hold) the Casino Licence) may be designated as an Excluded Subsidiary.

“Existing Bank Guarantees” means the bank guarantees in the aggregate amount of S$192,604,530 issued by DBS Bank Ltd., United Overseas Bank Limited and Oversea-Chinese Banking Corporation Limited under the Facility Agreement for the Existing Bridge Facilities in favour of the Lessor, and secured by the Existing Bridge Facilities Security.

“Existing Bridge Debt” means the aggregate of:
(a)	amounts in the nature of principal payable by the Borrower under the Existing Bridge Facilities and the Existing FRNs;

(b)	amounts in the nature of accrued but unpaid interest payable by the Borrower under the Existing Bridge Facilities and the Existing FRNs; and

(c)	all accrued but unpaid standby interest, agency and other fees, commissions, costs and expenses and other payments not in the nature of principal payable by the Borrower under the Existing Bridge Facilities and the Existing FRNs, in each case outstanding on the Utilisation Date of the First Utilisations.

“Existing Bridge Facilities” means the S$1,104,040,000 bridging facilities made available to the Borrower by various banks and financial institutions pursuant to a Facility Agreement dated 18 August 2006 made between (a) the Borrower, as borrower, (b) Goldman Sachs (Singapore) Pte, DBS Bank Ltd., UOB Asia Limited and Oversea-Chinese Banking Corporation Limited, as mandated lead arrangers, (c) Goldman Sachs (Singapore) Pte and DBS Bank Ltd., as coordinators, and (d) the Existing Bridge Facilities Agent, as agent and security trustee.

“Existing Bridge Facilities Agent” means DBS Bank Ltd..

“Existing Bridge Facilities Security” means the Security created to secure the Existing Bridge Facilities, as more particularly described in the Facility Agreement for the Existing Bridge Facilities.

“Existing FRN Guarantee” means the guarantee by the Sponsor of the full and punctual payment of principal, premium, interest and other monetary obligations of the Borrower in connection with the Existing FRNs, pursuant to the Purchase Agreement dated 18 August 2006 made between (a) the Borrower, as issuer of the Existing FRNs, (b) the Sponsor, as guarantor of the Existing FRNs, (c) Goldman Sachs International, Lehman Brothers Commercial Corporation Asia Limited, Citicorp Investment Bank (Singapore) Ltd., Merrill Lynch Capital Corporation and Morgan Stanley Bank, as purchasers of the Existing FRNs, and (d) Goldman Sachs (Singapore) Pte and DBS Bank Ltd., as lead managers.

“Existing FRNs” means S$1,055,157,617.38 Principal Amount of Senior Floating

Rate Notes due 22 August 2008 of the Borrower issued pursuant to the Purchase Agreement referred to in the definition of Existing FRN Guarantee.

“Facility” means Facility A, Facility B, Facility C, Facility D or the Swingline Facility.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:
(a)	in relation to an Original Lender, the amount in Singapore Dollars set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Facility A Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Singapore Dollars of any Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced, transferred or increased by it under this Agreement.

“Facility A Lender” means:
(a)	any Original Facility A Lender; and

(b)	any Eligible Lender which has become a Party in accordance with Clause 28 (Changes to the Lenders) and which is transferred an interest in Facility A, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Proportion” means on each Term Loan Facility Repayment Date, the proportion that outstanding Facility A Loans bears to all the outstanding Term Loans on that date.

“Facility B” means the term loan facility made available under this Agreement, as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Commitment” means:
(a)	in relation to an Original Lender, the amount in Singapore Dollars set opposite its name under the heading “Facility B Commitment” in Part III of Schedule 1 (The Original Facility B Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Singapore Dollars of any Facility B Commitment transferred to it under this Agreement, to the extent not cancelled, reduced, transferred or increased by it under this Agreement.

“Facility B Lender” means:
(a)	any Original Facility B Lender; and

(b)	any Eligible Lender which has become a Party in accordance with Clause 28 (Changes to the Lenders) and which is transferred an interest in Facility B, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Proportion” means on each Term Loan Facility Repayment Date, the proportion that outstanding Facility B Loans bears to all the outstanding Term Loans on that date.

“Facility C” means the bank guarantee facility made available under this Agreement, as described in paragraph (c) of Clause 2.1 (The Facilities).

“Facility C Commitment” means:
(a)	in relation to an Original Lender, the amount in Singapore Dollars set opposite its name under the heading “Facility C Commitment” in Part IV of Schedule 1 (The Original Facility C Lenders) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Singapore Dollars of any Facility C Commitment transferred to it under this Agreement, to the extent not cancelled, reduced, transferred or increased by it under this Agreement.
“Facility C Lender” means:
(a)	any Original Facility C Lender; and

(b)	any Eligible Lender which has become a Party in accordance with Clause 28 (Changes to the Lenders) and which is transferred an interest in Facility C, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility D” means the revolving credit facility made available under this Agreement as described in paragraph (d) of Clause 2.1 (The Facilities), part of which may be designated as an Ancillary Facility in accordance with Clause 10 (Ancillary Facilities).

“Facility D Commitment” means:
(a)	in relation to an Original Lender, the amount in Singapore Dollars set opposite its name under the heading “Facility D Commitment” in Part V of Schedule 1 (The Original Facility D Lenders) and the amount of any other Facility D Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Singapore Dollars of any Facility D Commitment transferred to it under this Agreement, to the extent not cancelled, reduced, transferred or increased by it under this Agreement (or adjusted under Clause 10.6 (Adjustments to Facility D Commitment)).

“Facility D Lender” means:
(a)	any Original Facility D Lender; and

(b)	any Eligible Lender which has become a Party in accordance with Clause 28 (Changes to the Lenders) and which is transferred an interest in Facility D, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility D Loan” means a loan made or to be made under Facility D or the principal amount outstanding for the time being of that loan.

“Facility D Rollover Loan” means one or more Facility D Loans:
(a)	made or to be made on the same day that one or more maturing Facility D Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Facility D Loan(s); and

(c)	made or to be made to the Borrower for the purpose of refinancing the maturing Facility D Loan(s).
“Facility Office” means the office or offices provided by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following a change of office or offices after that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between, as the case may be, the Arranger and the Borrower, the Agent and the Borrower, the Security Trustee and the Borrower or the Technical Bank and the Borrower, setting out any of the fees referred to in Clause 16 (Fees).

“FF&E” means fixtures, furniture, fittings and/or equipment acquired, built, affixed and/or installed by or for the Borrower on or in the Integrated Resort Project for the purpose of implementing or carrying on the business of the Integrated Resort Project.

“Finance Document” means this Agreement, each Accession Letter, each Ancillary Facility Document, each Security Document, each Hedging Document, each Bank SBLC and any other document (other than a security document) that may at any time be given as guarantee or assurance for any of the Liabilities pursuant to or in connection with any Finance Document and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, an Ancillary Lender, the Arranger, the Technical

Bank, a Lender or the Security Trustee.

“Financial Budget” means each budget supplied under Clause 24.6 (Financial Budget).

“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds (for the avoidance of doubt, other than a payment or advance payment bond), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Singapore GAAP, be treated as a finance or capital lease, but only to the extent of such treatment;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	solely for the purposes of Clause 27.6 (Cross default), any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account and such value shall be calculated without double-counting with other indebtedness);

(h)	shares which are expressed to be redeemable, other than Designated RPS;

(i)	any counter-indemnity obligation in respect of:
(i)	a guarantee, indemnity, bond (including any payment or advance payment bond), standby or documentary letter of credit; or

(ii)	any other instrument issued by a bank or financial institution, where such other instrument is in a form that, on its face, gives rise to a payment obligation on the part of that bank or financial institution; and
(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above, in each case without double-counting and excluding:
(i)	any indebtedness comprising trade payables or payments under leases and hire purchase contracts (in the case of leases and hire purchase contracts, to the extent only that they do not fall within paragraph (d) above) incurred in the ordinary course of business;

(ii)	any surety bonds for claims underlying repairer liens over equipment or machinery; and

(ii)	any Financial Indebtedness comprising unsecured bonds described in paragraph (c) above, that have either been satisfied, discharged or defeased prior to their stated maturity (provided that cash or securities are being held by the trustee of such bonds pending application on maturity or redemption) in accordance with the terms of such bonds or by operation of law.
“Financing Contributions” means:
(a)	Sponsor Financing Contributions and HoldCo Financing Contributions made in accordance with the terms of the Sponsor Support Agreement;

(b)	Borrower Financing Contributions;

(c)	Subordinated Debt made available by a Subordinated Creditor referred to in paragraph (a) of the definition of Subordinated Creditor, which an authorised officer or authorised signatory of the Borrower certifies to the Agent has been or will be applied towards financing the payment of Project Costs; and

(d)	to the extent not repaid pursuant to paragraph (d)(iii) of Clause 26.16 (Restricted payments), the amount of all Project Costs directly incurred and paid by the Sponsor or its Affiliates on behalf of the Borrower:
(i)	(in the case of Construction Costs comprised in such Project Costs) as confirmed by the Lenders’ Construction Consultant to the Agent that it has been provided with invoices and/or other evidence satisfactory to the Lenders’ Construction Consultant; and

(ii)	(in the case of Borrower’s Costs comprised in such Project Costs) as certified to the Agent by an authorised signatory of the Borrower (together with such documentary evidence reasonably satisfactory to the Agent).
“Financing Contributions Account” means:
(a)	the Singapore Dollar denominated account (number 003-906188-9) of the Borrower with the principal Singapore offices of DBS Bank Ltd. which is, or will be, the subject of the Debenture;

(b)	the US Dollar denominated account (number 0003-003846-01-3-022) of the Borrower with the principal Singapore offices of DBS Bank Ltd.; or

(c)	any other Singapore Dollar or US Dollar denominated account of the Borrower with the principal Singapore offices of DBS Bank Ltd., in each case which is, or will be, the subject of the Debenture.

“Financing Costs” means, in respect of any period, the aggregate of:

(a)	amounts in the nature of interest paid or payable by the Borrower under this Agreement (including default interest and sums payable under Clauses 13 (Interest), 14 (Interest Periods) and 15 (Changes to the calculation of interest));

(b)	all bank guarantee fees or commissions paid or payable by the Borrower under this Agreement (including guarantee fees payable under Clause 16.6 (Fee payable in respect of Bank Guarantees));

(c)	all Ancillary Facility fees paid or payable by the Borrower under the Ancillary Facility Documents;

(d)	all standby, agency and other fees, commissions, costs and expenses and other payments not in the nature of principal paid or payable by the Borrower under this Agreement, the Fee Letters or any other Finance Document, including all underwriting and arranger fees and legal costs and expenses incurred in connection therewith; and

(e)	net payments paid or payable by the Borrower under the Hedging Documents (expressed as a positive number).
“Financing Principal” means, in respect of any period, the aggregate of amounts in the nature of principal paid or payable by the Borrower under this Agreement or the Ancillary Facility Documents during that period.

“First Financing Contributions” means the amount of the equity and/or subordinated debt contributions (including the Initial Sponsor Equity Contribution) that the Sponsor and/or HoldCo will make to the Borrower on or before the later of 31 December 2007 and the First Utilisation Date and which will be applied by the Borrower towards refinancing the Existing Bridge Debt and funding Project Costs.

“First Repayment Date” means 31 March 2011.

“First Utilisation Date Funds Flow Memorandum” means funds flow memorandum in the Agreed Form containing details of the funds flow on the First Utilisation Date.

“First Utilisation Date” means the Utilisation Date of the First Utilisations.

“First Utilisations” means all initial Utilisations of Facility A and Facility C requested by the Borrower to be made on the same Utilisation Date pursuant to Utilisation Requests delivered by the Borrower to the Agent in accordance with this Agreement, so that:
(a)	the aggregate amount of the Facility A Loans (plus the First Financing Contributions) is sufficient to refinance the Existing Bridge Debt; and

(b)	the Bank Guarantees are sufficient to satisfy the Security Deposit.
“Force Majeure Event” means, with respect to the Integrated Resort Project, any event that causes a delay in the construction of the Integrated Resort Project and is outside the reasonable control of any Material Project Party or the Sponsor but only to the extent:
(a)	such event does not arise out of the gross negligence or wilful misconduct of any Material Project Party or the Sponsor; and

(b)	such event consists of an act of God (such as tornado, flood, hurricane, typhoon, tsunami, earthquake etc.); fires and other casualties; strikes, lockouts or other labour disturbances (except to the extent taking place only at the site of the Integrated Resort Project); riots, insurrections or civil commotions; embargoes, shortages or unavailability of materials, supplies, labour, equipment and systems that first arise after the First Utilisation Date, but only to the extent caused by another act, event or condition covered by this paragraph (b); terrorism; sabotage; vandalism; acts, omissions to act, or failures to timely act by any Governmental Authority without justifiable cause (unless any Material Project Party or the Sponsor should, in the exercise of due diligence and prudent judgment, have anticipated such act, omission or failure and provided that each Material Project Party and the Sponsor shall have timely and properly submitted all applications, documents and other information required under the Commercial Documents or applicable law, statutes and regulations, to request, initiate, enable or procure such action or prevent such omission or failure); requirements of law, statutes and regulations enacted after the First Utilisation Date (unless any Material Project Party or the Sponsor should, in the exercise of due diligence and prudent judgment, have anticipated such enactment); orders or judgments; or any similar types of events beyond the reasonable control of the Borrower, provided that the Borrower has sought to mitigate the impact of the delay. In no event shall lack of funds be considered a Force Majeure Event.
“Funding Shortfall” means, at any time after the Effective Date, that the aggregate (without double counting) of:
(a)	the amount which is then projected and estimated to be the maximum probable liability of the Borrower to make payments (whether past due and unpaid, current and due or future) in respect of Construction Costs in order to ensure that the final Temporary Occupation Permit is obtained (whether payable prior to, on or after the TOP Date of the final Temporary Occupation Permit); and

(b)	the amount which is then projected and estimated to be the maximum probable liability of the Borrower to make all other payments (whether past due and unpaid, current and due or future), including Borrower’s Costs falling due (or which accrued) prior to the date on which the final Temporary Occupation Permit is obtained (whether payable prior to, on or after such date) (provided that such payments shall not include Financing Costs), exceeds S$7,314,000,000.

“Funding Shortfall Account” means a Singapore Dollar denominated account of the Borrower with the principal Singapore offices of DBS Bank Ltd. which is, or will be, the subject of the Debenture.

“Funding Shortfall Amount” means in relation to a Funding Shortfall:
(a)	where the aggregate amount of all Funding Shortfalls (including the Funding Shortfall in question) which have not been actually incurred exceeds S$804,540,000, an amount which is equal to such excess; and

(b)	if paragraph (a) above does not apply, the amount (if any) of the Funding Shortfall in question which has been actually incurred (or will be incurred within one Month of the relevant Utilisation Date).
“GAAP” means:
(a)	in relation to the financial statements (consolidated if applicable) of the Borrower, generally accepted accounting principles, standards and practices applied in Singapore; and

(b)	in relation to any other Obligor, generally accepted accounting principles, standards and practices applied in its jurisdiction of incorporation, in each case, in effect at the relevant time.

“Governmental Agency” means any government or any governmental agency, semi- governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

“Guarantee” means any guarantee, bond, indemnity, counter-indemnity or similar instrument howsoever described issued by any person in respect of any obligation of any other person.

“Guarantor” means a Restricted Subsidiary which becomes a Guarantor in accordance with Clause 29 (Changes to the Obligors).

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that is harmful to human health or other life or the Environment or a nuisance to any person or the presence of which in the Environment may make the use or ownership of any affected land or property more costly.

“Hedging Bank” means a Lender (or an Affiliate of a Lender) which:
(a)	provides the Borrower with any interest rate hedging required by paragraph (a) of Clause 26.9 (Hedging); and

(b)	accedes as a Hedging Bank to the Intercreditor Agreement.
“Hedging Documents” means the documents entered into between the Borrower and a Hedging Bank for the purpose of implementing the hedging required by paragraph (a) of Clause 26.9 (Hedging).
“HoldCo” means:
(a)	up to the HoldCo Transfer Date, Mauritius HoldCo and/or Singapore HoldCo (whether acting individually or together); and

(b)	on and from the HoldCo Transfer Date, Singapore HoldCo.
“HoldCo Subordinated Debt” means unsecured Financial Indebtedness of HoldCo to Subordinated Creditors referred to in paragraph (b) of the definition of Subordinated Creditor:
(a)	the proceeds of which are made available by HoldCo to the Borrower as Subordinated Debt or equity; and

(b)	which, in the case of a Subordinated Creditor which is an Affiliate of the Borrower, provides for a rate of interest that does not exceed prevailing market rates for comparable subordinated debt at the time the Financial Indebtedness is incurred.
“HoldCo Transfer Date” means the date on which Mauritius HoldCo has ceased to be a HoldCo in accordance with Clause 21 (Changes to the Parties) of the Sponsor Support Agreement.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong Dollars” or “HK$” means Hong Kong dollars

“Information Memorandum” means the document in the form approved by the Borrower concerning the Borrower which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions.

“Insurance Report” means the report by the Lenders’ Insurance Consultant relating to the Integrated Resort addressed to the Agent and the Arranger.

“Insurances” means all contracts and policies of insurance of any kind relating to the Integrated Resort Project taken out or, as the context requires, to be taken out from time to time and maintained, in each case, in accordance with Clause 26.21 (Insurance) by or on behalf of the Borrower, and such other policy or contract of insurance as the Agent and the Borrower agree shall be an Insurance.

“Integrated Resort Project” means the project of the Borrower for the Integrated Resort, as described in the Development Agreement and, when entered into, the Lease.

“Integrated Resort Revenues” means, in respect of any period, the aggregate of all actual sums of a revenue or income nature actually received (or, as the case may be,

to be received) by or on behalf of the Borrower or any Restricted Subsidiary during that period including:
(a)	all amounts payable to or for the benefit or account of the Borrower or any Restricted Subsidiary arising from or in connection with the Integrated Resort and the letting, use or occupation of the Properties (or any part of the Properties), including (without limitation and without double counting):
(i)	Gross Revenues;

(ii)	without limiting sub-paragraph (i) above, rents, hotel room revenues, Casino revenues, conference, meeting, convention and exhibition facilities’ revenues, licence fees and equivalent sums reserved or made payable;

(iii)	any premium paid on the amount of any Occupational Lease;

(iv)	any other monies payable in respect of use and/or occupation of the Integrated Resort Project;

(v)	proceeds of insurance in respect of loss of rent;

(vi)	receipts from or the value of consideration given for the surrender or variation of any letting;

(vii)	proceeds paid by way of reimbursement of expenses incurred, or on account of expenses to be incurred, in the management, maintenance and repair of, and the payment of insurance premiums for, the Properties;

(viii)	proceeds paid for a breach of covenant under any Occupational Lease and for expenses incurred in relation to any such breach;

(ix)	payments from a guarantor in respect of any of the items listed in this paragraph (a); and

(x)	interest, damages or compensation in respect of any of the items in this paragraph (a), but excluding (A) any of the revenues or income mentioned in this paragraph (a) received by or on behalf of the Borrower, any Restricted Subsidiary or (for the avoidance of doubt) any Excluded Subsidiary, in connection with the Retail Properties and/or the Car Park, to the extent only that they are the subject of a Permitted Refinancing, (B) any amounts of security deposits received under Occupational Leases (unless and until the Borrower or any Restricted Subsidiary has the right to retain such amounts for its own account and benefit), and (C) any service charge collected by the Borrower or a Restricted Subsidiary for which the same is distributed to employees of the Borrower or that Restricted Subsidiary;

(b)	any liquidated damages payable to the Borrower pursuant to the Material Construction Contracts in respect of any delay in achieving the Completion Date and/or the TOP Date of the final Temporary Occupation Permit;

(c)	interest and other income in respect of funds standing to the credit of the Accounts;

(d)	any income, receipts or realised gains (including those of a non-recurring or extraordinary nature) from any Cash Equivalent Investments or Permitted Investments; and

(e)	any other income, receipts or realised gains (including those of a non-recurring or extraordinary nature) from whatever source and whether or not attributable to the Integrated Resort Project.
“Intellectual Property Rights” means all patents, designs, copyrights, trade marks, service marks, trade names, domain names, rights in know-how, any other intellectual property and any associated or similar rights anywhere in the world, and any interest in any of the foregoing (in each case, whether registered or unregistered and including any related licences and sub-licences of the same, applications and rights to apply for the same).

“Intercreditor Agreement” means the intercreditor agreement between the Obligors, the Finance Parties (other than the Arranger) and, when they accede, the Hedging Banks.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 14 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 13.3 (Default interest).

“Investment” means any investment, acquisition, capital contribution, joint venture, consortium, partnership or similar arrangement, whether as debt or equity, entered into or made (or to be entered into or made) by the Borrower or any Obligor in relation to any asset or business (other than any Aircraft/Watercraft or FF&E).

“IR Project Vehicle” means any retail, restaurant, clubs, entertainment or other similar offerings that form a part of (or are located in) the Integrated Resort operated by an Excluded Subsidiary funded as a Permitted Investment under paragraph (a)(i) of the definition of Permitted Investment, which the Borrower either directly or indirectly owns 100 per cent (or less) of the equity interests thereof.

“Lease Document” means:
(a)	an Agreement for Lease; or

(b)	an Occupational Lease.
“Lease Event of Default” means any “Event of Default” defined in the Lease.

“Lender” means a Facility A Lender, a Facility B Lender, a Facility C Lender or a

Facility D Lender or a Permitted Sands Lender (provided that a Permitted Sands Lender which is a Lender shall not be entitled to vote as a Lender, a Finance Party or a Secured Party for the purposes of the Finance Documents and shall not be polled (or its interests taken into consideration) by the Agent, the Security Trustee or the Technical Bank, and its vote shall instead be exercised by the other Lenders on a pro rata basis.
“Lenders’ Construction Consultant” means Woltrow Pte Ltd (trading as WT Partnership) or any other construction consultant as the Technical Bank may appoint from time to time to perform this role with the approval of the Majority Lenders and the Borrower.

“Lenders’ Construction Consultant Agreement” means:
(a)	the Consultancy Agreement made between Woltrow Pte Ltd (trading as WT Partnership) and the Technical Bank; and

(b)	any replacement agreement between the Lenders’ Construction Consultant and the Technical Bank, in the Agreed Form.
“Lenders’ Construction Consultant’s Certificate” means a certificate from the Lenders’ Construction Consultant substantially in the form set out in Part I of Schedule 8 (Form of Lenders’ Construction Consultant’s Certificate).

“Lenders’ Construction Consultant’s Termination Date” means the later of:
(a)	the Total Construction Costs Termination Date; and

(b)	the Operating Commencement Date.
“Lenders’ Consultants” means:
(a)	the Lenders’ Construction Consultant;

(b)	the Lenders’ Insurance Consultant; and

(c)	the persons preparing the Environmental Report and the Valuation Report.
“Lenders’ Insurance Consultant” means Kornreich-NIA or any other insurance consultant as the Agent may appoint from time to time to perform this role with the approval of the Majority Lenders and the Borrower.

“Lessor” means the Singapore Tourism Board.

“Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower to any Secured Party under or in connection with any Finance Document or Hedging Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“Loan” means a Facility A Loan, a Facility B Loan, a Facility D Loan or a Swingline Loan.

“LTA Agreement” means, the Agreement for Provision of Proposed Rapid Transit System and Roadworks at Marina Bay dated 21 August 2006 made between the Borrower and the Land Transport Authority of Singapore.

“Main Contractor” means each contractor party to a Main Construction Contract (and any successor contractor), in each case being a reputable contractor.

“Main Construction Contract” means each of the following contracts entered into by the Borrower with any firm of contractors for the designing, development, construction, equipping, fitting out and completion of the Integrated Resort Project (or any part of it) on the Properties:
(a)	each contract listed in Schedule 13 (Main Construction Contracts);

(b)	if not already listed in paragraph (a) above, each construction contract for a contract value of at least S$75,000,000;

(c)	each contract (not being a construction contract) for a contract value of at least S$50,000,000; and

(d)	each other contract designated as such by the Agent and the Borrower.
“Majority Facility A Lenders” means, at any time, the Majority Lenders calculated, for the purpose of this definition, by excluding the Facility B Loans, the Facility B Commitments, the Bank Guarantees, the Facility C Commitments, the Facility D Loans and the Facility D Commitments.

“Majority Facility B Lenders” means, at any time, the Majority Lenders calculated, for the purpose of this definition, by excluding the Facility A Loans, the Facility A Commitments, the Bank Guarantees, the Facility C Commitments, the Facility D Loans and the Facility D Commitments.

“Majority Facility C Lenders” means, at any time, the Majority Lenders calculated, for the purpose of this definition, by excluding the Facility A Loans, the Facility A Commitments, the Facility B Loans, the Facility B Commitments, the Facility D Loans and the Facility D Commitments.

“Majority Facility D Lenders” means, at any time, the Majority Lenders calculated, for the purpose of this definition, by excluding the Facility A Loans, the Facility A Commitments, the Facility B Loans, the Facility B Commitments, the Bank Guarantees and the Facility C Commitments.

“Majority Lenders” means a Lender or Lenders whose Available Commitments and participations in the Utilisations then outstanding aggregate more than 50 per cent. of the Available Facilities and all the Utilisations then outstanding. For the purposes of this definition:
(a)	the provisions of Clause 10.6 (Adjustments to Facility D Commitment) shall not apply;

(b)	any Permitted Sands Lender which is a Lender shall not be entitled to vote and shall not be polled (or its interests taken into consideration) by the Agent, the Security Trustee or the Technical Bank for the purposes of this definition, and its vote shall instead be exercised by the other Lenders on a pro rata basis; and

(c)	to the extent set out in (and in accordance with) Clause 2.3 (Non-Funding Lender), any Non-Funding Lender shall not be entitled to vote and shall not be polled (or its interests taken into consideration) by the Agent, the Security Trustee or the Technical Bank for the purposes of this definition, and its vote shall instead be exercised by the other Lenders on a pro rata basis.
“Margin” means 2.25 per cent. per annum.

“Market Report” means the report by Alea Advisors in relation to the markets in which the businesses comprising the Integrated Resort operate addressed to the Borrower and the Sponsor.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:
(a)	the consolidated financial condition, assets or business of the Borrower Group taken as a whole;

(b)	the Integrated Resort Project, taken as a whole;

(c)	the ability of the Borrower to perform and comply with its payment or other material obligations under any Finance Document to which it is a party, the Development Agreement or (once issued) the Lease;

(d)	the ability of any Material Project Party (other than the Borrower) to perform and comply with its payment or other material obligations under any Finance Document to which it is a party; or

(e)	the ability of any Finance Party to enforce the payment or other material obligations of each Material Project Party under the Finance Documents to which that Material Project Party is a party or the ability of any Finance Party to enforce any of their respective rights or remedies under any Finance Document.
“Material Construction Contracts” means:
(a)	the Main Construction Contracts; and

(b)	all other material contracts from time to time entered into by the Borrower with any firm of contractors for the designing, development, construction, equipping, fitting out and completion of the Integrated Resort Project (or any part of it) on the Properties.
“Material Project Party” means:

(a)	any Obligor; and

(b)	until such time as it has no actual or contingent obligation or liability under the Sponsor Support Agreement, HoldCo.
“Mauritius HoldCo” means Sands Mauritius Holdings, registration number 58280C1/GBL, a corporation duly incorporated and validly existing under the law of the Republic of Mauritius.

“Milestones” means the completion of the following aspects of the Integrated Resort Project by the following dates:
(a)	all substructure works on or before 28 February 2010;

(b)	all superstructure works on or before 30 September 2010; and

(c)	all weather tight works (including cladding walls and roof) on or before 1 December 2010.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next succeeding Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
“Mortgage” means a mortgage over the Properties security document between the Borrower and the Security Trustee, initially executed in escrow pursuant to Clause 4.1 (Initial conditions precedent).

“Net Sale Proceeds” has the meaning given to it in paragraph (a) of Clause 12.5 (Mandatory prepayment from Net Sale Proceeds).

“Non-Consenting Lender” has the meaning given to it in paragraph (l) of Clause 40.2 (Exceptions).

“Non-Funding Lender” means any Lender under a Facility which has failed to make or participate in a Utilisation as required by this Agreement.

“Non-Funding Lender Amount” means in relation to a Non-Funding Lender, the amount of any Utilisation or any participation in any Utilisation that such Non-Funding Lender has not made available.

“Obligor” means the Borrower or a Guarantor.

“Occupational Lease” means any occupational lease or licence or other right of occupation to which the Retail Properties (or any part of the Retail Properties) may be subject from time to time.
“Offshore Collection Account” means each account of the Borrower with a bank located in jurisdiction other than Singapore (which such bank must be an Arranger (or an Affiliate of an Arranger), to the extent it has an office in that jurisdiction and is able to provide the banking/cash management services required by the Borrower on customary market terms) into which Integrated Resort Revenues will be deposited and designated as an “Offshore Collection Account” by the Borrower and Agent, provided that:
(a)	the Borrower shall promptly provide the Agent with details of such account; and

(b)	where the aggregate amount standing to the credit of such account and all such other accounts (whether in that jurisdiction or otherwise) located outside of Singapore, is in excess of S$35,000,000 (such excess amount, the “Excess Credit Amount”) or its equivalent in any other currency or currencies, the Borrower shall either:
(i)	to the extent possible under the laws of the relevant jurisdictions, execute first fixed (or equivalent) security documents (governed by the law of such jurisdictions) over such accounts in favour of the Security Trustee, in form and substance reasonably satisfactory to the Agent, so as to ensure that amounts deposited in such accounts in aggregate equal to the Excess Credit Amount are secured to the Finance Parties; or

(ii)	if the execution of any document referred to in sub-paragraph (i) above is not possible or where the Majority Lenders otherwise consent (such consent not to be unreasonably withheld), ensure that such accounts are the subject of the Debenture, by delivering to the Security Trustee, all notices signed by the Borrower and an acknowledgement of each such notice by the bank with whom such account is opened, as required by the Debenture.
“Offshore Collection Account Security” means each security document (other than the Debenture) executed by the Borrower as security over an Offshore Collection Account.

“On-Site Cash” means, from and after the Operating Commencement Date, amounts held in cash for the Integrated Resort in connection with and necessary for the ordinary course of operations of the Casino and the Integrated Resort, which the Borrower reasonably believes is prudent and appropriate to maintain sufficient liquidity and working capital of the Integrated Resort consistent with the past practice of the Sponsor and its Affiliates, as reasonably certified by the Borrower to the Agent.

“Operating Commencement Date” means the date that the casino, hotel, meeting,

incentive travel, convention and exhibition facilities of the Integrated Resort and at least 50 per cent. (by lettable floor area) of the Retail Properties have commenced operations.
“Operating Costs” means, for any period after the Operating Commencement Date, all costs, expenses and fees (without double counting) properly incurred by the Borrower during such period in connection with the operation and maintenance of the Integrated Resort, but excluding any Construction Costs, Borrower’s Costs, Financing Costs and Financing Principal.

“Original Facility A Lender” means a Lender listed in Part II of Schedule 1 (The Original Facility A Lenders) as having a Facility A Commitment.

“Original Facility B Lender” means a Lender listed in Part III of Schedule 1 (The Original Facility B Lenders) as having a Facility B Commitment.

“Original Facility C Lender” means a Lender listed in Part IV of Schedule 1 (The Original Facility C Lenders) as having a Facility C Commitment.

“Original Facility D Lender” means a Lender listed in Part V of Schedule 1 (The Original Facility D Lenders) as having a Facility D Commitment.

“Original Financial Statements” means in relation to the Borrower, the audited financial statements of the Borrower for the financial year ended 31 December 2006.

“Original Swingline Lender” means a Lender listed in Part VI of Schedule 1 (the Original Swingline Lenders) as having a Swingline Commitment.

“Party” means a party to this Agreement.

“Payment Evidence” means, in relation to any Borrower’s Costs, (i) a report setting out each person to whom such Borrower’s Costs are payable, (ii) the amount payable to each such person and (iii) a payroll report evidencing the most recent total payroll payment.

“Perfection Requirements” means:
(a)	in relation to each of the Mortgage, Debenture and Intercreditor Agreement, in each case, when executed and delivered, the payment of stamp tax in Singapore;

(b)	in relation to the Mortgage, when executed, delivered and dated, its registration with the Singapore Land Authority;

(c)	in relation to each Security Document (other than the Intercreditor Agreement), in each case, when executed and delivered, its registration as a charge against the Borrower at the Accounting and Corporate Regulatory Authority in Singapore, and any notification or other requirements as may be required by the terms of that document; and

(d)	in relation to each Offshore Collection Account Security, when executed and delivered, any registration, notification or other requirements as may be required by the terms of that document.
“Permitted Aircraft/Watercraft Indebtedness” means any Financial Indebtedness incurred or to be incurred by any Affiliate of the Borrower:
(a)	for the purpose of:
(i)	financing the acquisition, lease, equipping or charter of Aircraft/Watercraft by that Affiliate;

(ii)	refinancing any Financial Indebtedness referred to in sub-paragraph (i) above; and/or

(iii)	financing the working capital requirements of that Affiliate with respect to such Aircraft/Watercraft;
(b)	which, when aggregated with all Financial Indebtedness described in this definition then outstanding, does not exceed S$300,000,000 (or its equivalent in any other currency or currencies);

(c)	which, on the date it is incurred, no Event of Default is continuing or would reasonably be expected to result from the incurring of such Financial Indebtedness; and

(d)	a reasonable summary of which will be supplied to the Agent within ten Business Days of the Borrower issuing a Guarantee in respect of such Financial Indebtedness.
“Permitted Aircraft/Watercraft Security” means any Security created or to be created by an Affiliate of the Borrower over or affecting any Aircraft/Watercraft where:
(a)	the purpose of such Security is to secure the Permitted Aircraft/Watercraft Indebtedness incurred by that Affiliate to acquire such aircraft or watercraft; and

(b)	a reasonable summary of which will be supplied to the Agent within ten Business Days of that Affiliate incurring that Permitted Aircraft/Watercraft Indebtedness.
“Permitted Corporate Restructuring” means any solvent corporate restructuring or reorganisation of the Borrower (that complies with paragraph (b) of Clause 26.15 (Merger)), Mauritius HoldCo and/or Singapore HoldCo, made principally for purposes of maximising its or their tax or corporate efficiency;

“Permitted FF&E” means FF&E:
(a)	the acquisition of which by the Borrower or an Obligor is not financed or refinanced (whether in whole or in part) by any proceeds of the Facilities or Ancillary Facilities, provided that for the avoidance of doubt, FF&E may be initially financed with the proceeds of Facility B Loans and/or Facility D Loans, and then refinanced with Permitted FF&E Indebtedness;

(b)	where the Security Trustee (or the Agent) has entered (or, within 21 days of the financing of such acquisition, will enter) into an intercreditor agreement with that seller or financier (as appropriate) of such FF&E (such intercreditor agreement to be in form and substance reasonably satisfactory to the Agent); and

(c)	where the Borrower or the relevant Obligor has made all commercially reasonable efforts (as certified by the Borrower to the Agent) to create Security (to the extent practicable) over such FF&E in favour of the Security Trustee for the benefit of the Secured Parties, ranking in priority to all other interests other than those of the seller or financier (as appropriate) of such FF&E (provided that such commercially reasonable efforts shall not include the variation (in a manner adverse to the interests of the Borrower or that Obligor, including agreeing to any increase in pricing) of the most favourable terms that the Borrower is able to negotiate with the relevant seller or financier, assuming that such second ranking security in favour of the Secured Parties was not required).
“Permitted FF&E Indebtedness” means Financial Indebtedness incurred or to be incurred by the Borrower or any Obligor:
(a)	for the purpose of:
(i)	financing its acquisition and/or installation of Permitted FF&E and Related FF&E Assets;

(ii)	refinancing its acquisition and/or installation of FF&E and Related FF&E Assets (including any costs and expenses incurred in connection with such acquisition) originally financed by the Facilities or Ancillary Facilities and which, on the date of such refinancing, would become Permitted FF&E or Related FF&E Assets; or

(iii)	refinancing any Financial Indebtedness referred to in sub-paragraphs (i) and (ii) above;
(b)	which when aggregated with all Financial Indebtedness described in this definition then outstanding, does not exceed S$500,000,000 (or its equivalent in another currency or currencies) in outstanding principal;

(c)	which, on the date it is incurred, no Event of Default is continuing or would reasonably be expected to result from the incurring of such Financial Indebtedness; and

(d)	a reasonable summary of which (and any applicable Permitted FF&E Security) will be supplied to the Agent within ten Business Days of the Borrower incurring (or being contractually entitled to incur) such Financial Indebtedness.

“Permitted FF&E Security” means any Security created or to be created by the Borrower or any Obligor over or affecting any Permitted FF&E and Related FF&E Assets, where:
(a)	the purpose of such Security is to secure the Permitted FF&E Indebtedness incurred by the Borrower to acquire (or refinance the acquisition of) such Permitted FF&E and Related FF&E Assets; and

(b)	the beneficiary of such Security has no right of recovery for any such Permitted FF&E Indebtedness against any Charged Assets (other than such Permitted FF&E and Related FF&E Assets), and where that Permitted FF&E Indebtedness is described in paragraph (a)(ii) of the definition of Permitted FF&E Indebtedness, the Security Trustee shall (and is hereby instructed by the Lenders to) release (or reduce to second ranking) any Security Documents over such Permitted FF&E and Related FF&E Assets, at the cost and expense of the Borrower.

“Permitted Investments” means any Investment by the Borrower or any Obligor, that:
(a)	when made at any time, comprise:
(i)	Investments made through joint ventures, consortiums, partnerships or similar arrangements in businesses such as restaurants, clubs, retail and entertainment offerings that will form part of (or be located in) the Integrated Resort; and/or

(ii)	Investments in projects that are ancillary (and of benefit) to the Integrated Resort, where:
(1)	except for Investments pursuant to paragraph (b) below, the aggregate amount of cash (or cash equivalents) used to make all Investments described in this sub-paragraph (ii), does not exceed S$100,000,000 (or its equivalent in any other currency or currencies at the date the relevant Investment is made); and

(2)	if made before the Operating Commencement Date, shall only be made if, at the time the Investments are made, all outstanding Funding Shortfall Amounts have been deposited in the Funding Shortfall Account or have been directly paid as incurred; or
(b)	when made after the Operating Commencement Date, comprise Investments in projects that are ancillary (and of benefit) to the Integrated Resort, where:
(i)	the aggregate amount of cash (or cash equivalents) used to make all Investments described in this paragraph (b), does not exceed S$300,000,000 (or its equivalent in any other currency or currencies at the date the relevant Investment is made); and

(ii)	where the ratio of Debt to Consolidated Adjusted EBITDA on the last day of the Accounting Quarter immediately preceding the making of such Investments is lower than or equal to 3.5 to 1 (provided in respect of the Relevant Period to the end of each of the first Accounting Quarter, the second Accounting Quarter and the third Accounting Quarter after the Operating Commencement Date shall be deemed to be annualised by multiplying the Consolidated Adjusted EBITDA and those first, second and third Accounting Quarters, as applicable, by 4, 2 or 4/3 respectively), and in each case under paragraphs (a)(ii) and (b) above, where:
(1)	immediately following any Investments made after the Operating Commencement Date, the aggregate Capital Expenditure reserve of the Borrower is at least S$38,000,000 (or its equivalent in any other currency or currencies); and

(2)	on the date the Investment it is made, no Event of Default is continuing.
“Permitted Refinancing” means Financial Indebtedness incurred or to be incurred by the Borrower:
(a)	for the purpose of:
(i)	refinancing the Facilities; and/or

(ii)	refinancing any Financial Indebtedness referred to in sub-paragraph (i) above;
(b)	where, not later than ten Business Days before the date that the Financial Indebtedness is to be incurred, the Borrower delivers to the Agent:
(i)	details of such Financial Indebtedness;

(ii)	the amount of the Facilities (and the date on which they are) to be refinanced; and

(iii)	in the case of paragraph (a)(i) above, a Valuation Report on the Retail Properties (or the relevant portion thereof) and/or the Car Park (or the relevant portion thereof), as applicable, and the Properties as a whole, addressed to the Agent and the Lenders, setting out the respective values of the Retail Properties (or the relevant portion thereof) and/or the Car Park (or the relevant portion thereof), as applicable, and the Properties as a whole;
(c)	where, on the date the Financial Indebtedness is incurred, no Event of Default is continuing or would reasonably be expected to result from the incurring of such Financial Indebtedness;

(d)	where the Agent is reasonably satisfied that the Lessor and the relevant Governmental Agencies have approved such refinancing and the issue of separate strata title for the Retail Properties (or the relevant portion thereof) and/or Car Park (or the relevant portion thereof), as applicable, in a manner that the Agent is reasonably satisfied will not materially and adversely effect the interests of the Lenders (taken as a whole); and

(e)	where the Agent is satisfied that the relevant portion of the proceeds from such Financial Indebtedness will be paid directly into the Prepayment Account (and be applied) in accordance with Clause 12.9 (Prepayment Account), provided that Permitted FF&E Indebtedness shall not be counted as a Permitted Refinancing.
“Permitted Refinancing Security” means any Security created or to be created by the Borrower over or affecting the Retail Properties (or the relevant portion thereof) and/or the Car Park (or the relevant portion thereof) which are or will be the subject of a Permitted Refinancing, where:
(a)	the purpose of such Security is to secure the Permitted Refinancing incurred by the Borrower in relation to the Retail Properties (or the relevant portion thereof) and/or the Car Park (or the relevant portion thereof);

(b)	the Agent is reasonably satisfied that the part of the Retail Properties and/or the Car Park, if any, that continues to be financed by the Facilities, shall remain subject to the Security created by the relevant Security Documents;

(c)	the Agent is reasonably satisfied that all the other Properties (other than the Retail Properties (or the relevant portion thereof) and/or Car Park (or the relevant portion thereof) subject to the Permitted Refinancing) shall remain subject to the Security created by the relevant Security Documents; and

(d)	details (reasonably satisfactory to the Agent) of which have been supplied to the Agent, and the Security Trustee shall (and is hereby instructed by the Lenders to) release any Security created by the Security Documents over the separate strata title issued for the Retail Properties and/or Car Park (or relevant parts thereof), which is to be made subject to such Permitted Refinancing Security, at the cost and expense of the Borrower.
“Permitted Reorganisation” means:
(a)	an amalgamation, merger, liquidation, dissolution or corporate reconstruction (each a “Reorganisation”) on a solvent basis of a member of the Borrower Group (other than the Borrower) where:
(i)	all of the business and assets of that member of the Borrower Group, remain within the Borrower Group (and if that member of the Borrower

Group was an Obligor immediately prior to such reorganisation being implemented, all of the business and assets of that member are retained by one or more other Obligors):

(ii)	if it or its assets were subject to the Security Documents immediately prior to such reorganisation, the Security Trustee will enjoy the same or equivalent Security over the same assets, or as the case may be, over it or, where an Obligor is being dissolved or liquidated, its assets are passed up to its Holding Company; and

(iii)	in the case of an amalgamation or merger, if such member of the Borrower Group is an Obligor, the surviving entity is an Obligor to at least the same extent as such first mentioned Obligor immediately prior to the said amalgamation, merger or corporate reconstruction;
(b)	any incorporation of a Subsidiary, intra-Borrower Group transfer (other than one involving the Borrower, except to the extent permitted by paragraph (e) of Clause 26.4 (Negative pledge)) or other step taken in connection with a proposed securitisation of the business of the Borrower Group, (other than one involving the Borrower, except to the extent permitted by paragraph (e) of Clause 26.4 (Negative pledge)) (or any part thereof), and/or any other refinancing where it is intended that the proceeds thereof be used to prepay the Facilities in full, provided that, in each case, any such action would not reasonably be expected to materially and adversely affect the interests of the Finance Parties under the Finance Documents; or

(c)	any other Reorganisation of one or more members of the Borrower Group (other than the Borrower) approved by the Majority Lenders (acting reasonably).
“Permitted Sands Lender” means any Affiliate of the Borrower that is permitted to make, purchase or invest in loans and has obtained all necessary Authorisations to do so.

“Permitted Security” means:
(a)	in relation to all assets of an Obligor other than, in relation to the Borrower, the Properties:
(i)	any lien arising by operation of law and in the ordinary course of business securing amounts not more than 30 days overdue (or contested in good faith by appropriate means prior to an order being made against the person contesting such amounts, so long as reserves or other appropriate provisions, if any, required by Singapore GAAP, shall have been made for any such contested amounts);

(ii)	any retention of title arrangements and rights of set-off arising in the ordinary course of business with suppliers of goods to any Obligor;

(iii)	any Security created pursuant to any Finance Document;

(iv)	any Security created with the consent of the Agent (acting on the instructions of the Majority Lenders);

(v)	any attachment or judgment lien not constituting an Event of Default;

(vi)	easements, rights-of-way, avagational servitudes, restrictions, encroachments, and other defects or irregularities in title and other similar charges or encumbrances, in each case, which either exist on the date of this Agreement or which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Obligor or result in a material diminution in the value the Charged Assets as security for the Liabilities;

(vii)	liens arising from filing UCC financing statements or the Singapore equivalent relating solely to leases permitted by this Agreement;

(viii)	licenses of patents, trademarks and other intellectual property rights granted by that Obligor in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of any Obligor;

(ix)	liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling the Borrower or any Obligor to maintain self-insurance or to participate in other specified insurance arrangements;

(x)	leases or subleases, licenses or sublicenses or other types of occupancy agreements granted to third parties in accordance with any applicable terms of this Agreement and the Security Documents and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any Obligor;

(xi)	any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xii)	statutory liens of landlords, statutory liens of banks and rights of set-off, statutory liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other liens imposed by law, in each case incurred in the ordinary course of business or in connection with in the development or construction of the Integrated Resort Project (A) for amounts not yet overdue, (B) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings prior to an order being made against the person contesting such amounts so long as such reserves or other appropriate provisions, if any, as shall be required by Singapore GAAP, shall have been made for any such contested amounts or (C) with respect to liens of mechanics, repairmen, workmen and materialmen, if such lien arises in the ordinary course of business or in the development or construction of the Integrated Resort Project, that Obligor has bonded such lien within a reasonable time after becoming aware of the existence thereof;
(xiii)	liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of Financial Indebtedness), incurred in the ordinary course of business or in connection with the construction of the Integrated Resort Project (A) for the amounts not yet overdue, (B) for the amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings or (C) with respect to liens of mechanics, repairmen, workmen and materialmen, if such lien arises in the ordinary course of business or in the construction of the Integrated Resort Project, and the Borrower has bonded such lien within a reasonable time after becoming aware of the existence thereof and which may be prior to the liens granted in favour of the Finance Parties;

(xiv)	liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and which may be prior to the liens granted in favor of the Secured Parties;

(xv)	liens on property of a person existing at the time such person became a Restricted Subsidiary, is merged into or consolidated with or into, or wound up into, any member of the Borrower Group, provided that such liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition, merger or consolidation or winding up and do not extend to any other assets other than those of the person acquired by, merged into or consolidated with such member of the Borrower Group or such Restricted Subsidiary;

(xvi)	liens for taxes, assessments or governmental claims if the obligations with respect thereto are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(xvii)	any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(xviii)	liens solely on any cash earnest money deposits made by any member of the Borrower Group in connection with any letter of intent or purchase agreement permitted under this Agreement;

(xix)	licenses of patents, copyrights, trademarks and other intellectual property rights granted by the members of the Borrower Group in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of such member of the Borrower Group;

(xx)	liens in favor of an Obligor, provided that where such liens are over assets subject to any Security created by the Security Documents, such liens are made subject to such Security;

(xxi)	any liens over any asset (other than the Development Agreement, the Lease and the Casino Licence), provided the aggregate value of assets permitted to be secured under this paragraph (a)(xxi) does not exceed S$29,000,000;

(xxii)	the general right of set-off in favour of the Land Transport Authority of Singapore, set out in Clause 4 of the LTA Agreement; and

(xxiii)	in connection with any defeasance of Subordinated Debt, liens in favour of the trustee on any amounts held in a defeasance account pursuant to a defeasance trust or similar agreement and any proceeds held in such account for the benefit of the holders of such Subordinated Debt; and
(b)	in relation to the Properties, the items referred to in paragraphs (a)(i) to (a)(xi) above, (except in so far as it relates to statutory liens of banks and rights of set-off) paragraph (a)(xii) above, paragraph (a)(xiii) above, paragraph (a)(xiv) above, paragraph (a)(xvi) above, (in so far as it relates to the rights of the Lessor under the Development Agreement and, when issued, the Lease or the rights of any other Governmental Agency) paragraph (a)(xvii) above, paragraph (a)(xviii) above, paragraph (a)(xix) above and paragraph (a)(xxii) above.
“Prepayment Account” means a Singapore Dollar denominated account of the Borrower with the principal Singapore offices of a bank in Singapore (which must be an Arranger (or an Affiliate of an Arranger)) which is, or will be, the subject of the Debenture and designated as a “Prepayment Account” by the Borrower and the

Agent.
“Project Costs” means, for any period, the following costs, expenses and fees (without double counting) from time to time properly incurred and payable by the Borrower, any Restricted Subsidiary or any Affiliate during such period in connection with the implementation of the Integrated Resort Project:
(a)	Construction Costs;

(b)	Borrowers’ Costs; and

(c)	any other capital expenditure costs (excluding costs and expenses funded with Permitted FF&E Indebtedness), expenses or fees specifically approved as Project Costs (and whether payable prior to, on or after the Completion Date) by the Agent after consultation with the Borrower (subject to the approval of the Majority Lenders).
“Project Document” means:
(a)	a Material Construction Contract; or

(b)	a Construction Guarantee.
“Project Utilisations” means, at any time, the aggregate amount of all Utilisations and utilisations under the Ancillary Facilities (but excluding Bank Guarantees) made to finance or refinance Project Costs.

“Properties” means the properties set out in Schedule 6 (Properties).

“Quantity Surveyor” means Rider Levett & Bucknell or any other reputable firm of quantity surveyors which is a full member or fellow (but excluding honorary fellow) of the Singapore Institute of Surveyors and Valuers appointed by the Borrower in connection with the Integrated Resort Project.

“Quantity Surveyor’s Certificate” means a certificate from the Quantity Surveyor substantially in the form of a Lenders’ Construction Consultant Certificate.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Reference Banks” means the principal Singapore offices of DBS Bank Ltd., Malayan Banking Berhad, Oversea-Chinese Banking Corporation Limited, Standard Chartered Bank and United Overseas Bank Limited or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Related FF&E Assets” means, with respect to Permitted FF&E Indebtedness, each and every item or unit of equipment acquired with the proceeds thereof, each and every item or unit of equipment acquired by substitution or replacement thereof; all parts, components and other items pertaining to such property; all documents (including warehouse receipts, dock receipts, bills of lading and the like); all licenses, warranties, guarantees, service contracts and related rights and interests covering all or any portion of such property; and to the extent not otherwise included, all proceeds (including insurance proceeds) of any of the foregoing and all accessions to, substitutions and replacements for, and the rents, profits and products of, each of the foregoing (including collateral accounts) and such other collateral reasonably determined by the Agent in its reasonable discretion.

“Relevant Construction Officer” means:
(a)	up to the Lenders’ Construction Consultant Termination Date, the Lenders’ Construction Consultant; and

(b)	on and from such date, the Quantity Surveyor or the Architect.
“Relevant Date” has the meaning given to it in Clause 25.5 (Financial definitions).

“Relevant Debt” has the meaning given to it in Clause 25.5 (Financial definitions).

“Relevant Period” has the meaning given to it in Clause 25.5 (Financial definitions).

“Repayment Date” means the First Repayment Date and each date falling at three monthly intervals thereafter ending with the Termination Date.

“Repeating Representations” means:
(a)	each of the representations set out in Clauses 23.1 (Status) to 23.4 (Power and authority), paragraph (a) of 23.7 (No default), paragraph (a) of 23.8 (Information), 23.9 (Financial condition) to 23.17 (Environmental releases) and 23.20 (No Financial Indebtedness or Security) to 23.24 (Material Adverse Effect); and

(b)	each of the representations expressed to be a repeating representation under the terms of any other Finance Document.
“Reports” means the documents listed in paragraph 4 of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation).

“Restricted Person” means:
(a)	any person that owns or operates a casino located in Singapore, Macau, the United Kingdom, or the States of Nevada, New Jersey, Massachusetts, Michigan, Kansas or Pennsylvania, or any other jurisdiction in which Borrower or any of its Subsidiaries has obtained or applied for a gaming licence (or is an Affiliate of such a Person); provided that a passive investment constituting less than ten per cent. of the common stock of any such casino shall not constitute ownership thereof for the purposes of this definition;

(b)	any person that owns or operates a convention, trade show, conference center or exhibition facility in Singapore, Macau, the United Kingdom, Hungary, Las Vegas, Nevada or Clark County, Nevada or the States of Kansas, New Jersey, Massachusetts, Michigan or Pennsylvania, or any other jurisdiction in which Borrower or any of its Subsidiaries owns, operates or is developing a convention, trade show, conference center or exhibition facility (or an Affiliate of such a Person); (provided that a passive investment constituting less than ten per cent. of the common stock of any such convention or trade show facility shall not constitute ownership for the purpose of this definition; or

(c)	any union pension fund or Affiliate thereof; provided that any intermingled fund or managed account which has as part of its assets under management the assets of a union pension fund shall not be disqualified from being an Eligible Lender hereunder so long as the manager of such fund is not controlled by a union or a union does not own ten per cent. or more of the assets of such fund.
“Restricted Subsidiary” means a Subsidiary of the Borrower that is not an Excluded Subsidiary, whether existing on the date of this Agreement or subsequently formed or acquired.

“Restricted Subsidiary Debenture” means a fixed and floating charge security document between a Restricted Subsidiary and the Security Trustee in respect of the assets of that Restricted Subsidiary (but excluding any assets comprising capital stock or other equity interests owned by such Restricted Subsidiary and other assets that the Majority Lenders may agree (acting reasonably) to exclude), in form and substance reasonably satisfactory to the Agent.

“Retail Properties” means the Marina Bay Sands Shoppes, a contemplated enclosed air conditioned area located within the Integrated Resort low rise buildings occupying Basement 2, Basement 1, B2 Mezzanine and Level 1 consisting of several hundred retail outlets with accompanying food precinct and public thoroughfares, together with any other retail and/or restaurant areas located within the Integrated Resort.

“Revenue Account” means an account of the Borrower with the principal Singapore offices of a bank in Singapore (which must be an Arranger (or an Affiliate of an Arranger)) which is, or will be, the subject of the Debenture and designated as a “Revenue Account” by the Borrower and the Agent.

“Revolving Loan” means a Facility D Loan or a Swingline Loan.

“Rollover Termination Event” means an Acceleration Date occurs.

“Screen Rate” means the rate per annum (expressed as a percentage) for the relevant period appearing under the caption “ASSOCIATION OF BANKS IN SINGAPORE SIBOR AND SWAP OFFER RATES AT 11 A.M. SINGAPORE TIME” and the column headed “SGD SWAP OFFER” on the page “ABSIRFIX01” of the Reuters Monitor Money Rates Services (or such other page as may replace that page for the purpose of displaying the swap offer rates of leading reference banks). If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the

Borrower and the Lenders.

“Secured Party” means a Finance Party or a Hedging Bank.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Deposit” means the sum of S$192,604,530, being the amount of the security deposit to be paid to the Lessor by way of cash or Bank Guarantees in accordance with the Development Agreement.

“Security Documents” means the Assignment of Development Agreement, the Assignment of Insurances, the Assignment of Proceeds, the Assignment of Project Documents, the Assignment of LTA Agreement, the Debenture, the Mortgage, the Intercreditor Agreement, each Subordination Agreement, each Offshore Collection Account Security, each Restricted Subsidiary Debenture and any other security or other document that may at any time be given as security for any of the Liabilities pursuant to or in connection with any Finance Document.

“Selection Notice” means a notice substantially in the form set out in Part III of Schedule 3 (Selection Notice applicable to a Term Loan) given in accordance with Clause 13 (Interest) in relation to a Loan.

“Shareholder Contribution” means, without double counting, a First Financing Contribution, a HoldCo Financing Contribution, a HoldCo Project Contribution, a Sponsor Financing Contribution, a Sponsor Project Contribution or the Initial Sponsor Equity Contribution.

“Singapore Dollars” or “S$” means Singapore Dollars.

“Singapore Gaming Authority” has the meaning given to it in Clause 45 (Gaming Authorities).

“Singapore HoldCo” means MBS Holdings Pte. Ltd., registration number 200717802N, a corporation duly incorporated and validly existing under the law of Singapore.

“Specified Time” means a time determined in accordance with Schedule 5 (Timetables).

“Sponsor” means, until such time as it has no actual or contingent obligations or liability under the Sponsor Support Agreement, Las Vegas Sands Corp., corporate identification number C21244-2004, a corporation incorporated under the laws of the State of Nevada, United States of America.

“Sponsor Group” means the Sponsor and its Subsidiaries for the time being.

“Sponsor Support Agreement” means the sponsor support agreement between the Borrower, the Sponsor, HoldCo and the Security Trustee.

“Subordinated Bond” means an unsecured subordinated bond or an unsecured senior subordinated bond issued or to be issued by the Borrower, the terms of which:
(a)	expressly provide, to the reasonable satisfaction of the Agent, that all payments thereunder are subordinated, on customary terms for such bonds, in all respects to the Facilities and that such subordination obligations cannot be amended without the consent of the Finance Parties;

(b)	expressly provide, to the reasonable satisfaction of the Agent, (i) that the Finance Parties shall have enforceable third party rights in respect of such subordination obligations and (ii) for customary amendment restrictions; and

(c)	are in form and substance reasonably satisfactory to the Agent, and the Borrower shall provide to the Agent:
(A)	certified copies of such bonds (and all other documents setting out the terms of such bonds); and

(B)	all such legal opinions as the Agent may reasonably request in connection with such bonds.
“Subordinated Creditor” means:
(a)	the Sponsor, each Subsidiary of the Sponsor which is a Holding Company of the Borrower; or

(b)	any other person, not being a person described in paragraph (a) above that extends unsecured Financial Indebtedness to the Borrower, an Obligor, or (in the case of Holdco Subordinated Debt) Holdco.
“Subordinated Debt” means unsecured Financial Indebtedness of the Borrower or an Obligor (including under any Designated RPS issued by the Borrower or that Obligor) to a Subordinated Creditor:
(a)	subordinated pursuant to a Subordination Agreement or a Subordinated Bond, to all amounts which may be or become payable to the Finance Parties under the Finance Documents;

(b)	which provides for a market rate of interest (or a lower rate of interest); and

(c)	where (until the date on which no further Construction Costs are (or will become) payable (as certified to the Agent by the Relevant Construction Officer)), immediately following the making of such Financial Indebtedness, the ratio of Relevant Debt to Total Project Related Costs will not be more than 0.8 to 1.
“Subordination Agreement” means:
(a)	the Sponsor Support Agreement; or

(b)	a subordination agreement between a Subordinated Creditor, the Borrower (or the relevant Obligor) and the Security Trustee, in form and substance reasonably satisfactory to the Security Trustee, and the Borrower shall provide (or procure the provision) to the Agent all such legal opinions, consents, assurances, resolutions and other documents as the Agent may reasonably request in connection with that subordination agreement.
“Subsidiary” means in relation to any company or corporation (a “holding company”), a company or corporation:
(a)	which is controlled, directly or indirectly, by the holding company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a Subsidiary of another Subsidiary of the holding company, and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body.

“SWAP Rate” means, in relation to any Loan or Unpaid Sum:
(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for the displaying of the swap rate for a period comparable to the Interest Period for that Loan or Unpaid Sum; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Singapore interbank market, to be in relation for the Interest Period for that Loan or Unpaid Sum equal to Y (rounded upwards to four decimal places) calculated in accordance with the following formula:

Y	=	(R	x	365)	+	(F	x	36500)	+	(F	x	R	x	365)

				360		S		N		S				360
where:

F	=	the premium (being a positive number) or the discount (being a negative number), as the case may be, which would have been paid or received by such Reference Bank in offering to sell US Dollars forward in exchange for the Singapore Dollars on the last day of that Interest Period in the Singapore foreign market as of the Specified Time on the Quotation Day;

S	=	the exchange rate at which such Reference Bank sells US Dollars spot in exchange for Singapore Dollars in the Singapore foreign exchange market, as quoted by such Reference Bank as of the Specified Time on the Quotation Day;

R	=	the rate at which such Reference Bank is offering US Dollar deposits for that Interest Period in an amount comparable to the US Dollar equivalent of that Loan or Unpaid Sum (such US Dollar equivalent to be determined by such Reference Bank at such rate or rates as such Reference Bank reasonably determines to be most appropriate) to leading banks in the Singapore interbank market as of the Specified Time on the Quotation Day; and

N	=	the actual number of days in that Interest Period.
“Swingline Commitment” means:
(a)	in relation to a Swingline Lender on the date of this Agreement, the amount in Singapore Dollars set opposite its name under the heading “Swingline Commitment” in Part VI of Schedule 1 (The Original Swingline Lenders) and the amount of any other Swingline Commitment transferred to it under this Agreement; and

(b)	in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement, to the extent not cancelled, reduced, transferred or increased by it under this Agreement.

“Swingline Facility” means the Singapore Dollar swingline loan facility made available under this Agreement as described in Clause 9 (Swingline Loans).

“Swingline Lender” means:
(a)	any Original Swingline Lender; or

(b)	any Eligible Lender which has become a Party in accordance with Clause 28 (Changes to Lenders) and which is transferred an interest in the Swingline Facility, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Swingline Loan” means a loan made or to be made under the Swingline Facility or the principal amount outstanding for the time being of that loan.

“Swingline Rollover Loan” has the meaning given to it in paragraph (a)(vi) of Clause 8.1 (General).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Temporary Occupation Permit” means a temporary occupation permit or permits issued by the Building and Construction Authority pursuant to the Building Control Act, Chapter 29 of Singapore for occupation of any part or all of the buildings on the Properties.
“Term Loan” means a Facility A Loan or a Facility B Loan or both.

“Term Loan Commitment” means a Facility A Commitment or a Facility B Commitment.

“Term Loan Facility” means Facility A or Facility B or both.

“Term Loan Facility Repayment Dates” means each date specified in Schedule 11 (Repayment Schedule for Term Loans).

“Term Loan Facility Repayment Instalment” means each instalment for repayment of the Term Loans specified in Schedule 11 (Repayment Schedule for Term Loans).

“Term Loan Lender” means a Facility A Lender or a Facility B Lender or both.

“Termination Date” means in relation to each Facility and Ancillary Facility, 31 March 2015.

“TOP Date” means the date on which a Temporary Occupation Permit is issued.

“Total Ancillary Commitments” means the aggregate of the Ancillary Commitments, being S$200,000,000 at the date of this Agreement.

“Total Ancillary Limit” means S$200,000,000 or, if less, the Total Facility D Commitments.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total Facility C Commitments, the Total Facility D Commitments and the Total Ancillary Commitments, being S$5,442,604,530 at the date of this Agreement.

“Total Construction Costs Termination Date” means the earlier of:
(a)	the date on which no further Construction Costs are (or will become) payable, as certified to the Agent by the Relevant Construction Officer; and

(b)	the date on and from which the Borrower will not make any further drawings under the Facilities or the Ancillary Facilities to finance or refinance Construction Costs (as certified to the Agent by an authorised officer or authorised signatory of the Borrower).
“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being S$2,000,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being S$2,750,000,000 at the date of this Agreement.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments, being S$192,604,530 at the date of this Agreement.

“Total Facility D Commitments” means the aggregate of the Facility D Commitments, being S$500,000,000 at the date of this Agreement.

“Total Financing Contributions” means at any particular time the aggregate (without double counting) of all Financing Contributions at that time.

“Total Project Related Costs” means at any particular time before the Total Construction Costs Termination Date, the aggregate of all Project Costs and all costs and expenses (including acquisition costs) funded with Permitted FF&E Indebtedness incurred at that time.

“Transaction Documents” means the Finance Documents, the Commercial Documents and the Project Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Dollars” or “US$” means United States dollars.

“Utilisation” means a Loan or a Bank Guarantee (but not a utilisation of an Ancillary Facility).

“Utilisation Date” means the date on which a Utilisation is, or is to be, made.

“Utilisation Request” means (in relation to a Loan (other than a Swingline Loan)) a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request — Loans), (in relation to a Bank Guarantee) a notice substantially in the form set out in Part II of Schedule 3 (Utilisation Request — Bank Guarantee) or (in relation to a Swingline Loan) a notice substantially in the form set out in Part IV of Schedule 3 (Utilisation Request - Swingline Loan).

“Valuation Report” means in relation to the Properties (or any part of the Properties), a full valuation report (or in relation to Clause 24.17 (Valuation Reports), a desk-top valuation report) carried at the cost and expense of the Borrower, specifying value (being (a) prior to the Operating Commencement Date, the gross development value and (b) on and from the Operating Commencement Date, the “as is” value) of the Properties (or that part of the Properties), carried out by an Approved Valuer in accordance with standards and practices for the time being accepted in the professional valuer’s profession in Singapore, such valuation to be addressed to the Agent and the Lenders.

“Winding-up” means one of the events or circumstances mentioned in paragraph (a)(i), (a)(ii) or (a)(iii) of Clause 27.8 (Insolvency proceedings) or any analogous procedure or step in any jurisdiction.

“Withdrawal Request” means a notice substantially in the form set out in Part VI of Schedule 3 (Withdrawal Request).

1.2	Development Agreement terms

Unless a contrary intention appears, the following words and expressions defined in the Development Agreement have the same meanings in this Agreement:
(a)	Accepted Proposal;

(b)	Casino;

(c)	Casino Licence;

(d)	Gross Revenues;

(e)	Grant of Written Permission;

(f)	Integrated Resort;

(g)	IR;

(h)	Land Premium;

(i)	Lease;

(j)	Notice of Approval;

(k)	Permit to Carry Out Building Works;

(l)	Planning Permission; and

(m)	RFP.
1.3	Intercreditor Agreement terms

Unless a contrary indication appears, the following words and expressions defined in the Intercreditor Agreement have the same meanings in this Agreement:
(a)	Enforcement Action; and

(b)	Final Discharge Date.
1.4	Sponsor Support Agreement terms

Unless a contrary indication appears, the following words and expressions defined in the Sponsor Support Agreement have the same meanings in this Agreement:
(a)	Final Discharge Date;

(b)	HoldCo Financing Contribution;

(c)	HoldCo Project Contribution;

(d)	Initial Sponsor Equity Contribution;

(e)	Project Support Termination Date.

(f)	Sponsor Financing Contribution; and

(g)	Sponsor Project Contribution.
1.5	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Account Bank”, the “Agent”, the “Arranger”, the “Borrower”, the “Technical Bank”, any “Finance Party”, any “Lender”, any “Ancillary Lender”, any “Swingline Lender”, any “Hedging Bank”, any “Secured Party”, “Obligor”, the “Sponsor”, “HoldCo”, any “Material Project Party”, any “Party” or the “Security Trustee” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	the Borrower providing “cash cover” for a Loan, a Bank Guarantee or a contingent liability under an Ancillary Facility, means the Borrower paying an amount in the currency of the Loan, the Bank Guarantee or contingent liability (as the case may be) to an interest-bearing deposit account in the name of the Borrower (with interest accruing to the benefit of the Borrower) and the following conditions are met:
(A)	the account is with the Security Trustee or, in relation to a Bank Guarantee, the relevant Facility C Lender or, in relation to an Ancillary Facility, the relevant Ancillary Lender;

(B)	where the amount is being provided pursuant to paragraph (a) of Clause 25.3 (Rectification), withdrawals from the account may only be made pursuant to paragraph (b) of Clause 25.3 (Rectification) and in every other case, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of the relevant Loan, Bank Guarantee or contingent liability until no amount is or may become outstanding under that Loan, Bank Guarantee or Ancillary Facility; and

(C)	if the Security Trustee, Facility C Lender or Ancillary Lender requires, the Borrower has executed a security document over that account, in form and substance satisfactory to the Security Trustee, the Facility C Lender or the Ancillary Lender with which that account is held, creating a first ranking security interest over that account;
(iv)	any document being “certified” by the Borrower or to any “certificate” of the Borrower, means certification by a director, authorised officer, authorised signatory or (to the extent that he or she is authorised by the Borrower to give such certification) the company secretary of the Borrower;

(v)	“documented” in relation to costs and expenses, means the reasonable itemisation of such costs and expenses;

(vi)	the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s spot rate of exchange for the purchase of the first currency with the second currency in the Singapore foreign exchange market at or about 11:00 a.m. on the applicable day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a “person” includes any relevant person, firm, company, corporation, limited liability company, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	the Borrower “repaying” or “prepaying” a Bank Guarantee or an Ancillary Facility means:
(A)	the Borrower providing cash cover for that Bank Guarantee or Ancillary Facility;

(B)	the maximum amount payable under the Bank Guarantee or Ancillary Facility being reduced in accordance with its terms; or

(C)	the Facility C Lender that issued that Bank Guarantee or, as the case may be, the Ancillary Lender being reasonably satisfied that the Bank Guarantee or, as the case may be, Ancillary Facility has been released, cancelled or terminated and the Facility C Lender has no further liability under that Bank Guarantee or Ancillary Facility, and the amount by which a Bank Guarantee or Ancillary Facility is repaid or prepaid under sub-paragraphs (x)(A) and (x)(B) above is the amount of the relevant cash cover or reduction;
(xi)	“shares” or “share capital” includes equivalent ownership interests (and “shareholder” and similar expressions shall be construed accordingly);

(xii)	a “Transaction Document” or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerous, and in the case of the Development Agreement or (once entered into) the Lease, shall include any written approval or understanding received by the Borrower from the Lessor that has the practical effect of amending or varying the terms of the Development Agreement or (once entered into) the Lease) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or other agreement or instrument;

(xiii)	the Interest Period of a Bank Guarantee will be construed as a reference to the Term of that Bank Guarantee;

(xiv)	a Utilisation made or to be made to the Borrower or borrowed by the Borrower, includes a Bank Guarantee;

(xv)	a utilisation made or to be made by the Borrower or borrowed by the Borrower under an Ancillary Facility, includes any guarantee, bond or letter of credit issued on its behalf under that Ancillary Facility;

(xvi)	a Lender funding its participation in a Utilisation includes a Lender issuing a Bank Guarantee;

(xvii)	an Ancillary Lender funding a utilisation under an Ancillary Facility includes an Ancillary Lender issuing a guarantee, bond or letter of credit under an Ancillary Facility;

(xviii)	amounts outstanding under this Agreement include amounts outstanding under any Bank Guarantee or Ancillary Facility;

(xix)	an outstanding amount of a Bank Guarantee or Ancillary Facility at any time is the maximum amount that is or may be payable by the Borrower in respect of that Bank Guarantee or, as the case may be, Ancillary Facility at that time;

(xx)	a provision of law is a reference to that provision as amended or re-enacted; and

(xxi)	a time of day is a reference to Singapore time (unless otherwise stated).
(b)	Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

1.6	Third Party Rights

(a)	Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any terms of this Agreement the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

1.7	Eligible Lender

Each Original Lender confirms to the Borrower that, on the date of this Agreement, it is an Eligible Lender.

2.	THE FACILITIES

2.1	The Facilities
Subject to the terms of this Agreement:
(a)	the Facility A Lenders make available to the Borrower a term loan facility in Singapore Dollars in an aggregate amount equal to the Total Facility A Commitments;

(b)	the Facility B Lenders make available to the Borrower a term loan facility in Singapore Dollars in an aggregate amount equal to the Total Facility B Commitments;

(c)	the Facility C Lenders make available to the Borrower a bank guarantee facility in Singapore Dollars in an aggregate amount equal to the Total Facility C Commitments; and

(d)	the Facility D Lenders make available to the Borrower a revolving credit facility in Singapore Dollars in an aggregate amount equal to the Total Facility D Commitments (parts of which may, from time to time and in an aggregate amount at any time up to the Total Ancillary Limit, be designated as Ancillary Facilities).
2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party (including any Non-Funding Lender) under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents,

separately enforce its rights under the Finance Documents.
2.3	Non-Funding Lender

(a)	A Non-Funding Lender shall not be entitled to:
(i)	receive any standby fee under Clause 16.1 (Standby fee) in respect of its Non-Funding Lender Amount; or

(ii)	vote as a Lender, a Finance Party or a Secured Party for the purposes of the Finance Documents and shall not be polled (or its interests taken into consideration) by the Agent, the Security Trustee or the Technical Bank, and its vote shall instead be exercised by the other Lenders on a pro rata basis (except, in relation to its participation in any outstanding Utilisations, an amendment or waiver described in paragraphs (a)(iii), (a)(iv), (a)(v) or (a)(vii) of Clause 40.2 (Exceptions)) until:
(A)	that Non-Funding Lender makes available its Non-Funding Lender Amount to the Borrower (which shall be promptly accepted by the Borrower);

(B)	another Lender or Lenders agree to accept a transfer of the Non-Funding Lender Amount pursuant to Clause 12.13 (Right of replacement of a single Lender); or

(C)	in relation to sub-paragraph (ii) above only, the occurrence of an Event of Default.
(b)	Nothing in this Clause 2.3 shall affect any other obligations of the Borrower to the Finance Parties (or any of them) under the Finance Documents.

(c)	The rights and remedies of the Borrower against a Non-Funding Lender under this Clause 2.3 are in addition to any other rights or remedies that the Borrower may have against that Non-Funding Lender with respect to its Non-Funding Lender Amount.

2.4	Borrower as Obligors’ agent

Each Obligor (other than the Borrower):
(a)	irrevocably authorises the Borrower to act on its behalf as its agent in relation to the Finance Documents, including:
(i)	to give and receive as agent on its behalf all notices, consents and instructions;

(ii)	to sign on its behalf all documents in connection with the Finance Documents (including amendments and variations of and consents under any Finance Documents, and to execute any new Finance Documents); and

(iii)	to take such other action as may be necessary or desirable under or in connection with the Finance Documents; and

(b)	confirms that it will be bound by any action taken by the Borrower under or in connection with the Finance Documents.
2.5	Acts of Borrower

(a)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:
(i)	any actual or purported irregularity in any act done, or failure to act, by the Borrower;

(ii)	the Borrower acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by or inability of the Borrower to inform any Obligor of receipt by it of any notification under the Finance Documents.
(b)	In the event of any conflict between any notices or other communications of the Borrower and any other Obligor, those of the Borrower shall prevail.
3.	PURPOSE

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under Facility A towards:
(i)	financing costs, fees and expenses (and Taxes on them) and stamp duty, registration and other similar Taxes incurred by the Borrower in connection with the provision of the Facilities;

(ii)	refinancing the Existing Bridge Debt;

(iii)	up to the Total Construction Costs Termination Date, financing or refinancing up to 75 per cent. of all Project Costs (excluding Funding Shortfalls) incurred prior to or during the applicable Availability Period; and/or

(iv)	after the Total Construction Costs Termination Date, financing or refinancing all Borrower’s Costs (excluding Funding Shortfalls) incurred prior to or during the applicable Availability Period.
(b)	The Borrower shall apply all amounts borrowed by it under Facility B towards:
(i)	up to the Total Construction Costs Termination Date, financing or refinancing up to 75 per cent. of all Project Costs (excluding Funding Shortfalls) incurred prior to or during the applicable Availability Period;

(ii)	after the Total Construction Costs Termination Date, financing or refinancing all Borrower’s Costs (excluding Funding Shortfalls) incurred prior to or during the applicable Availability Period;

(iii)	financing the initial acquisition and/or installation of FF&E;

(iv)	financing Permitted Investments; and/or

(v)	financing Investments described in paragraphs (c)(i) (except to the extent that they comprise Permitted FF&E), (c)(iv), (c)(vii), (c)(xiii) and (c)(xiv) of Clause 26.18 (Acquisitions and investments).
(c)	The Borrower shall apply all amounts borrowed by it under Facility C towards satisfying the Security Deposit.

(d)	The Borrower shall apply all amounts borrowed by it under Facility D towards:
(i)	refinancing the Existing Bridge Debt;

(ii)	up to the Total Construction Costs Termination Date, financing or refinancing up to 75 per cent. of all Project Costs (excluding Funding Shortfalls) incurred prior to or during the applicable Availability Period;

(iii)	after the Total Construction Costs Termination Date, financing or refinancing all Borrower’s Costs (excluding Funding Shortfalls) incurred prior to or during the applicable Availability Period;

(iv)	financing Permitted Investments;

(v)	financing Investments described in paragraphs (c)(i) (except to the extent that they comprise Permitted FF&E), (c)(iv), (c)(vii), (c)(xiii) and (c)(xiv) of Clause 26.18 (Acquisitions and investments); and/or

(vi)	funding Facility D Rollover Loans (provided that for the avoidance of doubt, amounts borrowed by it under the Swingline Facility may be applied towards refinancing Swingline Rollover Loans).
(e)	No amount borrowed under the Facilities or the Ancillary Facilities shall be applied:
(i)	towards refinancing any Permitted FF&E Indebtedness;

(ii)	towards refinancing any Permitted Aircraft/Watercraft Indebtedness; or

(iii)	in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not make the First Utilisation unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent to Initial Utilisation) in form and substance reasonably satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) and Clause 6.6 (Issue of Bank Guarantees) if:
(a)	on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	in the case of a Facility D Rollover Loan, no Rollover Termination Event has occurred; and

(ii)	in the case of any other Loan, no Default is continuing or would be reasonably likely to result from the proposed Loan;
(b)	on the date of the Utilisation Request and on the proposed Utilisation Date of a Loan other than a Rollover Loan, the Repeating Representations are true in all material respects;

(c)	in the case of the first Facility A Loan:
(i)	on the First Utilisation Date, the Borrower delivers (or procures that the Existing Bridge Facilities Agent delivers) the following documents to the Agent:
(A)	the Development Agreement and the LTA Agreement, duly executed by the parties to it;

(B)	the notice signed by the Borrower and the acknowledgement of such notice signed by the Lessor, as required by the Assignment of Development Agreement;

(C)	the notice signed by the Borrower, as required by the Assignment of LTA Agreement; and

(D)	the original Existing Bank Guarantees for cancellation (which may occur through a meeting in person with representatives of the Lessor);
(ii)	on the First Utilisation Date, the Agent receives evidence reasonably satisfactory to it that the Existing Bridge Facilities Security and the Existing FRN Guarantee will be unconditionally discharged and released by the close of business in Singapore on the First Utilisation Date; and

(iii)	on the date of the Utilisation Request, the Agent is satisfied that:
(A)	the First Financing Contributions have been made (or will be made on the later of 31 December 2007 and the First Utilisation Date) so that the ratio of the Facility A Loans to the First Financing Contributions shall be not more than 3 to 1; and

(B)	the amount (if any) by which the aggregate of the Facility A

Loans and the First Financing Contributions exceeds an amount (the “Excess Amount”) equal to the aggregate of:
(1)	Project Costs incurred and paid to-date (as certified by the Lender’s Construction Consultant and an authorised signatory of the Borrower respectively in respect of the Construction Costs and the Borrower’s Costs comprised in such Project Costs); and

(2)	the Existing Bridge Debt described in paragraphs (b) and (c) of the definition of Existing Bridge Debt, will, on the First Utilisation Date, be deposited into one or more Control Accounts;
(d)	in the case of a Loan (other than a Facility D Rollover Loan) to be applied in whole or in part to fund Construction Costs:
(i)	on the date of the Utilisation Request, the Agent has received a Construction Certificate:
(A)	certifying that each applicable Milestone that has passed has been achieved;

(B)	confirming that the Borrower has provided invoices and/or other evidence reasonably satisfactory to the Lenders’ Construction Consultant (or, as the case may be, the Quantity Surveyor) that, as at the date of the Utilisation Request:
(1)	proceeds of such Utilisation are required by the Borrower to meet Construction Costs; and

(2)	such Construction Costs have become due and payable or will become due and payable within three Months of the proposed Utilisation Date; and
(C)	setting out the details of any Funding Shortfall that existed before the Utilisation Date and which has not been previously notified to the Agent;
(ii)	the Utilisation Request confirms to the reasonable satisfaction of the Agent that, as at the date of the proposed Utilisation, an amount equal to any outstanding Funding Shortfall Amount has been deposited in the Funding Shortfall Account; and

(iii)	on the date of the Utilisation Request, the Agent is satisfied that, to the extent required, Financing Contributions have been made (or will be made on the Utilisation Date of that Loan) so that immediately following the making of such Loan:

(A)	the ratio of Project Utilisations to Project Costs incurred to-date shall be not more than 0.75 to 1; and

(B)	that ratio of the aggregate of all Financing Contributions (without double counting) to all Project Costs incurred to-date shall not be less than 0.20 to 1; and
(e)	in the case of a Loan (other than a Facility D Rollover Loan and the first Facility A Loan) to be applied in whole or in part to fund Borrower’s Costs:
(i)	(up to the Total Construction Costs Termination Date) on the date of the Utilisation Request, the Agent has received a Borrower’s Certificate:
(A)	confirming and attaching Payment Evidence (in respect of an amount not less than such part of the Loan to be applied to fund Borrower’s Cost) reasonably satisfactory to Agent; and

(B)	certifying to the Agent that, within 30 days of the proposed Utilisation Date, the Borrower shall deliver to the Agent a copy of each invoice or other appropriate evidence (containing details reasonably satisfactory to the Agent) evidencing such Borrower’s Costs that:
(1)	(on or prior to the Operating Commencement Date) exceeds S$100,000 (or its equivalent in any other currency or currencies); and

(2)	(after the Operating Commencement Date) exceeds S$500,000 (or its equivalent in any other currency or currencies), in each case, relating to the Borrower’s Costs (other than payroll payments) comprised in that Payment Evidence;
(ii)	the Utilisation Request:
(A)	confirms to the reasonable satisfaction of the Agent that, as at the date of the proposed Utilisation, an amount equal to any outstanding Funding Shortfall Amount has been deposited in the Funding Shortfall Account; and

(B)	sets out the details of any Funding Shortfall that existed before the Utilisation Date and which has not been previously notified to the Agent; and
(iii)	(up to the Total Construction Costs Termination Date) on the date of the Utilisation Request, the Agent is satisfied that, to the extent required, Financing Contributions have been made (or will be made on the Utilisation Date of that Loan) so that immediately following the making of such Loan:
(A)	the ratio of Project Utilisations to Project Costs incurred to-date shall be not more than 0.75 to 1; and

(B)	the ratio of the aggregate of all Financing Contributions (without double counting) to all Project Costs incurred to-date shall not be less than 0.20 to 1.
4.3   Maximum number of Utilisations
(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:
(i)	more than five Facility A Loans would be outstanding;

(ii)	more than 15 Facility B Loans would be outstanding;

(iii)	more than three Bank Guarantees would be outstanding;

(iv)	more than 20 Facility D Loans would be outstanding; or

(v)	more than 20 Swingline Loans would be outstanding.
(b)	The Borrower may not request that a Facility A Loan or a Facility B Loan be divided if, as a result of the proposed division, more than five Facility A Loans or more than 15 Facility B Loans would be outstanding.
4.4   Drawing of Facilities
(a)	No Facility B Loan, Facility D Loan, Swingline Loan or utilisation of an Ancillary Facility shall be made unless the First Utilisations have been made on or before the first Utilisation Date of Facility B or, as the case may be, Facility D.

(b)	The Borrower shall deliver Utilisation Requests so that the First Utilisations shall be made on the same Utilisation Date.
5.    UTILISATION — LOANS
5.1  Delivery of a Utilisation Request
The Borrower may utilise Facility A, Facility B or Facility D by way of a Loan by delivery to the Agent of:
(a)	an original duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent (acting on the instructions of all the affected Lenders) may agree); or

(b)	(i) a scanned copy of a duly completed Utilisation Request by email and followed by (ii) the original duly completed Utilisation Request (or a fax copy of the duly completed Utilisation Request), in each case, not later than the respective Specified Times (or such later time as the Agent (acting on the instructions of all the affected Lenders) may agree).

5.2   Completion of a Utilisation Request
(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it specifies that it is for a Loan;

(ii)	it identifies the Facility to be utilised;

(iii)	it identifies the purpose of the Utilisation;

(iv)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(v)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(vi)	the proposed Interest Period complies with Clause 14 (Interest Periods); and

(vii)	it specifies the manner in which the proceeds of the Utilisation are to be credited, which:
(A)	in the case of Facility A Loans comprised in the First Utilisations (other than the Excess Amount), must be to the bank accounts specified in the First Utilisation Date Funds Flow Memorandum;

(B)	in the case of Facility A Loans equal to any Excess Amount, must be to a Control Account; and

(C)	in the case of all other Loans, must be to a Disbursement Account.
(b)	Only one Loan may be requested in each Utilisation Request.
5.3   Currency and amount
(a)	The currency specified in a Utilisation Request must be Singapore Dollars.

(b)	The amount of the proposed Loan must be:
(i)	a minimum of S$500,000,000 for Facility A, a minimum of S$50,000,000 for Facility B and a minimum of S$15,000,000 for Facility D or, in each case, if less, the Available Facility;

(ii)	where that Loan is a Facility A Loan comprised in the First Utilisations, when aggregated with all other Facility A Loans comprised in the First Utilisations, is sufficient to refinance the Existing Bridge Debt; and

(iii)	in any event such that it is less than or equal to the Available Facility.
5.4   Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender participating in a Facility shall make its participation in each Loan under that Facility available to the Agent by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)	The Agent shall by the Specified Time notify:
(i)	each Facility A Lender of the amount of each Facility A Loan and the amount of its participation in that Loan;

(ii)	each Facility B Lender of the amount of each Facility B Loan and the amount of its participation in that Loan; and

(iii)	each Facility D Lender of the amount of the Facility D Loan requested in the Utilisation Request and the amount of its participation in that Loan.
6.    UTILISATION — BANK GUARANTEES
6.1  General
(a)	In this Clause 6 and Clause 7 (Bank Guarantees):
(i)	“Claim Sharing Date” means the date (if any) specified by the Agent, if requested to do so in writing by any Facility C Lender if a claim made on its Bank Guarantee is not reimbursed by the Borrower in full on its due date in accordance with paragraph (b) of Clause 7.2 (Claims under a Bank Guarantee);

(ii)	“Expiry Date” means, for a Bank Guarantee, the last day of its Term; and

(iii)	“Term” means each period determined under this Agreement for which a Lender is under a liability under a Bank Guarantee.
(b)	Clause 5 (Utilisation — Loans) does not apply to a Utilisation by way of a Bank Guarantee.
6.2   Facility C
Facility C shall be utilised by way of Bank Guarantees.
6.3   Delivery of a Utilisation Request for Bank Guarantees
(a)	The Borrower may request a Bank Guarantee to be issued by delivery to the Agent of a duly completed Utilisation Request in the form of Part II of Schedule 3 (Requests) not later than the Specified Time (or such later time as the Agent (acting on the instructions of all the Facility C Lenders) may agree).

(b)	The Borrower shall deliver Utilisation Requests so that:
(i)	each Facility C Lender will be required to issue a Bank Guarantee;

(ii)	Bank Guarantees are issued on a pro rata basis between the Facility C Lenders; and

(iii)	all Bank Guarantees are issued on the same Utilisation Date.

6.4   Completion of a Utilisation Request for Bank Guarantees
Each Utilisation Request for a Bank Guarantee is irrevocable and will not be regarded as having been duly completed unless:
(a)	it specifies that it is for a Bank Guarantee;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to Facility C;

(c)	the currency and amount of the Bank Guarantee comply with Clause 6.5 (Currency and amount);

(d)	the form of Bank Guarantee is attached;

(e)	the Expiry Date of the Bank Guarantee falls on or before the date falling eight years and six Months after the date of the Development Agreement;

(f)	the delivery instructions for the Bank Guarantee are specified; and

(g)	the identity of the beneficiary of the Bank Guarantee is the Lessor.
6.5   Currency and amount
(a)	The currency specified in a Utilisation Request for a Bank Guarantee must be Singapore Dollars.

(b)	The amount of the proposed Bank Guarantee to be issued by a Facility C Lender must be:
(i)	such that its participation in the Utilisation will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to issuing the Bank Guarantee; and

(ii)	when aggregated with the amounts of the Bank Guarantees to be issued by the other Facility C Lenders, it is less than or equal to the Available Facility.
6.6   Issue of Bank Guarantees
(a)	Subject to Clause 6.7 (Delivery of Bank Guarantees), if the conditions set out in this Agreement have been met, each Facility C Lender shall issue a Bank Guarantee on the Utilisation Date.

(b)	The amount of each Facility C Lender’s participation in each Bank Guarantee will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of the Bank Guarantee.

(c)	The Agent shall notify each Facility C Lender of the details of the requested Bank Guarantee and its participation in that Bank Guarantee by the Specified Time.
6.7   Delivery of Bank Guarantees
The Bank Guarantees shall be delivered to the Agent and released to Borrower on the First Utilisation Date, upon satisfaction of the conditions set out in paragraph (c) of Clause 4.2 (Further conditions precedent).

6.8   Voluntary cancellation of Facility C
The Borrower may, if it gives the Agent not less than ten Business Days’ prior notice, cancel the whole or any part (being a minimum amount of S$5,000,000) of the Facility C Commitments and on the date of such cancellation, the Borrower shall repay or prepay the Bank Guarantees on a pro rata basis by an equal amount to such cancellation. Any cancellation under this Clause 6.8 shall reduce the Facility C Commitment of each Facility C Lender rateably.
7.    BANK GUARANTEES
7.1   Immediately payable
If a Bank Guarantee or any amount outstanding under a Bank Guarantee is expressed to be immediately payable by the Facility C Lender issuing that Bank Guarantee, the Borrower shall repay or prepay that amount immediately.
7.2   Claims under a Bank Guarantee
(a)	The Borrower irrevocably and unconditionally authorises each Facility C Lender to pay any claim made or purported to be made under a Bank Guarantee by the beneficiary of that Bank Guarantee and which appears on its face to be in order (a “claim”).

(b)	The Borrower shall immediately on demand pay to the Agent for the Facility C Lender that has issued a Bank Guarantee an amount equal to the amount of any claim.

(c)	The Borrower acknowledges that each Facility C Lender:
(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)	The obligations of the Borrower under this Clause 7 will not be affected by:
(i)	the sufficiency, accuracy or genuineness of any claim or any other documents; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
7.3   Indemnities
(a)	Without in any way limiting the obligations of the Borrower under Clause 7.2 (Claims under a Bank Guarantee), the Borrower shall immediately on demand indemnify each Facility C Lender against any cost, loss or liability incurred by that Facility C Lender in issuing any Bank Guarantee, other than any cost, loss or liability arising solely from the wilful default, gross negligence or wilful misconduct of that Facility C Lender alone.

(b)	If:
(i)	the Agent specifies the Claim Sharing Date; and

(ii)	any loss in relation to the Bank Guarantees is not shared between the Facility C Lenders pro rata to the amount which their respective Facility C Commitments bore to the Total Facility C Commitments as at the Claim Sharing Date,
the Facility C Lenders shall make such payments between themselves as the Agent shall require to ensure that after taking into account such payments, any such loss is shared between the Facility C Lenders pro rata to the amount which their respective Facility C Commitments bore to the Total Facility C Commitments as at the Claim Sharing Date.
(c)	The Borrower shall immediately on demand reimburse any Facility C Lender for any payment it makes to another Facility C Lender under this Clause 7.3.

(d)	The obligations of the Borrower and each Facility C Lender under this Clause 7 are continuing obligations and will extend to the ultimate balance of sums payable by the Borrower in respect of any Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(e)	The obligations of the Borrower or any Facility C Lender under this Clause 7 will not be affected by any act, omission, matter or thing which, but for this Clause 7, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:
(i)	any time, waiver or consent granted to, or composition with, any beneficiary under a Bank Guarantee, any Obligor or other person;

(ii)	the release of any other person under the terms of any composition or arrangement with any creditor of any Obligor or other person;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any beneficiary under a Bank Guarantee, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any beneficiary under a Bank Guarantee, any Obligor or any other person;

(v)	any amendment (however fundamental) or replacement of a Transaction Document, any Bank Guarantee or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any Obligor or other person under any Transaction Document, any Bank Guarantee or any other document or security; or

(vii)	any insolvency or similar proceedings.
7.4   Rights of contribution
The Borrower will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7, until the Final Discharge Date.
7.5   Lenders issuing Bank Guarantees
(a)	Nothing in this Agreement constitutes a Facility C Lender issuing a Bank Guarantee as a trustee or fiduciary of any other person.

(b)	Each Facility C Lender issuing a Bank Guarantee may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
8.    UTILISATION — SWINGLINE LOANS
8.1   General
(a)	In this Clause 8 and Clause 9 (Swingline Loans):
(i)	“Available Swingline Commitment” of a Swingline Lender means (but without limiting Clause 8.5 (Relationship with Facility D)) that Lender’s Swingline Commitment minus:
(A)	the amount of its participation in any outstanding Swingline Loans; and

(B)	in relation to any proposed Utilisation under the Swingline Facility, the amount of its participation in any Swingline Loans that are due to be made under the Swingline Facility on or before the proposed Utilisation Date, other than that Lender’s participation in any Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date;
(ii)	“Available Swingline Facility” means the aggregate for the time being of each Swingline Lender’s Available Swingline Commitment;

(iii)	“Bridging Swingline Loan” means a Swingline Loan:
(A)	in respect of which interest will be calculated under Clause 9.6 (Interest) by reference to the Prime Lending Rate; and

(B)	where the Utilisation Request for that Swingline Loan was delivered with a Utilisation Request for a second Swingline Loan (in respect of which interest will be calculated under Clause 9.6 (Interest) by reference to the SWAP Rate) to repay that first Swingline Loan;
(iv)	“Notice Period” means the number of Business Days notice given by the Borrower for a utilisation of the Swingline Facility under Clause 8.2 (Delivery of a Utilisation Request for Swingline Loans);

(v)	“Prime Lending Rate” means on any day, the arithmetic mean of the rates per annum (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Swingline Lenders as of 11:00 a.m. on such day as being their respective prime lending rates for Singapore Dollars, in force on such day and, for the purposes of this Agreement, a change in any such rate shall be effective on and from the day on which it is announced or determined or, if such announcement or determination provides for such change to come into effect on a later date, on and from such later date;

(vi)	“Swingline Rollover Loan” means one or more Swingline Loans:
(A)	made or to be made on the same day that one or more maturing Swingline Loans is or are due to be repaid;

(B)	the aggregate amount of which is equal to or less than the maturing Swingline Loan(s); and

(C)	made or to be made to the Borrower for the purpose of refinancing the maturing Swingline Loan(s); and
(vii)	“Total Swingline Commitments” means the aggregate of the Swingline Commitments, being S$100,000,000 at the date of this Agreement.
(b)	Any reference in this Agreement to:
(i)	an “Interest Period” includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated; and

(ii)	a “Lender” includes a Swingline Lender unless the context otherwise requires.
(c)	(i) Clause 4.2 (Further conditions precedent);
(ii)	Clause 5 (Utilisation — Loans);

(iii)	Clause 13 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount;

(iv)	Clause 14 (Interest Periods); and

(v)	to the extent that interest on any Swingline Loan is calculated by reference to the Prime Lending Rate, Clause 15 (Changes to the calculation of interest), do not apply to Swingline Loans.

8.2   Delivery of a Utilisation Request for Swingline Loans
A Borrower may utilise the Swingline Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
8.3   Completion of a Utilisation Request for Swingline Loans
(a)	Each Utilisation Request for a Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it specifies that it is for a Swingline Loan;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to Facility D;

(iii)	the Swingline Loan is denominated in Singapore Dollars;

(iv)	the amount of the proposed Swingline Loan is an amount which is not more than the Available Swingline Facility and is a minimum of S$1,000,000 or, if less, the Available Swingline Facility; and

(v)	the proposed Interest Period:
(A)	does not overrun the Termination Date;

(B)	(where Swingline Loan is not a Bridging Swingline Loan), is a period of one, two, three or six Months (or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Swingline Lenders); and

(C)	(where the Swingline Loan is a Bridging Swingline Loan), is a period of not more than five Business Days.
(b)	Only one Swingline Loan may be requested in each Utilisation Request.
8.4   Swingline Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Loan available through its Facility Office.

(b)	The Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	in the case of a Swingline Rollover Loan, no Rollover Termination Event has occurred and, in the case of any other Swingline Loan, no Default is continuing or would result from the proposed Swingline Loan; and

(ii)	in the case of a Swingline Loan other than a Swingline Rollover Loan, the Repeating Representations to be made by each Obligor are true in all material respects.
(c)	The amount of each Swingline Lender’s participation in each Swingline Loan will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Loan, adjusted to take account of any limit applying under Clause 8.5 (Relationship with Facility D).

(d)	The Agent shall notify each Swingline Lender of the amount of each Swingline Loan and its participation in that Swingline Loan by the Specified Time.
8.5   Relationship with Facility D
(a)	This Clause 8.5 applies when a Swingline Loan is outstanding or is to be borrowed.

(b)	Facility D may be used by way of Swingline Loans. The Swingline Facility is not independent of Facility D.

(c)	Notwithstanding any other term of this Agreement, a Lender is only obliged to participate in a Facility D Loan or a Swingline Loan to the extent that it would not result in its participation in the Facility D Loans and Swingline Loans exceeding its Facility D Commitment.

(d)	Where, but for the operation of paragraph (c) above, a Lender’s participation in the Facility D Loans and Swingline Loans would have exceeded its Facility D Commitment, the excess will be apportioned among the other Lenders participating in the relevant Facility D Loan or Swingline Loan pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until the Facility D Loan or Swingline Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.
9.    SWINGLINE LOANS
9.1   Swingline
Subject to the terms of this Agreement, the Swingline Lenders make available to the Borrower a swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.
9.2   Purpose
The Borrower shall apply all amounts borrowed by it under the Swingline Facility towards:
(a)	any of the purposes set out in paragraph (d) of Clause 3.1 (Purpose); and/or

(b)	funding Swingline Rollover Loans.
9.3   Repayment
The Borrower shall repay each Swingline Loan on the last day of its Interest Period.
9.4   Voluntary prepayment of Swingline Loans
(a)	The Borrower may prepay at any time the whole of a Swingline Loan.

(b)	Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.
9.5   Voluntary cancellation of Available Swingline Facility
The Borrower may, if it gives the Agent not less than ten Business Days’ prior notice,

cancel the whole or any part (being a minimum amount of S$5,000,000) of the Available Swingline Facility. Any cancellation under this Clause 9.5 shall reduce the Swingline Commitment (but not the Facility D Commitment) of each Swingline Lender rateably.
9.6   Interest
(a)	The rate of interest on each Swingline Loan for its Interest Period is:
(i)	where the Notice Period for a Swingline Loan is three Business Days or more, the sum of 2.25 per cent. per annum and the applicable SWAP Rate determined by the Agent at the Specified Time; and

(ii)	where the Notice Period for a Swingline Loan is less than three Business Days, the sum of 2.25 per cent. per annum and the Prime Lending Rate determined by the Agent at the Specified Time.
(b)	The Agent shall promptly notify the Swingline Lenders and the Borrower of the determination of the rate of interest under paragraph (a) above.

(c)	The Borrower shall pay accrued interest on each Swingline Loan on the last day of its Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three monthly intervals after the first day of the Interest Period).
9.7   Interest Period
(a)	Each Swingline Loan has one Interest Period only.

(b)	The Interest Period for a Swingline Loan must be selected in the relevant Utilisation Request.
9.8   Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
9.9   Conditions of assignment or transfer
Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Facility D Commitment is not less than its Swingline Commitment.
10.   ANCILLARY FACILITIES
10.1 General
In this Clause 10:

“Ancillary Outstandings” means, at any time and in relation to an Ancillary Facility, the aggregate (calculated in the Base Currency) of the following amounts outstanding at that time under that Ancillary Facility:
(a)	the maximum potential liability under all guarantees, bonds, trust receipts and letters of credit issued under that Ancillary Facility; and

(b)	in relation to any other Ancillary Facility, such other amount as fairly represents the aggregate exposure of the Ancillary Lender under that Ancillary Facility, in each case determined by the relevant Ancillary Lender in accordance with its usual practice at that time for calculating its exposure under similar facilities or transactions (acting reasonably and after consultation with the Agent).

For the purposes of this definition:
(i)	in relation to any utilisation denominated in the Base Currency, the amount of that utilisation (determined as described in paragraphs (a) and (b) above) shall be used; and

(ii)	in relation to any utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Facility Document or, if not so specified, as the relevant Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent (acting reasonably and after consultation with the Agent)) in the Base Currency of the amount of that utilisation (determined as described in paragraphs (a) and (b) above) shall be used.
“Base Currency” means Singapore Dollars.
10.2 Establishment of Ancillary Facilities
One or more Ancillary Facilities may from time to time be established in favour of the Borrower in accordance with this Clause 10 by designating all or part of the Facility D Commitment of a Designated Facility D Lender as an Ancillary Commitment.
10.3 Types of Ancillary Facility
Each Ancillary Facility may comprise any of the following (or any combination of the following):
(a)	guarantee, bonding or documentary, letter of credit (including standby and commercial letters of credit) or trust receipt facilities; and

(b)	such other facilities as may be required and as the Agent and the relevant Ancillary Lender may agree.
10.4 Request for Ancillary Facilities
(a)	The Borrower may request the establishment of an Ancillary Facility by delivery to the Agent of a duly completed Ancillary Facility Request at any time.

(b)	An Ancillary Facility Request relating to a proposed Ancillary Facility will not be regarded as duly completed unless it identifies:
(i)	the Ancillary Lender (which must be a Designated Facility D Lender) which is to make available that Ancillary Facility;

(ii)	the type or types of facility to comprise that Ancillary Facility (which must comply with Clause 10.3 (Types of Ancillary Facility));

(iii)	the date (the “Commencement Date”) on which that Ancillary Facility is to become available (which must be a date on which the Facility D is available to be drawn and must not be less than five Business Days after the date on which the Agent receives the Ancillary Facility Request);

(iv)	the expiry date of that Ancillary Facility (which must fall on or before the Termination Date);

(v)	the amount of the Ancillary Commitment (which must be denominated in the Base Currency) which is to apply to that Ancillary Facility;

(vi)	the currency or currencies (which must comply with paragraph (c) of this Clause 10.4 (Request for Ancillary Facilities)) in which utilisations under that Ancillary Facility may be requested;

(vii)	the margin, standby fee and other fees payable in respect of that Ancillary Facility; and

(viii)	such other details in relation to that Ancillary Facility as the Agent may reasonably require.
(c)	An Ancillary Facility shall only be available for utilisation in the Base Currency or a currency which:
(i)	is readily available in the amount required and freely convertible into the Base Currency in the Singapore interbank market on the date for utilisation of that Ancillary Facility; and

(ii)	is US Dollars, Hong Kong Dollars or has been approved by the relevant Designated Facility D Lender on or prior to receipt by the Agent of the Ancillary Facility Request for that Ancillary Facility.
(d)	The Agent shall, promptly after receipt by it of an Ancillary Facility Request, notify each Designated Facility D Lender of that Ancillary Facility Request.
10.5 Grant of Ancillary Facility
The Designated Facility D Lender identified in a duly completed Ancillary Facility Request shall become an Ancillary Lender authorised and required to make the proposed Ancillary Facility available with effect from the proposed Commencement Date, if the following conditions are met:
(a)	the proposed Ancillary Commitment under that Ancillary Facility is equal to or less than the Available Commitment of that Designated Facility D Lender under Facility D on that Commencement Date;

(b)	the proposed Ancillary Commitment under that Ancillary Facility will not, when aggregated with the Ancillary Commitments under all other Ancillary Facilities in effect on that Commencement Date, exceed the Total Ancillary Limit; and

(c)	that ancillary Facility complies with the internal credit policies and guidelines of the proposed Ancillary Lender, in which case the proposed Ancillary Lender shall notify the Borrower and the Agent promptly upon such internal credit policies and guidelines being satisfied.
10.6 Adjustments to Facility D Commitment
(a)	The Facility D Commitment of a Designated Facility D Lender which is an Ancillary Lender shall be reduced by the amount of its Ancillary Commitments upon the Agent being satisfied that the conditions in Clause 10.5 (Grant of Ancillary Facility) have been met.

(b)	If and to the extent that:
(i)	any Ancillary Facility expires, or is cancelled (in whole or in part) in accordance with Clause 10.9 (Voluntary cancellation of Ancillary Facilities); and

(ii)	no amount is or may be payable to or by the Ancillary Lender in respect of that Ancillary Facility (or the relevant part or it), the Facility D Commitment of the relevant Designated Facility D Lender will immediately be increased by an amount equal to the amount of the Ancillary Commitment of that Ancillary Facility (or, if less, that part of it which has expired or been cancelled).
10.7 Terms of Ancillary Facilities
(a)	The terms applicable to each Ancillary Facility shall be as agreed between the relevant Ancillary Lender and the Borrower (as set out in the applicable Ancillary Facility Document), provided that:
(i)	those terms shall be consistent with this Clause 10 and the details set out in the Ancillary Facility Request;

(ii)	utilisations under an Ancillary Facility shall be used only for the purposes set out in paragraph (d) of Clause 3.1 (Purpose);

(iii)	the rate of interest, fees and other remuneration in respect of the Ancillary Facility shall be based upon the normal market rates and terms from time to time of that Ancillary Lender, provided that:
(A)	the rates of any standby fees shall not exceed the rates set out in Clause 16.1 (Standby fee); and

(B)	the rates of interest, other fees and other remuneration shall not exceed the rates set out in the Ancillary Facility Letter; and

(iv)	cancellation, termination or enforcement of the Ancillary Facility shall only occur as described in Clause 10.9 (Voluntary cancellation of Ancillary Facilities), Clause 11.6 (Repayment of Ancillary Facilities), Clause 12.9 (Prepayment Account) or Clause 27.17 (Acceleration).
(b)	Any material variation to any Ancillary Facility (including any proposed increase or reduction in the Ancillary Commitment) shall be in accordance with and subject to this Clause 10.

(c)	In the case of any inconsistency between any term of an Ancillary Facility and of this Agreement, this Agreement shall prevail.
10.8 Limits on Ancillary Facilities
The Borrower shall ensure that:
(a)	the aggregate of all Ancillary Commitments does not at any time exceed the Total Ancillary Limit; and

(b)	the Ancillary Outstandings under any Ancillary Facility do not at any time exceed the Ancillary Commitment under that Ancillary Facility.
10.9 Voluntary cancellation of Ancillary Facilities
The Borrower may, if it gives the Agent and the relevant Ancillary Lender not less than five Business Days’ prior notice, cancel the whole or any part of the Ancillary Commitment under an Ancillary Facility.
10.10 Notice in respect of Ancillary Facilities
(a)	Each Ancillary Lender shall promptly notify the Agent of:
(i)	the establishment by it of any Ancillary Facility and the applicable Commencement Date;

(ii)	the amount of any Ancillary Facility which is cancelled or expires and the date of any such cancellation or expiry; and

(iii)	any other information relating to any Ancillary Facility provided by it as the Agent may reasonably request, including the Ancillary Outstandings from time to time.
(b)	The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that no Ancillary Facility has expired or been cancelled in whole or part.

(c)	The Borrower consents to all information described in paragraph (a) above being disclosed to the Finance Parties.
10.11 Ancillary Outstandings
The Borrower shall repay or pay on the due date each amount payable under each Ancillary Facility.

11.   REPAYMENT OF UTILISATIONS
11.1 Repayment of Facility A Loans
(a)	The Borrower shall repay the Facility A Loans so that, on each of the Term Loan Facility Repayment Dates, the aggregate amount of the Facility A Loans shall be reduced by the Facility A Proportion of the Term Loan Facility Repayment Instalment set opposite that date.

(b)	If the amount of the Facility A Loans outstanding on any Term Loan Facility Repayment Date is less than the Facility A Proportion of the Term Loan Facility Repayment Instalment due on that date, the Borrower shall repay the remaining outstanding Facility A Loans on that date.

(c)	The Borrower may not reborrow any part of Facility A which is repaid.
11.2 Repayment of Facility B Loans
(a)	The Borrower shall repay the Facility B Loans so that, on each of the Term Loan Facility Repayment Dates, the aggregate amount of the Facility B Loans shall be reduced by the Facility B Proportion of the Term Loan Repayment Instalment set opposite that date.

(b)	If the amount of the Facility B Loans outstanding on any Term Loan Facility Repayment Date is less than the Facility B Proportion of the Term Loan Facility Repayment Instalment due on that date, the Borrower shall repay the remaining outstanding Facility B Loans on that date.

(c)	The Borrower may not reborrow any part of Facility B which is repaid.
11.3 Repayment of Bank Guarantees
On the Termination Date, the Borrower shall provide full cash cover in respect of each Bank Guarantee that has not already been (or will not on the Termination Date be) repaid or prepaid in full.
11.4 Repayment of Facility D Loans
(a)	The Borrower shall repay each Facility D Loan on the last day of its Interest Period.

(b)	Any Facility D Loan remaining outstanding on the Termination Date shall be repaid on that date.
11.5 Repayment of Swingline Loans
(a)	The Borrower shall repay each Swingline Loan on the last day of its Interest Period.

(b)	Any Swingline Loan remaining outstanding on the Termination Date shall be repaid on that date.
11.6 Repayment of Ancillary Facilities
On the Termination Date, the Borrower shall repay all amounts (if any) owing or outstanding under each Ancillary Facility.

12.   PREPAYMENT AND CANCELLATION
12.1 Illegality
If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or, in the case of an Ancillary Lender, any Ancillary Facility Document or to fund its participation in any Utilisation or, in the case of an Ancillary Lender, any utilisation under any Ancillary Facility:
(a)	that Lender or, as the case may be, Ancillary Lender shall promptly notify the Agent upon becoming aware of that event; and

(b)	upon the Agent notifying the Borrower that it has become unlawful for that Lender or, as the case may be, Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Utilisation or, in the case of an Ancillary Lender, any utilisation under any Ancillary Facility, the Commitments of that Lender or, as the case may be, the commitment of that Ancillary Lender under that Ancillary Facility will be immediately cancelled and:
(i)	the Borrower shall repay that Lender’s participation in the Utilisations on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law);

(ii)	the Borrower shall provide full cash cover in respect of that Lender’s participation in each Utilisation by way of a Bank Guarantee on the then Expiry Date of that Bank Guarantee or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(iii)	the Borrower shall repay each amount payable or, as the case may be, provide full cash cover in respect of each contingent liability under each Ancillary Facility of that Ancillary Lender on the next due date occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Ancillary Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
12.2 Change of Control
(a)	In this Clause 12.2:
(i)	a “Change of Control” will occur if:
(A)	the Sponsor does not or ceases to beneficially own, directly or indirectly, the Relevant Percentage of the share capital of the Borrower;

(B)	the Sponsor does not or ceases to have the right to, directly or indirectly, determine the composition of the majority of the board of directors or equivalent body of the Borrower;

(C)	the Sponsor does not or ceases to have power to, directly or indirectly, manage or direct the Borrower through ownership of share capital, by contract or otherwise;

(D)	HoldCo does not or ceases to legally and beneficially own the Relevant Percentage of the issued share capital of the Borrower; or

(E)	any Security has been created or subsists or is created or is permitted to subsist over any shares in the issued share capital of the Borrower or any other member of the Borrower Group (except where created in favour of the Finance Parties or the Secured Parties);
(ii)	“Listing” means a listing of all or any part of the share capital of the Borrower or HoldCo (or any other intermediate Holding Company of the Borrower) on any investment exchange in any jurisdiction or country;

(iii)	“Private Placement” means a private placement of new shares in the issued share capital of the Borrower or HoldCo (or any other intermediate Holding Company of the Borrower);

(iv)	“Relevant Percentage” means:
(A)	pursuant to or after a Listing, a Private Placement and/or a Share Sale, which will not breach the Development Agreement, (once issued) the Lease or the Casino Control Act, Chapter 10 of Singapore, at least 70 per cent.; and

(B)	at all other times, 100 per cent.; and
(v)	“Share Sale” means a sale by the Sponsor and/or HoldCo (or any other intermediate Holding Company of the Borrower) of any of its shares in the Borrower or HoldCo made to investors, provided that any such sale shall not result in a single investor or a group of investors acting together or in concert beneficially owning, directly or indirectly, more than 19.9 per cent. of the entire issue share capital of the Borrower or, as the case may be, HoldCo.
(b)	If a Change of Control occurs:
(i)	the Borrower shall promptly notify the Agent immediately upon becoming aware of that event;

(ii)	the Borrower may not make a Utilisation or utilise an Ancillary Facility; and

(iii)	the Facilities shall immediately be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents shall become immediately due and payable, and full cash cover in respect of each Bank Guarantee and each contingent liability under each Ancillary Facility shall become immediately due and payable.
12.3 Automatic cancellation
Any part of an Available Facility which is undrawn by the Borrower at the close of business in Singapore on the last day of the applicable Availability Period shall be automatically cancelled.
12.4 Voluntary cancellation
The Borrower may, if it gives the Agent not less than ten Business Days’ (or such shorter period as the Majority Facility A Lenders, the Majority Facility B Lenders, or, as the case may be, the Majority Facility D Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of S$5,000,000) of the Available Facilities under the Term Loan Facilities or the Available Facility under Facility D. Any cancellation under this Clause 12.4:
(a)	in respect of the Term Loan Facilities shall reduce the Available Facility under each Term Loan Facility in the proportion that the Available Facility under the relevant Term Loan Facility bears to the Available Facilities under all the Term Loan Facilities; and

(b)	in respect of any Facility shall reduce the Commitment of each Lender rateably under that Facility.
12.5 Mandatory prepayment from Net Sale Proceeds
(a)	In this Clause 12.5, “Net Sale Proceeds” means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received by the Borrower in connection with the sale by the Borrower of any asset (other than one permitted by sub-paragraphs (i), (ii), (v) to (xiii) and (xv) to (xx) of paragraph (b) of Clause 26.5 (Disposals)) after deducting:
(i)	fees, discounts, commissions, charges, expenses, withholdings and transaction costs properly incurred in connection with that sale, transfer or disposal;

(ii)	Taxes paid by the Borrower or reasonably estimated by the Borrower to be payable (as certified by the Borrower to the Agent) as a result of that sale, transfer or disposal;

(iii)	any amounts required to be applied to the repayment of indebtedness secured by a Permitted Security (or amounts permitted by the terms of such indebtedness to be otherwise reinvested in other assets of such Obligor to the extent so reinvested) which is, to the extent permitted by this Agreement, prior to the Security, if any, of Lenders under the Security Documents on the asset or assets (including Permitted FF&E) that are the subject of such sale, transfer or disposal; and
(iv)	any reserve for adjustment in respect of the sale price of such asset or assets or any liabilities associated with the asset disposed of in such sale or transfer and the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in the sale and retained by the Borrower, provided that where any such reserve (or the relevant part thereof) is no longer required or has not been applied within the period for which the reserve was set aside, the Borrower shall apply an amount equal to such reserve (or the relevant part thereof) in accordance with this Clause 12.5 as if such amount were “Net Sale Proceeds”.
(b)	The Borrower shall ensure that any Net Sale Proceeds are paid directly into the Prepayment Account for application in accordance with Clause 12.9 (Prepayment Account).

(c)	The requirement to apply Net Sale Proceeds in accordance with Clause 12.9 (Prepayment Account), described in paragraph (b) above, does not apply to any Net Sale Proceeds to the extent that the relevant Net Sale Proceeds relate to the sale of any asset (excluding, for the avoidance of doubt, the Properties (or any part thereof) pursuant to paragraphs (b)(iii) or (b)(iv) of Clause 26.5 (Disposals)), and within five Business Days of the receipt of the relevant Net Sale Proceeds by the Borrower, the Borrower certifies to the Agent that it intends to use those proceeds (and such proceeds are so utilised) within 12 Months of receipt to purchase additional assets to be used by the Borrower or any of its Restricted Subsidiaries for the purposes of its business.

(d)	No part of Net Sale Proceeds described in paragraph (c) above can be withdrawn from the Prepayment Account except for the purpose described in paragraph (c) above within that 12 Month period or to repay or prepay the Facilities in accordance with this Agreement.

(e)	On the date that any asset is sold by the Borrower in accordance with this Agreement, the Security Trustee shall (and is hereby instructed by the Lenders to), as soon as practicable, release any Security created by the Security Documents over that asset, at the cost and expense of the Borrower.
12.6 Mandatory prepayment from Net Recovery Proceeds
(a)	In this Clause 12.6, “Net Recovery Proceeds” means any cash compensation or consideration received or recovered by a member of the Borrower Group (or any other person on its behalf) from a Governmental Agency pursuant to or in respect of the cancellation, non-issue, suspension, variation or revocation of the Casino Licence (net of related fees, discounts, commissions, charges, expenses, withholdings and transaction costs properly incurred in achieving any such recoveries).

(b)	The Borrower shall ensure that any Net Recovery Proceeds are paid directly into the Prepayment Account for application in accordance with Clause 12.9 (Prepayment Account).
12.7 Mandatory prepayment from Net Issuance Proceeds
(a)	In this Clause 12.7:
“Excluded Proceeds” means:
(i)	all equity contributions and direct and indirect Subordinated Debt made to the Borrower, by any Affiliate or direct or indirect Holding Company of the Borrower; and

(ii)	all Shareholder Contributions made in accordance with the Sponsor Support Agreement or this Agreement, in each case as designated by the Borrower (acting in good faith).

“Net Issuance Proceeds” means the cash proceeds (including, when received, the cash proceeds of any deferred consideration, whether by way of adjustment to the subscription price or otherwise) (other than any Excluded Proceeds), received by the Borrower (and to be used by it for the Integrated Resort Project) from the issuance of any shares or other securities (whether debt or equity) by the Borrower, any direct or indirect Holding Companies of the Borrower (but excluding the Sponsor) or any of their respective Subsidiaries, after deducting:
(i)	fees, discounts, commissions, charges, expenses, withholdings and transaction costs properly incurred in connection with that issuance; and

(ii)	Taxes paid by the Borrower or any direct or indirect Holding Company of the Borrower (but excluding the Sponsor) or reasonably estimated by the Borrower or that direct or indirect Holding Company, to be payable (as certified by it to the Agent) as a result of that issuance.
(b)	The Borrower shall ensure that any Net Issuance Proceeds are paid into the Prepayment Account for application in accordance with Clause 12.9 (Prepayment Account).
12.8 Mandatory prepayment from Borrowings
(a)	In this Clause 12.8:

“Borrowings” means any proceeds from any loan, credit or debt facility received or utilised by any member of the Borrower Group after the date of this Agreement (excluding any Excluded Borrowings but including any Permitted Refinancing), after deducting fees (but not interest) and transaction costs properly incurred in connection with that facility.

“Excluded Borrowings” means any Financial Indebtedness (other than any Permitted Refinancing) permitted by paragraph (b) of Clause 26.7 (Financial Indebtedness).

“Relevant Amount” means:
(i)	in relation to any Borrowings that comprise a Permitted Refinancing, an amount of those Borrowings which is the lower of:
(A)	the total amount of such Borrowings; and

(B)	an amount of the Total Facilities that bears the same proportion to the Total Facilities that the aggregate value of the portions of the Retail Properties and Car Park which are the subject of such Permitted Refinancing bears to the value of the Properties as a whole (as set out in the Valuation Report delivered to the Agent in respect of that Permitted Refinancing), as reasonably determined by the Agent in consultation with (but without the consent of) the Borrower on the date that the Permitted Refinancing is made available to the Borrower; and
(ii)	in relation to all other Borrowings, the total amount of such Borrowings.
“Total Facilities” means at any particular time, the aggregate of all outstanding Utilisations (including utilisations under the Ancillary Facilities but excluding Bank Guarantees) and the Available Facilities at that time.

(b)	The Borrower shall ensure that the Relevant Amount of any Borrowings are paid directly into the Prepayment Account for application in accordance with Clause 12.9 (Repayment Account).
12.9 Prepayment Account
(a)	In this Clause 12.9:

“Proceeds” means Borrowings, Net Recovery Proceeds, Net Sale Proceeds and/or Net Issuance Proceeds.

(b)	The Borrower shall ensure that all Proceeds (or an equal amount) are paid directly into (or as soon as reasonably practicable after receipt are transferred into) the Prepayment Account.

(c)	Within seven Business Days after the date (the “Receipt Date”) on which any Proceeds have been received by the Borrower (or have become Proceeds), the Borrower shall notify the Agent of the Receipt Date and of the amount in Singapore Dollars (less the amount of any Net Sale Proceeds covered by paragraph (c) of Clause 12.5 (Mandatory prepayment from Net Sale Proceeds) (the “SGD Proceeds Amount”) equal or equivalent to those Proceeds.

(d)	Following receipt of that notice by the Agent:
(i)	the Facility A Commitments;

(ii)	(after the Facility A Commitments have been reduced to zero) the Facility B Commitments;

(iii)	(after the Term Loan Commitments have been reduced to zero and only where the Proceeds comprise Net Sale Proceeds from the Properties) the Facility D Commitments;

(iv)	(after the Term Loan Commitments and the Facility D Commitments have been reduced to zero and only where the Proceeds comprise Net Sale Proceeds from the Properties) the Swingline Commitments;

(v)	(after the Term Loan Commitments, the Facility D Commitments and the Swingline Commitments have been reduced to zero and only where the Proceeds comprise Net Sale Proceeds from the Properties) the Ancillary Commitments; and

(vi)	(after the Term Loan Commitments, the Facility D Commitments, the Swingline Commitments and the Ancillary Commitments have been reduced to zero and only where the Proceeds comprise Net Sale Proceeds from the Properties) the Facility C Commitments, shall be reduced by an aggregate amount equal to the SGD Proceeds Amount, concurrently with the prepayments set out in paragraphs (e) to (k) below.

(e)	The Facilities shall be prepaid in accordance with paragraphs (f) to (k) below in the following order:
(i)	first, the Facility A Loans;

(ii)	secondly, the Facility B Loans;

(iii)	thirdly, the Facility D Loans (other than, for the avoidance of doubt, the Swingline Loans);

(iv)	fourthly, the Swingline Loans;

(v)	fifthly, the Ancillary Facilities; and

(vi)	sixthly, the Bank Guarantees.
(f)	The Borrower shall prepay the Facility A Loans (on the earlier of ten Business Days after the Receipt Date and the expiry of their current Interest Periods when the Agent receives that notice) until Facility A Loans equal to the SGD Proceeds Amount (or, if less, the outstanding Facility A Loans) have been prepaid.

(g)	After the Facility A Loans have been prepaid in full, the Borrower shall prepay the Facility B Loans (on the earlier of ten Business Days after the Receipt Date and the expiry of their current Interest Periods when the Agent receives that notice) until Facility B Loans equal to the SGD Proceeds Amount (or, if less, the outstanding Facility B Loans), less any amount paid under paragraph (f) above, have been prepaid.

(h)	After the Facility B Loans have been prepaid in full, where the Proceeds comprise Net Sale Proceeds derived from the Properties, the Borrower shall prepay the Facility D

Loans (on the earlier of ten Business Days after the Receipt Date and the expiry of their current Interest Periods when the Agent receives that notice) until Facility D Loans equal to the SGD Proceeds Amount (or, if less, the outstanding Facility D Loans), less any amounts paid under paragraphs (f) and (g) above, have been prepaid.
(i)	After the Facility D Loans have been prepaid in full, where the Proceeds comprise Net Sale Proceeds derived from the Properties, the Borrower shall prepay the Swingline Loans (on the earlier of ten Business Days after the Receipt Date and the expiry of their current Interest Periods when the Agent receives that notice) until Swingline Loans equal to the SGD Proceeds Amount (or, if less, the outstanding Swingline Loans), less any amounts paid under paragraphs (f), (g) and (h) above, have been prepaid.

(j)	After the Swingline Loans have been prepaid in full, where the Proceeds comprise Net Sale Proceeds derived from the Properties, the Borrower shall prepay Ancillary Outstandings in the same proportion that Ancillary Outstandings under the relevant Ancillary Facility bears to all the Ancillary Outstandings under all the Ancillary Facilities, on the earlier of ten Business Days after the Receipt Date and the next due date occurring when the Agent receives that notice) until Ancillary Outstandings equal to the SGD Proceeds Amount (or, if less, the Ancillary Outstandings), less any amounts paid under paragraphs (f), (g), (h) and (i) above, have been prepaid. On the date of each such prepayment, the Ancillary Commitment of the relevant Ancillary Lender shall be reduced by an equal amount.

(k)	After the Ancillary Outstandings have been prepaid in full, where the Proceeds comprise Net Sale Proceeds derived from the Properties, the Borrower shall provide cash cover for the Bank Guarantees on a pro rata basis, on the earlier of ten Business Days after the Receipt Date and the expiry of their then current Expiry Dates when the Agent receives that notice, until cash cover for the Bank Guarantees equal to the SGD Proceeds Amount (or, if less, the outstanding Bank Guarantees), less any amounts paid under paragraphs (f), (g), (h), (i) and (j) above, has been provided.

(l)	The Commitments of the Lenders under the relevant Facility shall be reduced rateably.

(m)	No amount may be withdrawn or transferred from the Prepayment Account except:
(i)	to make the prepayments required under this Clause 12.9 or Clause 12.10 (Mandatory prepayment with Excess Operating Cash Flow);

(ii)	in relation to Net Sale Proceeds deposited in the Prepayment Account, for the purposes provided by paragraph (c) of Clause 12.5 (Mandatory prepayment from Net Sale Proceeds); or

(iii)	with the prior consent of all the Lenders.

(n)	Any prepayment of Term Loans under this Clause 12.9 shall satisfy the obligations under Clause 11.1 (Repayment of Facility A Loans) and Clause 11.2 (Repayment of Facility B Loans) rateably.

(o)	No Lender may refuse or waive any prepayment under this Clause 12.9.
12.10 Mandatory prepayment with Excess Operating Cash Flow
(a)	Within 40 Business Days after the end of each Accounting Quarter (beginning with the first full Accounting Quarter that commences at least six Months after the Operating Commencement Date), the Borrower shall, unless the Non-Payment Conditions have been satisfied, ensure that an amount equal to the Relevant Percentage of the Excess Operating Cash Flow for that Accounting Quarter (less all prepayments in that Accounting Quarter under Clause 12.11 (Partial voluntary prepayment of Term Loans) (unless already deducted as Debt Service)) is paid into the Prepayment Account.

(b)	Within two Business Days after the date (the “Deposit Date”) on which any Excess Operating Cash Flow proceeds have been deposited into the Prepayment Account pursuant to paragraph (a) of this Clause 12.10 , the Borrower shall notify the Agent of the Deposit Date and the amount (the “Excess Operating Cash Flow Amount”) of those proceeds. Such notice shall also set out in reasonable detail the computations of Excess Operating Cash Flow of the Borrower for the relevant Accounting Quarter.

(c)	On receipt of that notice by the Agent, the Term Loan Commitments shall be reduced by an aggregate amount equal to the Excess Operating Cash Flow Amount in the same proportion that the Term Loan Commitments for the relevant Term Loan Facility bears to all the Term Loan Commitments, such reduction to be made concurrently with the prepayment set out in paragraph (e) below.

(d)	The Term Loan Commitments of the Lenders under the relevant Term Loan Facility shall be reduced rateably.

(e)	The Borrower shall prepay Term Loans in the same proportion that Term Loans under the relevant Term Loan Facility bears to all the Term Loans under the Term Loan Facilities (in each case, on the earlier of five Business Days after the Deposit Date and the expiry of their current Interest Periods when the Agent receives that notice) until Term Loans equal to the Excess Operating Cash Flow Amount (or, if less, the outstanding Term Loans) have been prepaid.

(f)	Any prepayment of Terms Loans under this Clause 12.10 shall satisfy the obligations under Clause 11.1 (Repayment of Facility A Loans) and Clause 11.2 (Repayment of Facility B Loans) rateably.

(g)	If the audited financial statements of the Borrower for any of its financial years, establish that the amount of Consolidated Adjusted EBITDA used to calculate any Excess Operating Cash Flow Amount for the purposes of this Clause 12.10 was adjusted as a result of such audit:
(i)	the Borrower shall promptly notify the Agent upon becoming aware of such event; and
(ii)	where:
(A)	such discrepancy resulted in any Excess Operating Cash Flow Amount being less than required, an amount equal to such shortfall shall be applied in reduction of the Term Loan Commitments and Term Loans as described in paragraphs (a) to (f) above (at the end of the Accounting Quarter current when the Agent receives that notice), as if that amount was “Excess Operating Cash Flow”; and

(B)	such discrepancy resulted in any Excess Operating Cash Flow Amount being more than required, the Borrower’s obligations under Clause 11.1 (Repayment of Facility A Loans) and Clause 11.2 (Repayment of Facility B Loans) shall be reduced in chronological order on a pro rata basis by an amount equal to such excess, until the Term Loan Facility Repayment Instalments have been reduced by an amount equal to such excess.
(h)	For the purposes of this Clause 12.10:
(i)	“Consolidated Current Assets” means, for any Relevant Period, the total assets of the Borrower and each other Obligor on a consolidated basis that may be properly classified as current assets in conformity with GAAP, excluding cash and cash equivalents.

(ii)	“Consolidated Current Liabilities” means, for any Relevant Period, the total liabilities of the Borrower and each other Obligor on a consolidated basis that may be properly classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

(iii)	“Consolidated Total Interest Expense” has the meaning given to it in Clause 25.5 (Financial definitions).

(iv)	“Consolidated Working Capital” means, for any Relevant Period, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

(v)	“Debt Service” means, in relation to any Relevant Period, the aggregate of:
(A)	Consolidated Total Interest Expense for that Relevant Period;

(B)	scheduled repayments, and any other voluntary or mandatory payments in the nature of principal, payable by the Borrower in that Relevant Period in respect of Financial Indebtedness (other than repayments under Facility D or an Ancillary Facility where such amount remains available to be drawn under Facility D or that Ancillary Facility); and

(C)	Financing Costs for that Relevant Period, to the extent not included in Consolidated Total Interest Expense.

(vi)	“Excess Operating Cash Flow” means, for any Accounting Quarter of the Borrower, Operating Cash Flow for that Accounting Quarter, less Debt Service for that Accounting Quarter. Notwithstanding anything in paragraph (viii) below, for any Accounting Quarter of the Borrower beginning on and after 31 March 2011, “Excess Operating Cash Flow” shall be calculated without deducting (A) cash investments permitted by paragraph (c)(viii) of Clause 26.18 (Acquisitions and investments) and (B) cash investments permitted by paragraph (c)(ii) of Clause 26.18 (Acquisitions and investments), in each case, to the extent such cash investments are in respect of paragraph (a)(i) of the definition of Permitted Investments.

(vii)	“Non-Payment Conditions” means in relation to any Accounting Quarter:
(A)	the ratio of Debt as of the last day of such Accounting Quarter to Consolidated Adjusted EBITDA for such Accounting Quarter is lower than or equal to 3.5 to 1; and

(B)	the aggregate amount of all outstanding Utilisations and utilisations under the Ancillary Facilities on the last day of that Accounting Quarter is lower than or equal to S$3,000,000,000.
(viii)	“Operating Cash Flow” means, in relation to any Relevant Period, Consolidated Adjusted EBITDA for that Relevant Period adjusted:
(A)	by reflecting changes in Consolidated Working Capital during that Relevant Period;

(B)	by deducting amounts paid during the Relevant Period by the Borrower in respect of Capital Expenditure to the extent not funded by a Utilisation under any Facility or a utilisation under an Ancillary Facility;

(C)	by deducting scheduled repayments, and any other scheduled payments in the nature of principal, made by the Borrower in the Relevant Period in respect of Financial Indebtedness;

(D)	by deducting amounts paid during the Relevant Period by the Borrower in cash in respect of income tax, franchise tax and other similar taxes imposed in lieu of income tax;

(E)	by deducting cash investments permitted by paragraphs (c)(i), (c)(ii), (c)(vii), (c)(viii) and (c)(xiv) of Clause 26.18 (Acquisitions and investments) and any subsisting Sponsor Group Contribution;

(F)	by deducting restricted payments permitted by paragraphs (d)(ii), (d)(iii) and (d)(iv) of Clause 26.16 (Restricted Payments);

(G)	by deducting pre-opening and development expense to the extent added back to Consolidated Net Income in the calculation of

Consolidated Adjusted EBITDA during the Relevant Period;
(H)	by deducting any cash fees and expenses incurred in connection with any financing permitted under this Agreement to the extent added back to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA during the Relevant Period;

(I)	by deducting depreciation, amortisation and any other non-cash items taken into account in calculating Consolidated Adjusted EBITDA, further adjusted to exclude the amounts of any IR Project Vehicle included in Consolidated Net Income but including actual cash distributions or dividends received from any IR Project Vehicle funded through Permitted Investments falling within the description of paragraph (a)(i) of the definition of Permitted Investments (other than to the extent already taken into account in movements in Consolidated Working Capital); and

(J)	for the cash effect of extraordinary and exceptional items, to the extent that cash was actually received or expended with respect thereto during the Relevant Period.
(ix)	“Relevant Percentage” means the rate per annum specified opposite the relevant range set out in the following table in which the ratio of Debt as of the last day of any Accounting Quarter to Consolidated Adjusted EBITDA for such Accounting Quarter falls:

Ratio of Debt to Consolidated Adjusted	Relevant Percentage
Consolidated Adjusted EBITDA	(% p.a.)
Equal to or lower than 3.50 to 1	25
Higher than 3.50 to 1	50
(x)	“Sponsor Group Contribution” has the meaning given to it in paragraph (a) of Clause 25.3 (Rectification).
12.11 Partial voluntary prepayment of Term Loans
(a)	The Borrower may, if it gives the Agent not less than ten Business Days’ (or such shorter period as the Majority Facility A Lenders and the Majority Facility B Lenders may agree) prior notice, use Permitted Funds to prepay Term Loans (in the same proportion that Term Loans under the relevant Term Loan Facility bears to all the Term Loans under the Term Loan Facilities), in an aggregate amount that reduces the amount of the Term Loans by a minimum amount of S$25,000,000.

(b)	Any prepayment of Term Loans under this Clause 12.11 shall satisfy the obligations under Clause 11.1 (Repayment of Facility A Loans) and Clause 11.2 (Repayment of Facility B Loans) rateably.

(c)	No Lender may refuse or waive any prepayment under this Clause 12.11.

(d)	The Borrower may revoke a notice given under paragraph (a) above, provided that any such revocation shall not limit its obligations under this Agreement.

(e)	For the purposes of paragraph (a) above and this paragraph (e):
(i)	“Operating Cash Flow” has the meaning given to it in Clause 12.10 (Mandatory prepayment with Excess Operating Cash Flow); and

(ii)	“Permitted Funds” means:
(A)	Integrated Resort Revenues;

(B)	equity contributions or Subordinated Debt made to the Borrower by any member of the Sponsor Group;

(C)	any proceeds of the Facilities and/or Ancillary Facilities not used (and not anticipated to be used) by the Borrower in connection with the Integrated Resorted Project;

(D)	any proceeds from any other permitted Financial Indebtedness; and

(E)	Operating Cash Flow.
12.12 Full voluntary prepayment of Utilisations
(a)	The Borrower may, if it gives the Agent not less than ten Business Days’ prior notice, prepay the Utilisations and utilisations of all Ancillary Facilities in full.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitments, the Swingline Commitments and the Ancillary Commitments (if any) shall be reduced to zero concurrently with the prepayments under this Clause 12.12.

(c)	No Lender may refuse or waive any prepayment under this Clause 12.12.

(d)	The Borrower may revoke a notice given under paragraph (a) above, provided that any such revocation shall not limit its obligations under this Agreement. In addition, any such notice may express that such prepayment is conditional upon the completion of a related refinancing.
12.13 Right of replacement of a single Lender
If:
(a)	any Lender becomes entitled to receive any additional amounts pursuant to paragraph (a) of Clause 17.2 (Tax gross-up);

(b)	any Lender claims indemnification from the Borrower under paragraph (a) of Clause 17.3 (Tax indemnity) or Clause 18.1 (Increased costs);

(c)	the rate notified by a Lender in relation to a particular Interest Period under paragraph (a)(ii) of Clause 15.2 (Market disruption) is higher than the lowest rate notified by a Lender under that paragraph;

(d)	any Lender ceases to be an Eligible Lender;

(e)	any Lender becomes a Non-Funding Lender;

(f)	it becomes illegal for any Lender to participate in the Facilities due to the operation of Clause 12.1 (Illegality); or

(g)	a Lender becomes a Non-Consenting Lender,
then, without limiting its obligations under that Clause or, as the case may be, to such Lender, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to transfer, without recourse, all its interests, rights and obligations under this Agreement (in relation to a Non-Funding Lender, at the option of the Borrower, to the extent of its Non-Funding Lender Amount) to a transferee that shall assume such interests, rights and obligations (which transferee must be a bank or financial institution that is an Eligible Lender and not a Restricted Person, a Permitted Sands Lender or another Lender, if a Lender accepts such transfer), provided that such Lender shall have received from the transferee irrevocable payment in full in cash of an amount equal to the outstanding principal of its participation in the Loans, accrued interest thereon, and accrued fees and all other Liabilities and other amounts payable to it under this Agreement or (in relation to a partial transfer in respect of the Non-Funding Lender Amount of a Non-Funding Lender) to the extent of such transfer.
12.14		Right of repayment and cancellation in relation to a single Lender

(a)	If:
(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (a) of Clause 17.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 17.3 (Tax indemnity) or Clause 18.1 (Increased costs);

(iii)	any Lender ceases to be an Eligible Lender;

(iv)	any Lender becomes a Non-Funding Lender;

(v)	it becomes illegal for any Lender to participate in the Facilities due to the operation of Clause 12.1 (Illegality); or

(vi)	any Lender becomes a Non-Consenting Lender,
and the Borrower has used all commercially reasonable efforts to replace that Lender pursuant to Clause 12.13 (Right of replacement of a single Lender) for a period of 60 days beginning from the date that the circumstance giving rise to the requirement or indemnification or cessation first occurred, the Borrower may, whilst such circumstance, indemnification or cessation continues, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations and the utilisations of any Ancillary Facility granted by that Lender or (in relation to a Non-Funding Lender) its

Non-Funding Lender Amount.
(b)	On receipt of a notice referred to in paragraph (a) above, the Commitments and the Ancillary Commitments (if any) of that Lender shall be reduced to zero concurrently with the prepayment under paragraph (c) below.
(c)	In relation to a Utilisation, on the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above and, in relation to a utilisation under an Ancillary Facility, on the next due date occurring after such notice (or, in each case, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Utilisations or utilisation of an Ancillary Facility granted by that Lender.
12.15	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 12 shall be irrevocable (except as otherwise provided in this Clause 12) and, unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid to, but not including, the date of prepayment and, subject to any Break Costs and any prepayment fee payable under Clause 16.8 (Prepayment fee), without premium or penalty.

(c)	The Borrower may not reborrow any part of a Term Loan Facility or Facility C which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility D which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Any prepayment of Term Loans under this Clause 12 shall satisfy the obligations under Clause 11.1 (Repayment of Facility A Loans) and Clause 11.2 (Repayment of Facility B Loans) rateably.

(g)	Unless a contrary indication appears in this Agreement, no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(h)	If the Agent receives a notice under this Clause 12 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

13.	INTEREST

13.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and

(b)	SWAP Rate.
13.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three monthly intervals after the first day of the Interest Period).

13.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of two per cent. and the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 13.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be the sum of two per cent. and the rate which would have applied if the Unpaid Sum had not become due.
(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

13.4	Notification of rates of interest

The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

14.	INTEREST PERIODS

14.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 14, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders participating in the relevant Loan). In addition, the Borrower may select an Interest Period of less than one Month in relation to a Term Loan Facility, if necessary to ensure that there are sufficient Term Loans under that Term Loan Facility (with an aggregate amount equal to or greater than the relevant Term Loan Facility Repayment Instalment) which have an Interest Period ending on an applicable Term Loan Facility Repayment Date for the Borrower to make the Term Loan Facility Repayment Instalment due on that date.

(e)	An Interest Period for a Term Loan shall not extend beyond a Term Loan Facility Repayment Date applicable to that Term Loan and an Interest Period for any other Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Facility D Loan has one Interest Period only.

14.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

14.3	Consolidation and division of Term Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:
(i)	relate to Term Loans under the same Term Loan Facility; and

(ii)	end on the same date,
those Term Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan or Facility B Loan, as applicable, on the last day of the Interest Period.

(b)	Subject to Clause 4.3 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Facility A Loan or Facility B Loan be divided into two or more Facility A Loans or Facility B Loans, as applicable, that Loan will, on the last day of its Interest Period, be so divided with amounts specified in that Selection Notice, being an amount equal to the amount of the Loan immediately before its division.

15.	CHANGES TO THE CALCULATION OF INTEREST

15.1	Absence of quotations

Subject to Clause 15.2 (Market disruption), if the SWAP Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable SWAP Rate shall be determined on the basis of the quotations of the remaining Reference Bank(s).

15.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.
The Agent shall notify the Borrower of the determination of a rate of interest under this paragraph (a), which shall be subject to any alternative rate agreed pursuant to Clause 15.3 (Alternative basis of interest or funding).

(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about 11:00 a.m. on the Quotation Day for the relevant Interest Period, the Screen Rate is not available and none of the Reference Banks supplies a rate to the Agent to determine the SWAP Rate for the relevant Interest Period; or

(ii)	before close of business in Singapore on the Quotation Date for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Singapore interbank market would be in excess of the SWAP Rate.
The Agent shall notify the Borrower of the notifications that trigger a Market Disruption Event.
(c)	Each Lender shall, as soon as practicable after a notice is given to the Borrower pursuant to paragraph (b) above, provide a certificate to the Agent and the Borrower, confirming the amount and the basis of calculation (in reasonable detail) of the rate notified by that Lender under paragraph (a)(ii) above, provided that such Lender shall not be required to disclose any confidential information relating to the organisation of its affairs.

15.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders under the affected Facility and the Borrower, be binding on all Parties.

15.4	Break Costs

(a)	The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent or the Borrower (through the Agent), provide to the Agent and the Borrower, a certificate calculating (in reasonable detail) the amount of its Break Costs for any Interest Period in which they accrue, provided that such Lender shall not be required to disclose any confidential information relating to the organisation of its affairs.

16.	FEES

16.1	Standby fee

(a)	Subject to this Clause 16.1, the Borrower shall pay to the Agent (for the account of each Lender) a standby fee in Singapore Dollars computed at:
(i)	the rate of 1.125 per cent. per annum on the average daily undrawn portions of that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B; and

(ii)	the rate of 0.90 per cent. per annum on the average daily undrawn portions of that Lender’s Available Commitment under Facility D for the Availability Period applicable to Facility D.
(b)	The accrued standby fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

16.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amounts and at the times agreed in a Fee Letter.

16.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

16.4	Security Trustee fee

The Borrower shall pay to the Security Trustee (for its own account) a security trustee fee in the amount and at the times agreed in a Fee Letter.

16.5	Technical Bank fee

The Borrower shall pay to the Technical Bank (for its own account) a technical bank fee in the amount and at the times agreed in a Fee Letter.

16.6	Fee payable in respect of Bank Guarantees

(a)	The Borrower shall pay to the Agent (for the account of each Facility C Lender) a bank guarantee fee (which, except as provided in paragraph (b) below, shall be non-refundable) in Singapore Dollars computed at the rate of:
(i)	(in the case of the First Guarantee Fee Period) 0.65 per cent. per annum; and

(ii)	(in the case of all other Guarantee Fee Periods) 2.25 per cent. annum, in each case, on the outstanding amount of each Bank Guarantee requested by it for the period from the date of validity of that Bank Guarantee until its Expiry Date. This fee shall be distributed by the Agent to each Facility C Lender on a proportionate basis.
(b)	Notwithstanding anything in paragraph (a), where the Borrower provides full cash cover under Clause 6.8 (Voluntary cancellation of Facility C) or paragraph (k) of Clause 12.9 (Prepayment Account) in respect of the Bank Guarantee:
(i)	the rate of bank guarantee fee referred to in paragraph (a) shall be reduced to 0.0625 per cent. per annum (subject to a minimum fee of $500 per annum) and shall (notwithstanding paragraph (c) of this Clause 16.6) be payable monthly in advance;

(ii)	upon such reduction taking effect, the Borrower shall pay to the relevant Facility C Lender, an administrative fee of S$500; and

(iii)	each Facility C Lender shall reimburse the Borrower for any guarantee fee that accrued in respect of any period for which such cash cover is provided.
(c)	The bank guarantee fee on a Bank Guarantee shall be payable:
(i)	in relation to the First Guarantee Fee Period, on the date falling seven Business Days after the first day of that period; and

(ii)	in relation to each subsequent Guarantee Fee Period, on the first day of that Guarantee Fee Period.
(d)	For the purposes of this Clause 16.6:

"First Guarantee Fee Period” means in relation to a Bank Guarantee, the period starting on the date of validity of the relevant Bank Guarantee and ending on 23 February 2008.

"Guarantee Fee Period” means relation to a Bank Guarantee, the First Guarantee Fee Period and each successive period of six Month (or such shorter period as shall end on the Expiry Date for that Bank Guarantee) starting on the last day of the First Guarantee Fee Period.

16.7	Ancillary Facility fees

The Borrower shall pay to the relevant Ancillary Lender the Ancillary Facility fee(s) in the amount(s) and at the times agreed in the relevant Ancillary Facility Document.

16.8	Prepayment fee

On the date of any prepayment under Clause 12.11 (Partial voluntary prepayment of Term Loans) or Clause 12.12 (Full voluntary prepayment of Utilisations), the Borrower shall pay to the Agent (for the account of the relevant Lenders) a prepayment fee of 0.50 per cent. flat of the principal amount of that prepayment, unless, and to the extent, such prepayment is made:
(a)	after the date which is 24 Months after the date of this Agreement; or

(b)	solely with the proceeds of any Permitted Refinancing.
16.9	Cancellation fee

On the date of any cancellation under Clause 9.5 (Voluntary cancellation of Available Swingline Facility) or Clause 12.4 (Voluntary cancellation), the Borrower shall pay to the Agent (for the account of the relevant Lenders) a cancellation fee of 0.50 per cent. flat of the amount of that cancellation, unless such cancellation is made after the date which is 24 Months after the date of this Agreement.

17.	TAX GROSS UP AND INDEMNITIES

17.1	Definitions

(a)	In this Agreement:

"Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 17.2 (Tax gross-up) or a payment under Clause 17.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 17 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

17.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, in which case, to the extent that such Tax Deduction is or was a direct result of a change in law or the interpretation, administration or application of any law after the date of this Agreement (or with respect to a Lender that becomes a Party after the date of this Agreement, after the relevant Transfer Date), the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment, evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(e)	This Clause 17.2 shall not apply with respect to any Tax assessed on a Finance Party:
(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party.

17.3	Tax indemnity

(a)	The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party has suffered for or on account of any Tax (that is a direct result of a change in law or the interpretation, administration or application of any law after the date of this Agreement) by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 17.2 (Tax gross-up).
(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 17.3, notify the Agent.

17.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

17.5	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (provided that the Borrower shall not bear any such stamp duty, registration and other similar Taxes payable in respect of any Transfer Certificate).

17.6	Goods and Services tax

The Borrower shall also pay to each Finance Party on demand, in addition to any amount payable by the Borrower to the relevant Finance Party under a Finance Document (if applicable), any goods and services, value added or similar Tax payable in respect of that amount (and references in that Finance Document to that amount shall be deemed to include any such Taxes payable in addition to it).

17.7	Forms

Any Finance Party that is entitled to an exemption from or reduction of any withholding tax with respect to payments under this Agreement, shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law (if any) as will permit such payments to be made without withholding or at a reduced rate provided that such Finance Party is legally entitled to complete, execute and deliver such documentation and is not prevented by any law, regulation, stock exchange requirement, duty of confidentiality, or its internal policies and guidelines from making such delivery.

18.	INCREASED COSTS

18.1	Increased costs

(a)	Subject to Clause 18.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party as a result of:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,
in each case, made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from a Facility or on a Finance Party’s overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

18.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 18.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall, within seven Business Days, notify the Borrower.

(b)	Each Finance Party shall, together with its notice under paragraph (a) above, provide a certificate to the Agent and the Borrower, confirming the amount and the basis of calculation (in reasonable detail) of its Increased Costs, provided that such Finance Party shall not be required to disclose any confidential information relating to the organisation of its affairs.

18.3	Exceptions

(a)	Clause 18.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 17.3 (Tax indemnity) (or would have been compensated for under Clause 17.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 17.3 (Tax indemnity) applied);

(iii)	attributable to the failure by the relevant Finance Party or its Affiliates to comply with any law or regulation; or

(iv)	attributable to any day more than six Months before the first date on which the relevant Finance Party became (or, if earlier, could reasonably be expected to have become) aware of the Increased Cost.
(b)	In this Clause 18.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 17.1 (Definitions).

19.	OTHER INDEMNITIES

19.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	Each Finance Party shall, as soon as practicable after a demand by the Agent or the Borrower (where that Finance Party is not the Agent, through the Agent), provide a certificate to the Agent and the Borrower, confirming the amount and the basis of calculation (in reasonable detail) of its indemnified amount, provided that such Finance Party shall not be required to disclose any confidential information relating to the organisation of its affairs.

19.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party (including any of its affiliates, employees, directors, officers, partners and agents) against any cost, loss or liability incurred by that Finance Party in connection with or as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor or the Sponsor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 33 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made or disbursed by reason of the operation of any one or more of the provisions of this Agreement;

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower (except where this Agreement provides that such notice can be revoked or made subject to conditions and the Borrower revokes such notice or, as the case may be, notifies the Agent that such conditions have not been satisfied, not later than 11:00 a.m. two Business Days before the scheduled date for such prepayment) or as required by this Agreement (other than by reason of default or negligence by that Finance Party); or

(e)	any investigative, administrative or judicial proceedings or hearing commenced or threatened by any person, whether or not such Finance Party shall be designated as a party or a potential party thereto, (including any fees or expenses incurred by such Finance Party in enforcing its indemnity under this Clause 19.2), arising out of or in connection with:
(i)	the Finance Documents or the transactions contemplated thereby;

(ii)	any enforcement of any of the Finance Documents (including any sale of, collection from or other realisation upon any Security or Guarantee); or

(iii)	any breach of Environmental Law,
provided that:
(A)	no Obligor shall have any obligation under this Clause 19.2 to indemnify any Finance Party for any cost, loss or liability arising from the wilful default, gross negligence or wilful misconduct of such Finance Party alone, as determined in a final non-appealable judgment of a court of competent jurisdiction; and

(B)	this Clause 19.2 does not apply to the extent any cost, loss or liability is compensated for by Clause 17 (Tax Gross-up and Indemnities) or Clause 18 (Increased Costs).
19.3	Indemnity to the Agent and the Security Trustee

The Borrower shall promptly indemnify the Agent and the Security Trustee against any cost, loss or liability incurred by the Agent or the Security Trustee (in each case acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised, provided that the Borrower shall have no obligations under this Clause 19.3 to indemnify the Agent or the Security Trustee for any cost, loss or liability arising solely from the wilful default, gross negligence or wilful misconduct of the Agent alone or, as the case may be, the Security Trustee alone.

19.4	Application of indemnities

(a)	Notwithstanding anything in this Agreement, each of the indemnities provided by the Borrower in favour of any of the Finance Parties under this Agreement shall only be effective on and from the First Utilisation Date.

(b)	For the avoidance of doubt, paragraph (a) of this Clause 19.4 shall not prevent any of the Finance Parties from claiming any cost, loss, liability, damages or expenses incurred prior to the First Utilisation Date under each of the indemnities of this Agreement provided that such claims (if any) may only be made by such Finance Parties on or after the First Utilisation Date.

20.	MITIGATION BY THE LENDERS

20.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 12.1 (Illegality), Clause 15.2 (Market disruption), Clause 17 (Tax gross-up and indemnities) or Clause 18 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

20.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party or its affiliates for all documented costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under 20.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 20.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

21.	COSTS AND EXPENSES

21.1	Transaction expenses

The Borrower shall promptly pay on demand all documented costs and expenses reasonably incurred by any of the Agent, the Arranger, the Security Trustee and/or the Technical Bank or their respective affiliates in connection with:
(a)	the preparation, review and/or negotiation of the Reports;

(b)	the preparation, negotiation, printing, execution and syndication of:
(i)	the Facility Agreement and each other Finance Document; and

(ii)	any other Finance Document executed after the date of this Agreement; and
(c)	the appointment of any legal advisers (being the legal advisers named in paragraphs 3(a) and 3(c) of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) or which are approved by or are reasonably acceptable to, the Borrower) and/or Lenders’ Consultants (which are approved by or are reasonably acceptable to, the Borrower) in connection with any of the foregoing, in relation to the Lenders’ Consultants, as set out in:
(i)	the Lenders’ Construction Consultant Agreement; and

(ii)	engagement letters or agreements between the Lenders’ Consultants, the Arranger, the Security Trustee, the Technical Bank and others, copies of which have been given to and are approved by or are reasonably acceptable to, the Borrower, provided that for the avoidance of doubt, the appointment of the Lenders’ Construction Consultant shall terminate on the Lenders’ Construction Consultant Termination Date.
21.2	Amendment costs

If an Obligor or the Sponsor requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand, reimburse the Agent and the Security Trustee for the amount of all actual documented costs and all reasonable expenses (including reasonable fees of its legal advisers and the Lenders’ Construction Consultant) incurred by the Agent or the Security Trustee in responding to, evaluating, negotiating or complying with that request or in connection with that required amendment.

21.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party (including any of its affiliates, employees, officers, directors, partners and agents) the amount of all documented costs and expenses (including documented fees of legal advisers and the Lenders’ Construction Consultant) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

21.4	Security Trustee expenses

The Borrower shall promptly on demand pay the Security Trustee the amount of all actual documented costs and all reasonable expenses (including reasonable legal fees) incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

21.5	Undertaking to pay Technical Bank

(a)	The Borrower undertakes to pay the Technical Bank within five Business Days of demand an amount equal to any liability, damages, cost, loss or expense (including reasonable and documented legal fees, costs and expenses), but excluding consequential damages, incurred by the Technical Bank or any of its affiliates, partners, directors, officers, employees, agents or professional advisers (each a “Relevant Party”) arising out of, in connection with or based on any actual action, claim, suit, investigation or proceeding arising out of, in connection with or based on the appointment of the Lenders’ Construction Consultant (up to the Lenders’ Construction Consultant Termination Date) in relation to technical matters relating to the Integrated Resort Project (the terms of such appointment being set out in engagement letters or agreements between the Lenders’ Construction Consultant and the Technical Bank, copies of which have been given to the Borrower), unless directly caused by the gross negligence or wilful misconduct of that Relevant Party alone, as determined in a final non-appealable judgment of a court of competent jurisdiction.

(b)	Any third party referred to in paragraph (a) above may enjoy the benefit of or enforce the terms of paragraph (a) above in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

22.	GUARANTEE AND INDEMNITY

22.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability (subject to the next sentence) suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.

The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
22.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

22.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
22.4	Waiver of defences

The obligations of each Guarantor under this Clause 22 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 22 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Borrower Group or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Transaction Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security; or

(g)	any insolvency or similar proceedings.

22.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 22. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

22.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in the manner and order as contemplated by the Finance Documents (whether against those amounts or otherwise), and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 22.
The foregoing provisions relate solely to moneys received by a Finance Party pursuant to an enforcement action.

22.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (or, as the case may be, the Security Trustee) otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
22.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

22.9	Release

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor, then on the date such Retiring Guarantor ceases to be a Guarantor:
(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any right it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
23.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 23 to each Finance Party on the date of this Agreement (in the case of any Obligor other than the Borrower, only in relation to itself, provided that where any representation or warranty of an Obligor is expressed to be given from a specific date, the representation and warranty of that Obligor under this Clause 23 shall be made on that date).

23.1	Status

(a)	It is a limited liability company, corporation or other entity, duly incorporated or organised and validly existing under the law of its jurisdiction of incorporation or organisation.

(b)	It and each of its Restricted Subsidiaries has the power to own its assets and carry on its business as it is being, and is proposed to be, conducted.

23.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document (other than each Project Document which is not a Main Construction Contract) to which it is a party are legal, valid, binding and enforceable, subject to:
(a)	any general principles of law limiting its obligations in respect of equitable remedies, insolvency, liquidation or creditors’ rights generally;

(b)	any other general principles of law which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 29 (Changes to the Obligors); or

(c)	in the case of any Security Document, the terms of the Development Agreement, (once issued) the Lease and the applicable Perfection Requirements.
23.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not:
(a)	conflict:
(i)	with any law or regulation applicable to it or any of its Restricted Subsidiaries;

(ii)	with its or any of its Restricted Subsidiaries’ constitutional documents; or

(iii)	in any material respect, with any material agreement or instrument binding upon it or any of its Restricted Subsidiaries or any of its or any of its Restricted Subsidiaries’ assets; or
(b)	(except as provided in any Security Document) result in the existence of, or oblige it or any of its Restricted Subsidiaries to create, any Security over any of its assets.
23.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary corporate or other action to authorise its entry into, performance and delivery of, the Transaction Documents (other than each Project Document which is not a Main Construction Contract) to which it is a party and the transactions contemplated by those Transaction Documents.

23.5	Validity and admissibility in evidence

All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents (other than each Project Document which is not a Main Construction Contract) to which it is a party and the transactions contemplated by the Transaction Documents;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect (or, in each case, will be when required) save for complying with any applicable Perfection Requirements.

23.6	No filing or stamp taxes

Under the law of its jurisdiction of incorporation or organisation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (save in each case for complying with any applicable Perfection Requirements).

23.7	No default

(a)	No Event of Default is continuing or would reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Restricted Subsidiaries (subject to any applicable grace period) or to which its or any of its Restricted Subsidiaries’ assets are subject which would reasonably be expected to have a Material Adverse Effect.

23.8	Information

(a)	Any factual information provided by or on behalf of the Borrower to any Finance Party in connection with any Finance Document, including the Information Memorandum when issued, was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections in the Information Memorandum when issued, have been prepared on the basis of assumptions that the Borrower believed were reasonable at the time the projections were prepared.

(c)	Any opinions (other than legal opinions) provided by or on behalf of the Borrower to a Finance Party in connection with any Finance Document including any expressions of opinion or intention in the Information Memorandum when issued, were provided on grounds believed to be reasonable by the Borrower or the applicable party at the time it was provided.

23.9	Financial condition

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations in all material respects as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition since 31 December 2006.

23.10	Pari passu ranking

Without limiting Clause 23.14 (Security) below, its payment obligations under the Finance Documents to which it is party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally and, to the extent applicable, obligations under the Commercial Documents .
23.11	Winding-up

No Winding-up of it or any of its Restricted Subsidiaries or any of its (or any of its Restricted Subsidiaries’) assets has occurred or is outstanding and no such Winding-up is intended by it or any of its Restricted Subsidiaries, except in relation to any Restricted Subsidiary, a Permitted Reorganisation of that Restricted Subsidiary.

23.12	Immunity

Neither it nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process and in any proceedings taken in its jurisdiction of incorporation or organisation in relation to the Finance Documents to which it is a party, it will not be entitled to claim immunity for itself or any of its assets arising from suit, execution or other legal process.

23.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law), which would reasonably be expected to have a Material Adverse Effect have been started or (to its knowledge) threatened against it or any of its Restricted Subsidiaries.

23.14	Security

Subject to any applicable Perfection Requirements and, to the extent applicable, the terms of the Commercial Documents, each Security Document to which it is a party creates (or, once entered into, will create) in favour of the Security Trustee for the benefit of the Finance Parties and the Hedging Banks the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

23.15	Title

Subject to the terms of the Development Agreement and (once issued) the Lease, it has good and marketable title to the assets which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document to which it is a party, free from any Security not permitted by the Finance Documents.

23.16	Environmental Laws and Licences

(a)	It has:
(i)	complied with all Environmental Laws to which it may be subject;

(ii)	all Environmental Licences required or desirable in connection with its business; and

(iii)	complied with the terms of those Environmental Licences,
except for, in each case where failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)	It has disclosed all material details to the Agent and the Lenders’ Consultant that prepared the Environmental Report of all material inspections, investigations, studies, audits, tests, reviews and other analyses carried out by it or on its behalf in relation to any environmental matters pursuant to any Environmental Law in respect of the Integrated Resort Project and the Properties.

23.17	Environmental releases

No:
(a)	property currently or previously owned, leased, occupied or controlled by it (including any offsite waste management or disposal location utilised by it) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property, in each case in circumstances where this would reasonably be expected to have a Material Adverse Effect.

23.18	Commercial Documents

(a)	The Commercial Documents:
(i)	contain all the terms of the agreement and arrangements between the Lessor (and/or any of its Affiliates) and the Borrower (and/or any of its Affiliates) in relation to the acquisition, ownership and development of the Properties by the Borrower;

(ii)	are (or, in relation to the Lease only, on the date of its execution, will be) in full force and effect; and

(iii)	have not been amended or waived (in whole or in part) and no consent has been given thereunder, save for any which are minor or technical or have been amended or waived in accordance with this Agreement.
(b)	It is not in, or aware of any, breach of or default under any Commercial Document.

23.19	Project Documents

The Borrower has provided to the Agent certified copies of all Project Documents entered into and which the Borrower is required to provide in accordance with Clause 24.12 (Project Documents).

23.20	No Financial Indebtedness or Security

(a)	It does not have any Financial Indebtedness other than as permitted by Clause 26.7 (Financial Indebtedness).

(b)	No Security exists over all or any of its assets other than as permitted by paragraph (d) of Clause 26.4 (Negative pledge).

23.21	Solvency

No Obligor is insolvent or unable to pay its debts (including subordinated and contingent debts), nor would it be deemed by a court of competent jurisdiction to be unable to pay its debts within the meaning of:
(a)	(in the case of an Obligor incorporated in Singapore) Section 254(2) Companies Act, Chapter 50 of Singapore; and

(b)	(in the case of any other Obligor) the applicable law of the jurisdiction in which it is incorporated, nor will it become so in consequence of entering into any Transaction Document, and/or performing any transaction contemplated by any Transaction Document to which it is a party.
23.22	Insurances

(a)	Following the date that any insurances are obtained by an Obligor in accordance with Clause 26.21 (Insurance), such insurances will be in full force and effect as required by this Agreement.

(b)	In relation to each Obligor, no event or circumstance has occurred, and there has been no failure to disclose a material fact, which would entitle any insurer of that Obligor to reduce or avoid its liability under any such insurance.

23.23	Governmental Regulation

(a)	No Obligor is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other U.S. federal or state, or Singapore statute or regulation which would limit its ability to incur indebtedness, or which would otherwise render all or any portion of its obligations under the Finance Documents to which it is a party unenforceable.

(b)	To the extent applicable, each Obligor is in compliance, in all material respects, with:
(i)	the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; and

(ii)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).
(c)	The Borrower shall ensure and procure that no part of the proceeds of the Utilisations will be used, directly or indirectly, by the Borrower or any of its Affiliates, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time.
23.24	Material Adverse Effect

No Material Adverse Effect exists or has occurred and is continuing.

23.25	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:
(a)	the date of each Utilisation Request for a Loan (other than a Facility D Rollover Loan or a Swingline Rollover Loan); and

(b)	in the case of a Guarantor, the day on which the company becomes (or it is proposed that the company becomes) a Guarantor, provided that where any representation or warranty of an Obligor is expressed to be given as of a specific date, such representation and warranty under this Clause 23 shall be made on and as of that date.

24.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Annual financial statements

(a)	The Borrower shall supply to the Agent, as soon as the same become available, but in any event within 120 days after the end of each of its financial years, a copy of its audited financial statements (consolidated if applicable) for that financial year.

(b)	Each set of financial statements delivered pursuant to paragraph (a) above:
(i)	shall include:
(A)	a cash flow statement and profit and loss account (consolidated if applicable) for the relevant fiscal period; and

(B)	a balance sheet (consolidated if applicable) as at the end of the relevant fiscal period; and
(ii)	where such financial statements are consolidated, shall be supplied with proforma financial statements for the Borrower Group.
24.2	Quarterly financial statements

(a)	The Borrower shall supply to the Agent, as soon as the same become available, but in any event within 60 days after the end of the first, second and third Accounting Quarters, a copy of its financial statements (consolidated if applicable) for that Accounting Quarter.

(b)	Each set of quarterly financial statements delivered pursuant to paragraph (a) above:

(i)	shall include:
(A)	a cash flow statement and profit and loss account (consolidated if applicable) for the relevant Accounting Quarter and for the financial year to date; and

(B)	a balance sheet (consolidated if applicable) as at the end of the relevant Accounting Quarter; and
(ii)	where such financial statements are consolidated, shall be supplied with proforma financial statements for the Borrower Group.
24.3	Compliance Certificate

(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 24.1 (Annual financial statements) or Clause 24.2 (Quarterly financial statements), a Compliance Certificate:
(i)	which shall set out (in reasonable detail) computations as to compliance with Clause 25.1 (Financial covenants) in respect of the Relevant Period ending on the date as at which those financial statements were drawn up (if such compliance is required pursuant to the terms of Clause 25.1 (Financial covenants));

(ii)	a statement of Capital Expenditure, investments and acquisitions made during the relevant fiscal period and during the financial year to date; and

(iii)	certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
(b)	If required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 24.1 (Annual financial statements), the Compliance Certificate shall also set out (in reasonable detail) computations as to compliance with Clause 25.2 (Capital Expenditure) during that financial year (if such compliance is required pursuant to the terms of Clause 25.2 (Capital Expenditure)).
(c)	Each Compliance Certificate shall be signed by one authorised officer or authorised signatory of the Borrower.

24.4	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 24.1 (Annual financial statements) or Clause 24.2 (Quarterly financial statements) shall be certified by an authorised officer or authorised signatory of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of its financial statements delivered pursuant to Clause 24.1 (Annual financial statements) or Clause 24.2 (Quarterly financial statements) is prepared using GAAP. The Borrower shall promptly notify the

Agent of any material change in the accounting practices or reference periods in relation to its financial statements or the manner in which its financial statements are prepared.
24.5	Construction Budget

(a)	The Borrower may, at any time, prepare and deliver to the Technical Bank and (up to the Lenders’ Construction Consultant Termination Date) the Lenders’ Construction Consultant, a revised Construction Budget.

(b)	Any revised Construction Budget delivered pursuant to this Clause 24.5 shall:
(i)	unless otherwise agreed by the Technical Bank, be in substantially the same format as the previous Construction Budget; and

(ii)	be expressed in Singapore Dollars.
24.6	Financial Budget

(a)	The Borrower shall supply to the Agent, as soon as the same becomes available, but in any event not later than 20 Business Days after the start of each of its financial years (beginning with the financial year during which the Operating Commencement Date is scheduled to occur), a copy of the Financial Budget in respect of that financial year.

(b)	Each Financial Budget shall include:
(i)	beginning with the financial year during which the Operating Commencement Date is scheduled to occur:
(A)	a projected cash flow statement and profit and loss account (consolidated if applicable) of the Borrower for that financial year and for each Accounting Quarter of that financial year;

(B)	a projected balance sheet (consolidated if applicable) of the Borrower as at the end of each Accounting Quarter of that financial year; and

(C)	projected levels of the financial ratios in Clause 25.1 (Financial covenants) as at the end of, or, as the case may be, in respect of the Relevant Period ending at the end of, each Accounting Quarter of that financial year (beginning with the financial year during which the Borrower is scheduled to begin complying with the terms of Clause 25.1 (Financial covenants)); and
(ii)	beginning with the financial year during which the Borrower is scheduled to begin complying with the terms of Clause 25.1 (Financial covenants), projected Consolidated Adjusted EBITDA of the Borrower and the projected revenues and net profit after tax of the Borrower and of each of its principal operating divisions, for that financial year and for each Accounting Quarter of that financial year.

24.7	Construction Programme

(a)	The Borrower, may at any time, prepare and deliver to the Technical Bank and (up to the Lenders’ Construction Consultant Termination Date) the Lenders’ Construction Consultant, a revised Construction Programme.

(b)	Any revised Construction Programme delivered pursuant to this Clause 24.7, unless otherwise agreed by the Technical Bank, shall be in substantially the same format as the previous Construction Programme.

24.8	Information: miscellaneous

The Borrower shall supply to the Agent:
(a)	all documents dispatched by the Borrower to:
(i)	the Lessor under the Development Agreement that are material to the Facilities or the Finance Documents; and

(ii)	its creditors generally and which are material in the context of the Finance Documents and/or the Facilities, in each case, promptly after they are dispatched;
(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which would reasonably be expected to have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law which would reasonably be expected to have a Material Adverse Effect;

(d)	promptly upon becoming aware of them, the details of any actual or proposed amendment to or waiver or consent under, any breach of or default under, any notice given or received under and any claim made by or against any Obligor under, any Commercial Document;

(e)	promptly, the details of any claim(s) made by or on behalf of any Obligor in respect of any cancellation, non-issue, suspension, variation or revocation of the Casino Licence; and

(f)	promptly, such further material information regarding the financial condition, business and operations of any Obligor as any Finance Party (through the Agent) may reasonably request, in each case, except to the extent that disclosure of the information would breach any law, regulation, securities or stock exchange requirement or duty of confidentiality, provided that such information shall be promptly supplied to the Agent if the Borrower subsequently determines in good faith that such information does not fall under this proviso.

24.9	Notification of default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Material Project Party).

24.10	Lenders’ Construction Consultant’s Report/Lenders’ Construction Consultant Certificate

(a)	The Technical Bank shall instruct the Lenders’ Construction Consultant to deliver to the Technical Bank until the Lenders’ Construction Consultant Termination Date, not later than 45 days after the end of each Month, a report reviewing, in a format approved by the Technical Bank and reviewed by the Borrower in accordance with paragraph (b) below, the matters within the scope of its services during the relevant period.

(b)	The Borrower shall be entitled to review each draft report and each draft Lenders’ Construction Consultant Certificate and to consult with the Lenders’ Construction Consultant on any matter relating to such draft report or (as the case may be) such draft Lenders’ Construction Consultant Certificate. Notwithstanding the foregoing, the contents of the report to be delivered to the Technical Bank and the contents of the Lenders’ Construction Consultant Certificate to be delivered to the Agent shall be determined by the Lenders’ Construction Consultant.

24.11	Integrated Resort Project Information

The Borrower shall:
(a)	promptly upon becoming aware of it, notify the Technical Bank (for consideration by it and the Lenders’ Construction Consultant) of the details of any:
(i)	proposal or threat which is reasonably likely:
(A)	to suspend or materially delay the construction or operation of the Integrated Resort, or any part of the Integrated Resort Project, in each case, in accordance with the Development Agreement and paragraph (f) of Clause 26.11 (Integrated Resort Project); or

(B)	result in the abandonment of the Integrated Resort Project:
(1)	in whole; or

(2)	in any material part which would result in a breach of the Development Agreement or (when issued) the Lease;
(ii)	damage or destruction to the whole or part of the Integrated Resort Project where the cost of repair or reinstatement is likely to exceed S$50,000,000 (indexed);

(iii)	other event or circumstance which is likely to materially and adversely affect the implementation of the Integrated Resort Project in accordance with the Development Agreement; and

(iv)	expenditure incurred during any financial year of the Borrower which will or is likely to cause the Borrower to be in breach of Clause 25.2 (Capital Expenditure);
(b)	within seven days of it being received, supply to the Technical Bank (for consideration by it and the Lenders’ Construction Consultant):
(i)	one copy of each Planning Permission which it is required to deliver to the Lessor pursuant to the Development Agreement; or

(ii)	where such delivery requirement under the Development Agreement is cancelled or waived, one copy of each of the Grant of Written Permission, the Notice of Approval and the Permit to Carry Out Building Works;
(c)	promptly notify the Technical Bank and the Agent of:
(i)	each TOP Date;

(ii)	each Milestone;

(iii)	the Completion Date; and

(iv)	the Operating Commencement Date; and
(d)	within ten Business Days of a request from the Technical Bank, such other information in relation to the construction and completion of the Integrated Resort Project as the Technical Bank may from time to time reasonably require.
24.12	Project Documents
(a)	The Borrower shall supply to the Technical Bank, within ten Business Days of its execution, one copy of each Main Construction Contract, certified by an authorised officer or authorised signatory of the Borrower as correct and complete as at a date no earlier than seven Business Days before the date of delivery.
(b)	The Borrower shall, promptly after a demand by the Technical Bank, supply to the Technical Bank, one copy of each other Project Document.
(c)	The Borrower shall comply, duly and promptly, in all material respects with its obligations and enforce all of its rights under all Project Documents, except where the failure to comply or enforce would not reasonably be expected to have a Material Adverse Effect.
(d)	The Borrower shall promptly notify the Technical Bank (for consideration by it and the Lenders’ Construction Consultant) of:

(i)	any circumstances becoming known to it which have led or which are reasonably likely to lead to any Main Construction Contract or any other Project Document not being in full force and effect;

(ii)	it becoming aware of any material breach of any Main Construction Contract or any other Project Document;

(iii)	any event occurring or circumstance arising which would entitle it to serve a notice of termination (howsoever described) and/or entitle it to terminate any Main Construction Contract or any other Project Document; and

(iv)	any circumstances becoming known to it (whether as a result of a force majeure event or for any other reason) which have led or would reasonably be expected to lead to any material obligation of any party under any Main Construction Contract or any other Project Document being suspended or incapable of fulfilment.
(e)	The Borrower shall (up to the Lenders’ Construction Consultant Termination Date):
(i)	promptly provide to the Technical Bank one copy of any agreement or document which is entered into to amend, vary, waive, modify, suspend or replace any of the material terms of any of the Main Construction Contracts; and

(ii)	promptly upon receipt, deliver to the Technical Bank (for consideration by it and the Lenders’ Construction Consultant) one copy of any termination notice, warning notice, notice of default or other material notice served under any Main Construction Contract or any other Project Document.
(f)	The Borrower shall promptly supply to the Technical Bank (for consideration by it and (up to the Lenders’ Construction Consultant Termination Date) the Lenders’ Construction Consultant) such other information in relation to the Project Documents as the Technical Bank (or (up to the Lenders’ Construction Consultant Termination Date) the Lenders’ Construction Consultant through the Technical Bank) may from time to time reasonably request.

24.13	Inspection of books and records

Each Obligor shall (and the Borrower shall ensure that each member of the Borrower Group will):
(a)	keep books and records which accurately reflect in all material respects all of its business, affairs and transactions; and

(b)	permit any Finance Party or any of its representatives (which shall number not more than three at one time), at reasonable times and intervals, and upon prior reasonable notice, to visit any of its offices, to inspect any of its books and records and to discuss its financial matters with its officers and auditors. The cost and expense of two such visits in each successive period of 12 Months from the date of this Agreement shall be borne by the Borrower.

24.14	Co-operation, access and inspection

(a)	The Borrower shall ensure that, at all reasonable times and on reasonable prior notice, the Technical Bank, each of its professional advisers and (up to the Lenders’ Construction Consultant Termination Date) the Lenders’ Construction Consultant (or, in the case of each such person, any person nominated by it for the purpose):
(i)	is afforded reasonable access to, and permitted to inspect, any aspect or part of the Integrated Resort Project, and any information relating to the construction or development of the Integrated Resort Project which is in the possession or control of or reasonably available to the Borrower as such person (through the Technical Bank) may reasonably request;

(ii)	is provided with copies of any such information reasonably requested by such person (through the Technical Bank); and

(iii)	is able to meet with the Borrower and, if requested by such person (through the Technical Bank), the Main Contractors, the Quantity Surveyor and/or the Architect (in each case, co-ordinated by the Borrower and (if it so requires and is able to attend) with the Borrower in attendance), on any matter relating to the Integrated Resort Project which in the reasonable opinion of the Technical Bank, is material to the interests of the Lenders (provided that such person (through the Technical Bank) shall provide to the Borrower, either in writing or verbally, a brief summary of the topics to be discussed).
(b)	Where the Technical Bank or the Lenders’ Construction Consultant reasonably determines that the access and information afforded to it under paragraph (a) above, is insufficient for it to discharge its functions in relation to the Finance Documents and/or any agreed scope of work under the Lenders’ Construction Consultant Agreement, the Borrower shall ensure that all additional reasonable co-operation is given by it, the Main Contractors (subject to the provisions of paragraph (a)(iii) above) and/or the Borrower’s Project Officers to the Technical Bank or (up to the Lenders’ Construction Consultant Termination Date) the Lenders’ Construction Consultant, to enable such discharge.
(c)	The rights granted by this Clause 24.14 shall be exercised by the Technical Bank so as to minimise, so far as reasonably practicable, any disruption to the Integrated Resort Project, the work of any party concerning its construction and/or any agreed scope of work and in compliance with any applicable safety and security procedures.

24.15	Auditors

(a)	The Borrower shall ensure that PriceWaterhouseCoopers or another reputable firm of accountants is appointed as its auditors and the auditors of each other member of the Borrower Group.

(b)	The Borrower shall promptly notify the Agent of any change in its auditors or the auditors of any other member of the Borrower Group.

24.16	Properties information

The Borrower shall:
(a)	to the extent that the Retail Properties are subject to the Security Documents, within 30 days after the end of each Accounting Quarter (beginning with the first full Accounting Quarter falling after the Operating Commencement Date), provide to the Agent the following information (in form and substance reasonably satisfactory to the Agent) in respect of that quarterly period, a schedule of the existing occupational tenants of the Retail Properties showing for each tenant the rent, service charge, goods and services tax and any other payments payable (and, separately, paid) in that period by each of those tenants, the duration of its tenancy and the date of expiry of its tenancy;

(b)	notify the Agent of any potential purchaser of the Properties; and

(c)	promptly provide to the Agent such other information about the Properties, as the Agent may reasonably request from time to time.
24.17	Valuation Reports

On:
(a)	the date (the “First Valuation Date”) falling 12 Months after the date of the Operating Commencement Date; and

(b)	each anniversary of the First Valuation Date,
the Borrower shall deliver (or shall procure the delivery) to the Agent a Valuation Report.
25.	FINANCIAL COVENANTS

25.1	Financial covenants

The Borrower shall ensure that, on each Relevant Date following the first full Accounting Quarter beginning not less than 183 days after the Operating Commencement Date:
(a)	the ratio of Consolidated Adjusted EBITDA to Consolidated Total Interest Expense for each Relevant Period ending on a Relevant Date set out in the table below will not be less than the ratio set out in the relevant column in the table below opposite that Relevant Date; and

(b)	the ratio of Debt as of each Relevant Date to Consolidated Adjusted EBITDA for each Relevant Period ending on that Relevant Date set out in the table below will not exceed the ratio set out in the relevant column in the table below opposite that Relevant Date:

Consolidated
	Adjusted EBITDA to	Debt to
	Total Interest	Consolidated
Relevant Date	Expense to	Adjusted EBITDA
First Relevant Date	3.00 to 1	5.50 to 1
Second Relevant Date	3.00 to 1	5.50 to 1
Third Relevant Date	3.00 to 1	5.25 to 1
Fourth Relevant Date	3.00 to 1	5.25 to 1
Fifth Relevant Date	3.25 to 1	5.00 to 1
Sixth Relevant Date	3.25 to 1	5.00 to 1
Seventh Relevant Date	3.25 to 1	4.75 to 1
Eighth Relevant Date	3.25 to 1	4.75 to 1
Ninth Relevant Date	3.50 to 1	4.50 to 1
Tenth Relevant Date	3.50 to 1	4.50 to 1
Eleventh Relevant Date	3.50 to 1	4.25 to 1
Twelfth Relevant Date	4.00 to 1	4.25 to 1
Each subsequent Relevant Date	4.00 to 1	3.75 to 1
(c)	Consolidated Adjusted EBITDA for each Relevant Period ending on a Relevant Date will not be less than S$800,000,000; and

(d)	Consolidated Net Worth for each Relevant Period ending on a Relevant Date will be positive.
25.2	Capital Expenditure

The Borrower shall not in any of its financial years, incur Capital Expenditure (excluding Project Costs, Capital Expenditure on Aircraft/Watercraft and Capital Expenditure financed with Permitted FF&E Indebtedness or equity contributions from the Sponsor or any member of the Sponsor Group or Capital Expenditure financed with the proceeds of insurance recoveries or proceeds reinvested in accordance with paragraph (c) of Clause 12.5 (Mandatory prepayment from Net Sale Proceeds), in each case, regardless of when they are incurred) if as a result the aggregate amount of Capital Expenditure (excluding Project Costs, Capital Expenditure on Aircraft/Watercraft and Capital Expenditure financed with Permitted FF&E Indebtedness or equity contributions from the Sponsor or any member of the Sponsor

Group or Capital Expenditure financed with the proceeds of insurance recoveries or proceeds reinvested in accordance with paragraph (c) of Clause 12.5 (Mandatory prepayment from Net Sale Proceeds), in each case regardless of when they are incurred) of the Borrower in that financial year would exceed S$300,000,000, provided that where the Borrower incurs less than this amount in that financial year, an amount equal to 50 per cent. of such unutilised amount may be carried forward to the next following financial year (but not for subsequent financial years), provided that any unutilised amount carried forward to the next following financial year, shall be utilised first in that following financial year.

25.3	Rectification

(a)	If any of the financial covenants set out in paragraphs (a) to (d) of Clause 25.1 (Financial covenants) is not satisfied (an “Unsatisfied Financial Covenant”) for any Relevant Period ending on a Relevant Date (the “Affected Relevant Date”), within 20 Business Days after the earlier of an officer of the Borrower becoming aware of such Unsatisfied Financial Covenant and the Agent giving notice to the Borrower of the failure to comply, without in any way limiting the obligations of the Sponsor under the Sponsor Support Agreement, the Borrower may:
(i)	obtain an equity contribution or Subordinated Debt (each, a “Sponsor Group Contribution”) from a member of the Sponsor Group;

(ii)	repay or prepay outstanding Debt (including outstanding Loans);

(iii)	provide cash cover in respect of the Utilisations; and/or

(iv)	procure the issue of Bank SBLCs in favour of the Agent,
(each a “Rectification Amount”) so that immediately after such contribution, prepayment, repayment, provision of cash cover and/or issue of Bank SBLCs, the Unsatisfied Financial Covenant will be satisfied.

(b)	If a Rectification Amount has been provided to satisfy an Unsatisfied Financial Covenant and that financial covenant is satisfied for the Relevant Periods ending on any two consecutive Relevant Dates after the Affected Relevant Date without taking into consideration such Rectification Amount, provided that no Default is continuing:
(i)	where the Rectification Amount comprises a Sponsor Group Contribution, the Borrower may repay that Sponsor Group Contribution (or the relevant part thereof);

(ii)	where the Rectification Amount comprises a repayment or prepayment of Debt, the Borrower may redraw that Debt in accordance with its terms (provided that where that Debt comprised outstanding Loans, such Loans may only be redrawn in accordance with this Agreement); and

(iii)	where the Rectification Amount comprises cash cover or a Bank SBLC, the Security Trustee shall (and is irrevocably authorised and instructed by all the Secured Parties to), upon the written request of the Borrower, release such cash cover (or the relevant part thereof) or, as the case may be, Bank SBLC, at the cost and expense of the Borrower.
(c)	The cash proceeds received by the Borrower from any Sponsor Group Contribution or the face value of any Bank SBLC shall be included in the calculation of Consolidated Adjusted EBITDA and any repayment of Debt or any provision of cash cover in respect of the Utilisations shall reduce the Debt as of the applicable Relevant Date (in each case, without double counting), following which the relevant financial covenants shall be calculated or recalculated (as the case may be) including, without double counting, such Sponsor Group Contribution, the face value of any Bank SBLC and/or such repayment or cash cover (solely for the purpose of ascertaining compliance with the requirements and not for any other purpose).

(d)	If, after giving effect to the calculation or recalculation referred to in paragraph (c) above, the relevant financial covenants are met, then for all purposes under the Finance Documents:
(i)	(in the case of prevention of a breach of financial covenants) the Event of Default which otherwise would have arisen will not arise; and

(ii)	(in the case of cure of a breach of financial covenants) the Event of Default which arose as a result shall be deemed not to have arisen.
(e)	Rectification Amounts:
(i)	may exceed the minimum amount required to cure or prevent any breach of financial covenant; and

(ii)	made in respect of an Accounting Quarter shall be included in the relevant financial covenant calculations (except in the case of Consolidated Net Worth) until such time as that Accounting Quarter falls outside a Relevant Period.
25.4	Financial covenant calculations

(a)	Capital Expenditure, Debt, Consolidated Total Interest Expense and Relevant Debt shall:
(i)	be calculated and interpreted:
(A)	on a consolidated Borrower Group basis;

(B)	in the case of Consolidated Total Interest Expense, on a four rolling Accounting Quarters basis;

(C)	in accordance with GAAP; and

(D)	in relation to Consolidated Total Interest Expense, with the first three Accounting Quarters annualised in accordance with paragraph (e) below, with respect to the first three Relevant Dates; and
(ii)	be expressed in Singapore Dollars.
(b)	Consolidated Net Worth shall be calculated and interpreted on a consolidated

Borrower Group basis in accordance with GAAP and shall be expressed in Singapore Dollars. For the avoidance of doubt, Consolidated Net Worth shall be calculated giving effect to the principal amount of Subordinated Debt or loans provided by the Sponsor Group even if such calculation is inconsistent with GAAP.

(c)	Capital Expenditure, Consolidated Adjusted EBITDA, Consolidated Net Worth and Consolidated Total Interest Expense shall be determined (except as needed to reflect the terms of this Clause 25) from the financial statements of the Borrower delivered under Clause 24.1 (Annual financial statements) and Clause 24.2 (Quarterly financial statements), and Compliance Certificates delivered under Clause 24.3 (Compliance Certificate).

(d)	For the purpose of this Clause 25, no item shall be included or excluded more than once in any calculation.

(e)	Consolidated Adjusted EBITDA and Consolidated Total Interest Expense for the first, second and third Relevant Dates shall be calculated by multiplying the Consolidated Adjusted EBITDA or Consolidated Total Interest Expense (as the case may be) for the relevant Accounting Quarters by 4, 2 and 4/3 respectively.

25.5	Financial definitions

In this Clause 25:

“Acceptable Bank” means a bank that has the power to issue Bank SBLCs and which, on the date it issues a Bank SBLC in connection with Clause 25.3 (Rectification) (and at all times during the continuance of that Bank SBLC), is rated at least “A-” by Standard & Poor’s Ratings Group or “A3” by Moody’s Investors Service, Inc., as notified by the Borrower to the Agent.

“Bank SBLC” means a standby letter of credit (or any similar instrument reasonably acceptable to the Agent) issued by an Acceptable Bank in favour of the Agent:
(a)	which is in Agreed Form;

(b)	which will be for a minimum tenor of at least six Months;

(c)	(where the Bank SBLC is a standby letter of credit) which is governed by UCP500 (or any successor thereto) or similar accepted international standards for letters of credit; and

(d)	under which, the Agent is satisfied that:
(i)	following the Acceleration Date, it will be entitled to make unconditional demands on such Bank SBLC to reduce the outstanding Loans; and

(ii)	following receipt of such a demand on such Bank SBLC from the Agent, the Acceptable Bank irrevocably and unconditionally agrees to make payment of such a demand.

“Debt” means, as at any particular time, without double counting, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on scheduled payment or redemption) of the Financial Indebtedness of the Borrower and any Guarantee of Financial Indebtedness given by the Borrower:
(a)	including:
(i)	all Subordinated Debt made available by a Subordinated Creditor referred to in paragraph (b) of the definition of Subordinated Creditor;

(ii)	any Borrower Group Subordinated Guarantees;

(iii)	any Guarantee of any Permitted Aircraft/Watercraft Indebtedness; and

(iv)	all Permitted FF&E Indebtedness,
(b)	but excluding:
(i)	the Bank Guarantees;

(ii)	any indebtedness referred to in paragraph (e) and (g) of the definition of Financial Indebtedness;

(iii)	any Guarantee that constitutes Permitted Security described in paragraph (a)(ix) of the definition of Permitted Security or any Financial Indebtedness described in paragraph (b)(x)(B) of Clause 26.7 (Financial Indebtedness); and

(iv)	any Subordinated Debt made available by a Subordinated Creditor referred to in paragraph (a) of the definition of Subordinated Creditor.
For this purpose, any amount outstanding or repayable in a currency other than Singapore Dollars shall on that day be taken into account:
(A)	if an audited balance sheet of the Borrower has been prepared as at that day, in their Singapore Dollars equivalent at the rate of exchange used for the purpose of preparing that balance sheet; and

(B)	in any other case, in their Singapore Dollars equivalent at the rate of exchange that would have been used had an audited balance sheet of the Borrower been prepared as at that day in accordance with GAAP.
“Consolidated Adjusted EBITDA” means, for any period, the sum of the amounts (without duplication) for such period of (a) Consolidated Net Income, (b) Consolidated Total Interest Expense including net interest income, (c) provision for taxes based on income to the extent deducted in calculating Consolidated Net Income, (d) total depreciation expense, (e) total amortization expense, (f) total pre-opening and development expenses, (g) total amortization of rent expense incurred as a result of the payment of the land premium under the Development Agreement and (h) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a non-extraordinary cash item prepaid in the ordinary course of business in a prior period), less other non-cash items increasing Consolidated Net Income (excluding (i) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period and (ii) the amounts received from any IR Project Vehicles funded through Permitted Investments falling within the description of (a)(i) of the definition of Permitted Investments), all of the foregoing as determined on a consolidated basis for the Borrower Group in conformity with GAAP; provided that, for purposes of determining compliance with the covenants set forth in Clause 25.1 (Financial covenants), any Consolidated Adjusted EBITDA attributable to the operation of the Integrated Resort Project prior to the first full Accounting Quarter following the six calendar Months after the Operating Commencement Date shall be calculated on the basis of the one, two or three full Accounting Quarters following the Operating Commencement Date, multiplied by 4, 2, or 4/3, respectively. Any cash equity contributions or loan of Subordinated Debt made by a member of the Sponsor Group to Borrower and/or the face amount of any Bank SBLC delivered to Agent for the benefit of the Lenders in accordance with Clause 25.3 (Rectification) may at the written election of Borrower be included in the Consolidated Adjusted EBITDA. To the extent an Excluded Subsidiary is converted to a Restricted Subsidiary during any Relevant Period, Consolidated Adjusted EBITDA shall include the Consolidated Adjusted EBITDA of such Restricted Subsidiary on a pro forma basis since the beginning of such Relevant Period.
“Consolidated Net Income” means, for any period, the net income (or loss) of the members of the Borrower Group on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP and before any reduction in respect of preferred stock dividends; provided that there shall be excluded, without duplication, (a) the income (or loss) of any person (other than a member of the Borrower Group or any IR Project Vehicles funded through Permitted Investments falling within the description of paragraph (a)(i) of the definition of Permitted Investments), except to the extent of the amount of dividends or other distributions actually paid to the members of the Borrower Group by such person during such period, (b) the income (or loss) of any person accrued prior to the date it is merged into or consolidated with Borrower or any other member of the Borrower Group or that person’s assets are acquired by Borrower or any other member of the Borrower Group, (c) any after-tax gains or losses attributable to (i) asset sales consummated pursuant to paragraph (b)(iii), (xv), (xvi) or (xvii) of Clause 26.5 (Disposals) or (ii) the disposition of any securities or the extinguishment of any Financial Indebtedness of any member of the Borrower Group, (d) dividends or distributions from any Excluded Subsidiary to Borrower or any other member of the Borrower Group which are used to fund their share of any applicable tax payments to be made under a tax sharing arrangement, (e) the effect of non-cash accounting adjustments resulting from a change in the tax status of a flow-through or disregarded tax entity to a taxed entity, or vice versa, (f) any net extraordinary gains or net extraordinary losses and (g) any refinancing costs, amortization or charges (including premiums, costs, amortization and charges associated with the refinancing of the Existing Bridge Debt), provided further, that there shall be included, without duplication, the cash flows from IR Project Vehicles funded through Permitted Investments falling within the description of paragraph (a)(i) of the definition of Permitted Investments whose Net Income has been included as set forth above.
“Consolidated Total Interest Expense” means, for any period (subject to paragraph (e) of Clause 25.4 (Financial covenant calculations)), total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest), net of interest income, of the members of the Borrower Group that constitutes Relevant Debt on a consolidated basis with respect to all outstanding Financial Indebtedness of the members of the Borrower Group (other than non-cash interest on Subordinated Debt), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging arrangements, excluding, however, amortization of debt issuance costs and deferred financing fees including any amounts referred to in Clause 16 (Fees) payable to the Finance Parties, and any fees and expenses payable to the Finance Parties in connection with this Agreement on or prior to the First Utilisation Date.
“Consolidated Net Worth” means, as of any date of determination, (a) the sum of the following items, as shown on the consolidated balance sheet of Borrower and its Subsidiaries as of such date (i) the common equity of Borrower and its Subsidiaries, including the principal amount of any Subordinated Debt or loan by the Sponsor Group, and (ii)(A) the aggregate of non redeemable preferred stock or preferred membership interests of Borrower and its Subsidiaries, if any, and (B) any increase in depreciation and amortization resulting from any purchase accounting treatment from an acquisition or related financing; (b) less any goodwill incurred subsequent to 1 January 2008 and (c) less any write up of assets (in excess of fair market value) after 1 January 2008 and, in each case on a consolidated basis for Borrower and its Subsidiaries, determined in accordance with GAAP; provided, that in calculating Consolidated Net Worth, (i) any gain or loss from any sale of assets pursuant to paragraphs (b)(viii), (b)(xiii), (b)(xvii), (b)(xviii) or (b)(xx) of Clause 26.5 (Disposals) or the disposition of any securities or the extinguishment of any Financial Indebtedness of any person or any of its Subsidiaries (including all extraordinary gains and losses and all expenses, amortization and charges associated with the refinancing of the Existing Bridge Debt) shall be excluded, (ii) any change or reduction of net worth related to a conversion from flow-through tax entities to taxable entities shall be excluded and (iii) any change or reduction of net worth related to currency fluctuations or any conversion of currencies shall be included.
“Relevant Date” means the last day of each Accounting Quarter.

“Relevant Debt” means, as at any particular time, without double counting, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on scheduled payment or redemption) of the Financial Indebtedness of the Borrower and any Guarantee of Financial Indebtedness given by the Borrower:
(a)	including:
(i)	all Subordinated Debt made available by a Subordinated Creditor referred to in paragraph (b) of the definition of Subordinated Creditor;

(ii)	any Borrower Group Subordinated Guarantees; and

(iii)	all Permitted FF&E Indebtedness,
(b)	but excluding:
(i)	the Bank Guarantees;

(ii)	any indebtedness referred to in paragraph (e) or (g) of the definition of Financial Indebtedness;

(iii)	any Guarantee of any Permitted Aircraft/Watercraft Indebtedness (other than the amount of any claim or demand made on such Guarantee);

(iv)	any Guarantee that constitutes Permitted Security described in paragraph (a)(ix) of the definition of Permitted Security or any Financial Indebtedness described in paragraph (b)(x)(B) of Clause 26.7 (Financial Indebtedness);

(v)	any reserve set aside by the Borrower for any legal proceedings threatened against it; and

(vi)	any Subordinated Debt made available by a Subordinated Creditor referred to in paragraph (a) of the definition of Subordinated Creditor.
For this purpose, any amount outstanding or repayable in a currency other than Singapore Dollars shall on that day be taken into account:
(A)	if an audited balance sheet of the Borrower has been prepared as at that day, in their Singapore Dollars equivalent at the rate of exchange used for the purpose of preparing that balance sheet; and

(B)	in any other case, in their Singapore Dollars equivalent at the rate of exchange that would have been used had an audited balance sheet of the Borrower been prepared as at that day in accordance with GAAP.
“Relevant Period” means in the case of Consolidated Adjusted EBITDA and Consolidated Total Interest Expense, each period of four (or, in the case of the first three Relevant Dates, three, two or one, as applicable) rolling Accounting Quarters ending on the applicable Relevant Date.

26.	GENERAL UNDERTAKINGS

The undertakings in this Clause 26 remain in force from the date of this Agreement (or, in the case of Clause 26.4 (Negative Pledge), from the First Utilisation Date) for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

26.1	Authorisations

(a)	Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply one copy to the Agent of) any Authorisation required under any applicable law or regulation:
(i)	to enable it to perform its obligations under the Transaction Documents;

(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document; and

(iii)	to enable it to carry on its business as it is being conducted from time to time if failure to obtain, comply with or maintain any such Authorisation under this sub-paragraph (iii), would reasonably be expected to have a Material Adverse Effect.
(b)	The Borrower shall ensure that the Perfection Requirements are promptly complied with after the First Utilisation Date.

26.2	Compliance with laws

Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will) comply in all respects with all laws to which it may be subject, if failure so to comply would reasonably be expected to have a Material Adverse Effect.

26.3	Pari passu

Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will) ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by applicable law and, to the extent applicable, obligations under the Commercial Documents.

26.4	Negative pledge

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any Affiliate of an Obligor;

(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) sell, transfer or otherwise dispose of any of its receivables, except as permitted by the Finance Documents.

(d)	Paragraphs (a) and (b) above do not apply to:
(i)	any Permitted Security;

(ii)	up to First Utilisation Date, the Existing Bridge Facilities Security;

(iii)	any Permitted FF&E Security;

(iv)	any Permitted Aircraft/Watercraft Security;

(v)	any Permitted Refinancing Security; or

(vi)	any Security agreed by the Majority Lenders.
(e)	Paragraphs (a) and (b) above do not apply to sale-lease back transactions:
(i)	entered into by any member of the Borrower Group;

(ii)	with respect to Permitted FF&E;

(iii)	in an aggregate principal amount with respect to any such lease at any one time outstanding, taken together with all Permitted FF&E Indebtedness (without duplication), does not exceed S$600,000,000; and

(iv)	on terms reasonably satisfactory to the Agent, including the provisions regarding tenor, rental amounts and other terms.
(f)	Paragraph (c) above does not apply to:
(i)	any sale of receivables by a member of the Borrower Group for cash for fair market value; or

(ii)	any cash monetization of rental payments by a member of the Borrower Group, in each case, where the cash proceeds are receivable no later than the completion of the sale or monetization and are treated as Integrated Resort Revenues.

26.5	Disposals

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to:
(i)	in relation to any Retail Properties, any grant or agreement to grant any Lease Document in respect of the Retail Properties (or any part of the Retail Properties) made on normal commercial terms and in the ordinary course of business of the Borrower, so long as the tenant party to that Lease Document:
(A)	is not permitted to register the Lease Document nor permitted to lodge a caveat in respect of the Lease Document or in respect of any option to renew pursuant to the Lease Document at the Singapore Land Authority (or other relevant Governmental Agency), whether before or during the continuance of the term of the Lease Document; and

(B)	is not entitled to require that the Borrower subdivide those Retail Properties or any part thereof or to do any act or thing which could result in the Borrower being required to subdivide Retail Properties, and the Borrower shall not agree to any waiver of any of the restrictions set out in sub-paragraphs (i)(A) or (i)(B) above;

(ii)	any lease or licence of any part of the Properties comprising the hotel, conference, meeting, convention, exhibition and (to the extent they are subject to the Security Documents) Car Park facilities:
(A)	which are made in the ordinary course of business of the Borrower; and

(B)	where the duration of any such lease or licence is longer than short term, the relevant lessee or licensee is subject to the same restrictions as a tenant of the Retail Properties, as described in items (A) and (B) of sub-paragraph (i) above;
(iii)	any sale of the whole (or any part) of the Properties by the Borrower:
(A)	for cash consideration, where:
(1)	an amount of such consideration (the “Cash Consideration”) sufficient to repay or prepay the total outstanding Utilisations and utilisations under the Ancillary Facilities in full in accordance with (and after making the deductions permitted by) Clause 12.5 (Mandatory prepayment from Net Sale Proceeds) and Clause 12.9 (Prepayment Account), is receivable by the Borrower no later than the date of completion of the sale; or

(2)	where the Cash Consideration is insufficient to repay or prepay the total outstanding Utilisations and utilisations under the Ancillary Facilities in full as described in item (1) above, the

Borrower certifies to the Agent that it currently holds sufficient cash in an Account to make up such shortfall (which such cash shall be promptly transferred to the Prepayment Account and shall be considered “Net Sale Proceeds” for the purposes of this Agreement);
(B)	where the Net Sale Proceeds from such sale will be paid directly into the Prepayment Account (and be applied) in accordance with Clause 12.9 (Prepayment Account); and

(C)	where no Default has occurred and is continuing;
(iv)	any sale of the whole (or any part) of the Retail Properties and/or Car Park by the Borrower:
(A)	at arm’s length and on normal commercial terms;

(B)	for cash (including cash payments pursuant to an earn out or similar deferred or conditional payment arrangements), at least 75 per cent. of which is receivable no later than the date of completion of the sale;

(C)	where:
(1)	the Net Sale Proceeds from such sale will be paid directly into the Prepayment Account (and be applied) in accordance with Clause 12.9 (Prepayment Account); and

(2)	any reserve in respect of such Net Sale Proceeds that can be considered “Net Sale Proceeds” in accordance with paragraph (a)(iv) of Clause 12.5 (Mandatory prepayment from Net Sale Proceeds), shall be applied in the same way upon release or expiration or any applicable holding period;
(D)	where no Event of Default has occurred and is continuing;

(E)	where the Agent is reasonably satisfied that the Lessor and the relevant Governmental Agencies have approved such sale and the issue of separate strata title for the Retail Properties (or the relevant portion thereof) and/or Car Park (or the relevant portion thereof) (as applicable), in a manner that the Agent is reasonably satisfied will not materially and adversely effect the interests of the Lenders (taken as a whole);

(F)	the Agent is reasonably satisfied that the part of the Retail Properties and/or the Car Park, if any, that continues to be financed by the Facilities, shall remain subject to the Security created by the relevant Security Documents; and

(G)	the Agent is reasonably satisfied that all the other Properties (other than the Retail Properties and/or Car Park subject to the Permitted

Refinancing) shall remain subject to the Security created by the relevant Security Documents, and the Security Trustee shall (and is hereby instructed by the Lenders to) release any Security created by the Security Documents over the separate strata title issued for the Retail Properties and/or Car Park (or relevant parts thereof), which is to be made subject to such sale, at the cost and expense of the Borrower;

(v)	any sale, lease, transfer or other disposal of any moveable asset made:
(A)	in the ordinary course of business; or

(B)	either in exchange for or to be replaced by other assets comparable or superior as to type, value and quality, due to obsolescence or wear and tear or where that asset is no longer material to the business of the Borrower Group taken as a whole;
(vi)	any disposal of cash or cash equivalents:
(A)	for the acquisition on arm’s length terms of assets or Investments permitted to be acquired under this Agreement; or

(B)	for any other purpose not prohibited under this Agreement;
(vii)	any disposal permitted under paragraph (d) or (e) of Clause 26.4 (Negative pledge);

(viii)	any sale, lease, transfer or other disposal agreed by the Agent (acting on the instructions of the Majority Lenders);

(ix)	with respect to any property (whether a tangible or intangible asset, or real or personal property), any of the following: (A) any loss, destruction or damage of such property or asset; (B) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; (C) any settlement in lieu of item (B) above, or (D) any transfer of any personal property or personal asset to the insurer in connection with an insured claim, provided that nothing in this sub-paragraph (ix) shall limit or prevent the occurrence of any Event of Default or limit or restrict the rights of the Finance Parties under Clause 27 (Events of Default);

(x)	any sale, lease, transfer or other disposal of Intellectual Property Rights to any Affiliate in connection with the overall management of Intellectual Property Rights of the Sponsor and its Subsidiaries, so long as the Borrower’s ability to use any necessary Intellectual Property and otherwise carry on its business as then conducted and contemplated to be conducted is not hindered thereby;

(xi)	any sale, lease, transfer or other disposal between or among any members of the Borrower Group (provide that the Borrower may not dispose of any Charged Assets except as otherwise permitted by this Agreement);

(xii)	the members of the Borrower Group may sell or transfer assets pursuant to a sale-leaseback transaction permitted by paragraph (e) of Clause 26.4 (Negative pledge);

(xiii)	any sale, lease, transfer or other disposal on market terms of any construction equipment no longer required for the Borrower Group’s business;

(xiv)	any transfer, on terms reasonably satisfactory to the Agent, of immaterial portions of the Properties to the Government of Singapore upon the written request of the Government of Singapore and its stated intent to use such portions in connection with infrastructure, roadway, utility easement, or other “public works” purposes (so long as such transfer does not impair in any material way the ability of the Borrower to construct, develop, open, manage and/or operate the Integrated Resort Project);

(xv)	the dissolution, liquidation or winding-up of any Excluded Subsidiary, provided that prior to such event, any assets held by the entity to be so dissolved, liquidated or wound-up are distributed to a member of the Borrower Group;

(xvi)	the Permitted Reorganisation of a Restricted Subsidiary;

(xvii)	any sale, lease, transfer or other disposal of any Permitted FF&E permitted by the terms of the relevant Permitted FF&E Indebtedness, provided that all proceeds from a sale are applied in accordance with the terms of such Permitted FF&E Indebtedness;

(xviii)	any sale, lease, transfer or other disposal of any Aircraft/Watercraft subject to any Permitted Aircraft/Watercraft Indebtedness, provided that all proceeds from a sale are applied in accordance with the terms of such Permitted Aircraft/Watercraft Indebtedness;

(xix)	any sale, lease, transfer or other disposal of the Retail Properties (or the relevant portion thereof) and/or Car Park (or the relevant portion thereof) subject to any Permitted Refinancing to any Excluded Subsidiary, provided that all proceeds from a sale are applied in accordance with the terms of such Permitted Refinancing;

(xx)	any sale, lease, transfer or other disposal of any moveable asset, where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal of moveable assets, other than any permitted under sub-paragraphs (i) to (xix) above) does not exceed S$15,000,000 (or its equivalent in another currency or currencies) in any calendar year; or

(xxi)	any sale, transfer or disposal permitted by paragraph (f) of Clause 26.4 (Negative pledge).
(c)	The Security Trustee shall (and is hereby instructed by the Lenders to) release any Security created by the Security Documents over any assets subject to a permitted disposal under paragraph (b) above, at the cost and expense of the Borrower and subject to the satisfaction of any terms and conditions applicable to such disposal.

26.6	Restrictive agreements, negative pledges

No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) enter into (nor, after the first Utilisation Date, have outstanding) any agreement or arrangement (other than the Transaction Documents) prohibiting or restricting the creation or existence of any Security on any asset of any member of the Borrower Group, other than:
(a)	in respect of specific assets encumbered to secure payment of Financial Indebtedness, where such encumbering and Financial Indebtedness is permitted by this Agreement;

(b)	in relation to the Borrower, up to the date of the First Utilisations:
(i)	the Existing Bridge Facilities Security; and

(ii)	any such prohibitions or restrictions under the Existing Bridge Facilities and the Existing FRNs;
(c)	as contained in the Development Agreement or (once issued) the Lease, or (but without limiting Clause 27 (Events of Default)) as otherwise required by applicable law or any regulation or order of the Government of Singapore, the Singapore Gaming Authority or the Lessor;

(d)	in relation to any Aircraft/Watercraft, Retail Properties and/or Car Park, as may be provided for under the terms of the permitted Financial Indebtedness related thereto;

(e)	customary prohibitions and restrictions contained in any leases, licences and/or sale and purchase agreements permitted by this Agreement, and subject always to the Security created by the Security Documents;

(f)	in relation to any receivables or rental payments which are the subject of any sale or monetization permitted by paragraph (f) of Clause 26.4 (Negative pledge), as may be provided for under the terms of the agreement related thereto;

(g)	in relation to any Subordinated Debt of an Obligor to a Subordinated Creditor referred to in paragraph (b) of the definition of subordinated Creditor, as may be provided in the documentation relating to such Subordinated Debt (to the extent it complies with the requirements of Subordinated Debt); or

(h)	in relation to any Permitted FF&E Indebtedness of an Obligor, as may be

provided in the documentation relating to such Permitted FF&E Indebtedness.
26.7	Financial Indebtedness

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) incur or have outstanding any Financial Indebtedness or any Designated RPS.

(b)	Paragraph (a) above does not apply to:
(i)	up to the date of the First Utilisations, Financial Indebtedness in respect of the Existing Bridge Debt;

(ii)	Financial Indebtedness under the Finance Documents;

(iii)	Financial Indebtedness permitted by paragraph (b) of Clause 26.8 (Loans and Guarantees);

(iv)	all indebtedness constituting Excluded Proceeds;

(v)	Subordinated Debt or Designated RPS which satisfy the requirements of paragraphs (a) and (c) of the definition of Subordinated Debt;

(vi)	Permitted Aircraft/Watercraft Indebtedness and any Guarantee issued by the Borrower or any Restricted Subsidiary of that indebtedness (provided the aggregate principal amount of all such Guarantees shall not exceed S$300,000,000);

(vii)	Permitted FF&E Indebtedness;

(viii)	any Permitted Refinancing;

(ix)	Financial Indebtedness owed by any member of the Borrower Group (other than the Borrower) to another member of the Borrower Group;

(x)	to the extent that such incurrence does not result in the incurrence by any member of the Borrower Group of any obligation for the payment of Financial Indebtedness of others (other than other members of the Borrower Group), any Financial Indebtedness of a member of the Borrower Group incurred solely in respect of:
(A)	performance bonds, completion guarantees, standby letters of credit or bankers’ acceptances, letters of credit in order to provide security for workers’ compensation claims, payment obligations in connection with self insurance or similar requirements, surety and similar bonds and statutory claims of lessors, licensees, contractors, franchisees or customers in each case to the extent the Financial Indebtedness in respect of such facilities are on terms more favourable than those under the Ancillary Facilities; and

(B)	bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding,
provided that such Financial Indebtedness described in this sub-paragraph (x) was incurred in the ordinary course of business of the member of the Borrower Group and all such Financial Indebtedness pursuant to this sub-paragraph (x) does not exceed in an aggregate principal amount outstanding at any one time S$100,000,000;

(xi)	Financial Indebtedness arising from any agreement entered into by any member of the Borrower Group providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with a sale, lease, transfer or other disposition of any asset permitted pursuant to paragraph (b) of Clause 26.5 (Disposals);

(xii)	Financial Indebtedness in respect of derivative transactions entered into pursuant to Clause 26.9 (Hedging); or

(xiii)	Financial Indebtedness of any member of the Borrower Group, to the extent covered by a guarantee, bond, letter of credit or other instrument issued under any Ancillary Facility.
26.8	Loans and Guarantees

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will):
(i)	make any loan, or provide any form of credit or financial accommodation, to any other person; or

(ii)	give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of, or in respect of liabilities or obligations of, any other person or voluntarily assume any liability (whether actual or contingent) of any other person.
(b)	Paragraph (a) above does not apply to:
(i)	loans, guarantees or indemnities under the Finance Documents;

(ii)	guarantees or indemnities in respect of any Permitted FF&E Indebtedness and Permitted Refinancing incurred by it;

(iii)	investments permitted under Clause 26.18 (Acquisitions and investments) to the extent they constitute loans, guarantees, indemnities or other contingent liabilities;

(iv)	any Guarantee issued in respect of any Permitted Aircraft/Watercraft Indebtedness (provided that the principal amount of all such Guarantees shall not exceed S$300,000,000);

(v)	loans, guarantees or indemnities with respect to Financial Indebtedness and other obligations of another member of the Borrower Group (which Financial Indebtedness or obligation is otherwise permitted under this Agreement);

(vi)	trade credit, guarantees, indemnities, bonds and letters of credit granted, given or issued by an Obligor on arm’s length terms and in the ordinary course of its trading, not in respect of Financial Indebtedness;

(vii)	indemnities given by any Subsidiary of the Borrower in respect of any Permitted Aircraft/Watercraft Indebtedness incurred by it;

(viii)	loans, guarantees, indemnities, bonds and letters of credit permitted by paragraph (b) of Clause 26.7 (Financial Indebtedness);

(ix)	any loans or advances made by any member of the Borrower Group to employees or directors or former employees or directors of any member of the Borrower Group in an amount not to exceed S$5,000,000 in the aggregate outstanding at any time;

(x)	Borrower Group Subordinated Guarantees; or

(xi)	in relation to the Borrower, up to the date of the First Utilisations any guarantees or indemnities under the Existing Bridge Facilities and the Existing FRNs.
26.9	Hedging

(a)	Within four Months after the date of this Agreement, the Borrower shall enter into interest rate hedging transactions with the Hedging Banks (whether through interest rate swaps, collars, caps or other agreements reasonably satisfactory to the Agent and the Borrower (each a “Hedging Document”)) to hedge interest rate exposures in respect of:
(i)	not less than 50 per cent. of the total principal amounts outstanding under the Term Loan Facilities and Facility D (including the Swingline Facility) at any time; and

(ii)	not more than 100 per cent, of the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility D Commitments (including the Total Swingline Commitments) at any time.
(b)	The interest rate hedging under each Hedging Document shall be:
(i)	for a period of not less than three years; or

(ii)	such shorter period ending on the Termination Date.
(c)	At or before the time that the Borrower enters into any Hedging Document with a Hedging Bank, the Borrower shall ensure that the counterparty accedes as a Hedging Bank to the Intercreditor Agreement.

(d)	For the avoidance of doubt, the Borrower is permitted to enter into hedging transactions with respect to its other Financial Indebtedness that it is permitted to incur under this Agreement.

26.10	Commercial Documents

(a)	The Borrower shall:
(i)	perform and comply with:
(A)	its obligations under or in connection with the Development Agreement and the Lease, other than obligations of a minor or technical nature, the non-fulfilment of which would not be materially adverse to the interests of the Lenders;

(B)	the Consent; and

(C)	in all material respects with its material obligations under or in connection with the other Commercial Documents;
(ii)	notify the Agent (promptly upon becoming aware of the same) of:
(A)	any breach by any party of its obligations or any default under the Development Agreement, the Lease or the Consent; and

(B)	any material breach by any party of its obligations or any default under the Commercial Documents;
(iii)	take all reasonable steps to enforce (except to the extent permitted by paragraph (b) below):
(A)	any claim or right it has under or in connection with the Development Agreement, the Lease or the Consent; and

(B)	any material claim or right it has under or in connection with any other Commercial Document;
(iv)	notify the Agent promptly of any material claim made under a Commercial Document; and

(v)	provide the Agent with reasonable details of any claim under sub-paragraph (iv) above and its progress and notify the Agent as soon as practicable upon that claim being resolved.
(b)	The Borrower shall not amend, terminate, give any waiver or consent under, or agree or decide not to enforce, in whole or in part, any term or condition of:
(i)	the Development Agreement, the Lease or the Consent, save for amendments, waivers, consents or non-enforcements which:
(A)	are not materially adverse to the interests of the Lenders;

(B)	are minor or technical; or

(C)	have been approved in writing by the Agent (acting on the instructions of the Majority Lenders (which approval shall not be unreasonably withheld)); or
(ii)	any other Commercial Document, save for non-material amendments, waivers, consents or non-enforcements or amendments, waivers, consents or non-enforcements which are minor or technical or have been approved in writing by the Agent (acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld)).
26.11	Integrated Resort Project

The Borrower shall:
(a)	ensure and procure that the Integrated Resort Project is designed, constructed and developed substantially in accordance with the Commercial Documents, as and when required;

(b)	promptly obtain (and in all material respects comply with), as and when required each Planning Permission required to design, construct and develop the Integrated Resort Project in accordance with the Commercial Documents;

(c)	ensure and procure that the Integrated Resort Project is constructed to a high and substantial standard of construction and in accordance with all applicable laws and regulations;

(d)	act as the project manager of the Integrated Resort Project and in such capacity, manage and oversee all aspects of the Integrated Resort Project, and ensure and procure that it employs suitably qualified officers and other technical and professional staff to enable it to fulfil this role so as to ensure the completion of the Integrated Resort Project in accordance with the Commercial Documents;

(e)	ensure and procure that the Casino Licence is obtained in accordance with the Commercial Documents;

(f)	ensure and procure that the Integrated Resort Project is implemented so that:
(i)	each Milestone is met; and

(ii)	the Operating Commencement Date occurs on or before 31 December 2010, or, in each case, following the occurrence of a Force Majeure Event, the relevant deadline under sub-paragraph (i) or (ii) above shall be extended by the number of days of delay caused by such Force Majeure Event, as reasonably determined by the Agent (subject to the reasonable approval of the Majority Lenders); and

(g)	to the extent within its reasonable control, use its commercially reasonable endeavours to remedy any Force Majeure Event.

26.12	Accounts

(a)	The Borrower shall:
(i)	open the Revenue Accounts in good time before any Integrated Resort Revenues become receivable;

(ii)	open the Funding Shortfall Account and Prepayment Account in good time before the date that it estimates that any Funding Shortfall Amount or, as the case may be, prepayment amount will become payable; and

(iii)	at all times maintain the Accounts with the Account Banks.
(b)	The Borrower may not open or maintain any bank, deposit, savings or other account, other than the Accounts, with any person unless:
(i)	such account(s) are secured in favour of the Security Trustee on substantially the same terms as the Accounts or (where such account(s) are Offshore Collection Accounts) to the extent required by the definition of Offshore Collection Accounts;

(ii)	such account(s) contain cash owned by customers of the Borrower or cash held by the Borrower in a fiduciary capacity for its customers or employees; or

(iii)	such account(s) are used to receive proceeds of any Permitted FF&E Indebtedness.
(c)	Each Account shall be a separate account at the relevant Account Bank.

(d)	Neither the existence of the Accounts, nor the insufficiency of funds in any of them, nor any inability to apply any funds in any of them towards the relevant payment, shall affect the obligation of the Borrower to make all payments required to be made to the Secured Creditors or any of them on the due date for such payments in accordance with the Finance Documents.

(e)	No sum may be credited to or withdrawn from any Account except as expressly permitted or required by this Agreement.

(f)	Subject to paragraph (i) below, the Agent shall pay the proceeds of all Loans into the Disbursement Account.

(g)	The Borrower shall ensure the payment into a Disbursement Account of:
(i)	the proceeds of all First Financing Contributions to be applied towards refinancing the Existing Bridge Debt;

(ii)	the proceeds of all Financing Contributions (other than to those made to finance Funding Shortfalls or Funding Shortfall Amounts) paid into the Financing Contributions Account, not later than the date of the relevant Utilisation Request;

(iii)	the proceeds of all HoldCo Project Contributions and Sponsor Project Contributions paid into the Financing Contributions Account, by the time required by Clause 3.1 (Sponsor Project Undertakings) of the Sponsor Support Agreement; and

(iv)	the proceeds of all withdrawals made from a Control Account pursuant to paragraph (p) below in respect of Project Costs or other payments permitted by paragraph (h) below.
(h)	Subject to paragraph (q) below, the Borrower may withdraw sums from a Disbursement Account:
(i)	to make payments for the purposes permitted under Clause 3.1 (Purpose) falling due at any time;

(ii)	to meet Construction Costs and/or Borrower Costs due or falling due at any time;

(iii)	as permitted or required pursuant to this Agreement to pay Financing Costs falling due at any time;

(iv)	with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).
(i)	The Borrower shall ensure the payment into a Control Account of the proceeds of First Financing Contributions and the Facility A Loans, in an amount equal to the Excess Amount, if any.

(j)	The Borrower shall ensure the payment into the Financing Contributions Account of:
(i)	the proceeds of all Financing Contributions (other than those made to finance Funding Shortfalls or Funding Shortfall Amounts); and

(ii)	the proceeds of all HoldCo Project Contributions and Sponsor Project Contributions.
(k)	Subject to paragraph (q) below, the Borrower shall immediately withdraw sums deposited in a Financing Contributions Account and deposit them in a Disbursement Account.

(l)	The Borrower shall ensure the payment into the Funding Shortfall Account of all Financing Contributions made to finance Funding Shortfalls or Funding Shortfall Amounts.

(m)	Subject to paragraph (q) below, the Borrower may withdraw sums from the Funding Shortfall Account to:
(i)	make payments of Funding Shortfalls; and/or

(ii)	reimburse the Sponsor or (as the case may be) HoldCo in respect of its payments, made under paragraph (c) of Clause 3.1 (Sponsor Project Undertakings) or, as the case may be, paragraph (a)(ii) of Clause 3.2 (HoldCo Project Contributions) of the Sponsor Support Agreement.

(n)	The Borrower shall ensure the payment into the Revenue Accounts of all Integrated Resort Revenues (other than On-Site Cash) and all cash distributions or distributions received from any IR Project Vehicles funded through Permitted Investments falling within the description of paragraph (a)(i) of the definition of Permitted Investments.

(o)	Subject to paragraph (q) below, the Borrower may withdraw sums from the Revenue Accounts:
(i)	to make payments for any of the purposes permitted by paragraph (h) above;

(ii)	as permitted or required pursuant to this Agreement to pay Financing Principal falling due at any time;

(iii)	to invest in Cash Equivalent Investments in accordance with Clause 26.18 (Acquisitions and investments);

(iv)	to fund any Permitted Investment;

(v)	to fund any other purpose not prohibited by this Agreement;

(vi)	to fund Operating Costs; or

(vii)	with the prior consent of the Agent (acting on the instructions of the Majority Lenders).
(p)	Subject to paragraph (q) below, the Borrower may withdraw sums from a Control Account and deposit them in a Disbursement Account to (i) fund Project Costs or (ii) make any other payments permitted by paragraph (h) above:
(A)	where the Borrower delivers to the Agent:
(1)	an original duly completed Withdrawal Request not later than the Specified Time (or such later time as the Agent may agree) (which will not be regarded as having been duly completed unless it identifies the purpose of the withdrawal); or

(2)	(I) a scanned copy of a duly completed Withdrawal Request by email and followed by (II) the original duly completed Utilisation Request (or a fax copy of the duly completed Withdrawal Request), in each case, not later than the respective Specified Times (or such later time as the Agent may agree) (which will not be regarded as having been duly completed unless it identifies the purpose of the withdrawal);

(B)	the Borrower delivers to the Agent a duly completed Withdrawal Request (which will not be regarded as having been duly completed unless it identifies the purpose of the withdrawal);

(C)	where those Project Costs are Construction Costs:
(1)	on the date of the Withdrawal Request, the Agent has received a Construction Certificate:
(aa)	certifying that each applicable Milestone that has passed has been achieved;

(bb)	confirming that the Borrower has provided invoices and/or other evidence reasonably satisfactory to the Lenders’ Construction Consultant (or, as the case may be, the Quantity Surveyor) that, as at the date of the withdrawal:
(I)	the proceeds of such withdrawal are required by the Borrower to meet Construction Costs; and

(II)	such Construction Costs have become due and payable; and
(cc)	setting out the details of any Funding Shortfall that existed before the date of the withdrawal and which has not been previously notified to the Agent; and
(2)	the Withdrawal Request confirms to the reasonable satisfaction of the Agent that, as at the date of the proposed withdrawal, an amount equal to any outstanding Funding Shortfall Amount has been deposited in the Funding Shortfall Account; and
(D)	where those Project Costs are Borrower’s Costs:
(1)	(up to the Total Construction Costs Termination Date) on the date of the Withdrawal Request, the Agent has received a Borrower’s Certificate:
(aa)	confirming and attaching Payment Evidence (in respect of an amount not less than such part of the withdrawal to be applied to fund Borrower’s Cost) reasonably satisfactory to Agent; and

(bb)	certifying to the Agent that, within 30 days of the date of the proposed withdrawal, the Borrower shall deliver to the Agent a copy of each invoice or other appropriate evidence (containing details reasonably satisfactory to the Agent) evidencing such Borrower’s Costs that:
(I)	(on or prior to the Operating Commencement Date) exceeds S$100,000 (or its equivalent in any other currency or currencies); and

(II)	(after the Operating Commencement Date) exceeds S$500,000 (or its equivalent in any other currency or currencies), in each case, relating to the Borrower’s Costs (other than payroll payments) comprised in that Payment Evidence, that, as at the date of the Withdrawal Request:
(xx)	the proceeds of such withdrawal are required by the Borrower to meet Borrower’s Costs; and

(yy)	such Borrower’s Costs have become due and payable; and
(2)	the Withdrawal Request:
(aa)	confirms to the reasonable satisfaction of the Agent that, as at the date of the proposed withdrawal, an amount equal to any outstanding Funding Shortfall Amount has been deposited in the Funding Shortfall Account; and

(bb)	sets out the details of any Funding Shortfall that existed before the date of the withdrawal and which has not been previously notified to the Agent.
Notwithstanding anything in this paragraph (p), the Borrower shall be entitled to transfer sums from a Control Account into another Control Account, provided that the Borrower shall promptly notify the Agent of any such transfer.

(q)	Up to the Total Construction Costs Termination Date, on the date of each withdrawal made by the Borrower from an Account, the Borrower shall be deemed to represent and warrant that:
(i)	in relation to each Disbursement Account, each Financing Contributions Account, the Funding Shortfall Account, each Revenue Account and the Prepayment Account, the withdrawal is made:
(A)	for a purpose permitted or required by this Agreement; and

(B)	for a purpose which has become due and payable or for which an invoice has been received;
(ii)	in relation to each Disbursement Account, the withdrawal is made for a purpose, which when aggregated with all other withdrawals made from the Disbursement Accounts pursuant to this Clause 26.12 for the same purpose, does not exceed the amount of all sums paid into the Disbursement Accounts to fund such purpose; and

(iii)	in relation to the Funding Shortfall Account for a continuous period of at least three Months up to and including the date of such withdrawal, the aggregate amount of all Funding Shortfalls is less than S$804,540,000.
(r)	The Borrower shall, as soon as practicable and in any event not later than 20 Business Days after the end of each Accounting Quarter, deliver to the Agent a report on:
(i)	each Account opened and/or closed for that Accounting Quarter; and

(ii)	each Account with a closing balance for that Accounting Quarter of more than S$5,000,000 (or its equivalent in any other currency or currencies).
(s)	The Borrower shall promptly provide the Agent (for consideration by it and the other Finance Parties) with any information the Agent reasonably requests in relation to any of the Accounts.

26.13	Material Construction Contracts

(a)	The Borrower:
(i)	shall not make or agree to any material amendment to any Main Construction Contract which would reasonably be expected to result in a Material Adverse Effect; and

(ii)	shall not cancel, rescind or otherwise terminate or agree to any termination or accept any repudiation or purported repudiation of any Main Construction Contract, other than where:
(A)	a replacement Main Construction Contract is reasonably likely to be (and is) entered into within three Months (or such longer period as the Technical Bank (in consultation with the Lenders’ Construction Consultant) may reasonably agree) of such event;

(B)	the Borrower demonstrates to the Technical Bank’s reasonable satisfaction (in consultation with the Lenders’ Construction Consultant), that a replacement is unnecessary or where the failure to replace would not be reasonably expected to have a Material Adverse Effect; or

(C)	the Technical Bank (in consultation with the Lenders’ Construction Consultant) and the Borrower agree that the part of the Integrated Resort Project to which that Main Construction Contract relates, has been modified or abandoned so that such contract is no longer required.
(b)	The Borrower:
(i)	shall:
(A)	pay or procure to be paid punctually all sums due or to become due from it under the Material Construction Contracts and all other costs relating to the Integrated Resort Project for which it is liable in accordance with any Material Construction Contract (save for any bona fide dispute which the Borrower may have against the relevant parties to the Material Construction Contract entitling it to withhold payment or provide alternative security for payment pending such dispute or where the failure to make such payment would not reasonably be expected to have a Material Adverse Effect);

(B)	duly comply with all its obligations, and take all reasonable steps to ensure due compliance by the other parties with all their respective obligations, under the Material Construction Contracts, in each case, where the failure to do so would reasonably be expected to have a Material Adverse Effect; and

(C)	preserve and maintain all rights, franchises and privileges necessary, advisable or appropriate for or in connection with the Integrated Resort Project, in each case, where the failure to do so would reasonably be expected to have a Material Adverse Effect; and
(ii)	to the extent within its reasonable control, shall use its commercially reasonable endeavours to remedy any consequences of any Force Majeure Event arising in relation to the Material Construction Contracts.
26.14	Change of business

The Borrower shall ensure that no material change is made to the general nature of the business of the Borrower or the Borrower Group taken as a whole from that carried on at the date of this Agreement except:
(a)	as results from the contemplated construction, development, ownership, operation and implementation of the Integrated Resort Project; or

(b)	where the change involves any activity or business incidental, related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including, but not limited to, any internet gaming, hotel, entertainment, recreation, convention, trade show, meeting, retail sales, leasing, transportation or other activity or business designated to promote, market, support, develop, construct or enhance the casino gaming, hotel, retail and entertainment, mall and/or resort business operated by the Borrower Group.
26.15	Merger

No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) enter into any amalgamation, demerger, merger or corporate reconstruction or reorganisation, other than:
(a)	in relation to a Restricted Subsidiary:
(i)	any Permitted Reorganisation; or

(ii)	any internal corporate reconstruction or reorganisation that:
(1)	does not result in any amalgamation, demerger or merger; and

(2)	will not result in a Default or a Material Adverse Effect; and
(b)	in relation to the Borrower, any internal corporate reconstruction, reorganisation or Permitted Corporate Restructuring that:
(i)	will not result in a Default or a Material Adverse Effect; and

(ii)	either:
(A)	does not result in any amalgamation, demerger or merger; or

(B)	where it results in a merger with a Restricted Subsidiary, the Borrower is, and will be, the surviving legal entity and the Agent receives a legal opinion (in form and substance reasonably satisfactory to the Agent) from the legal advisers to the Borrower in Singapore, confirming this.
26.16	Restricted payments

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will):
(i)	pay, repay or prepay any principal, interest (provided that interest (A) may accrue and (B) may be evidenced by any instrument which constitutes Subordinated Debt) or other amount on or in respect of, or redeem, purchase or defease, any Subordinated Debt; or

(ii)	reduce, return, purchase, repay, cancel or redeem any of its shares.
(b)	Paragraph (a) above does not apply to, if no Event of Default is continuing, the payment of interest, fees, commissions, costs and expenses and other payments not in the nature of principal, due and payable in respect of Subordinated Debt made available by a Subordinated Creditor described in paragraph (b) of that definition.

(c)	The Borrower shall not declare, pay or make any dividend or other payment or distribution of any kind (each, a “Dividend”) to its shareholders on or in respect of any of its shares.

(d)	Paragraphs (a)(ii) and (c) above do not apply to:
(i)	any Dividend declared, paid or made or any return, purchase, repayment, cancellation or redemption of shares in the Borrower (other than shares which are Subordinated Debt):
(A)	at least six Months after the Operating Commencement Date;

(B)	the amount of which, when aggregated with all other dividends (other than dividends permitted by the other provisions of this paragraph (d)) declared in the same financial year of the Borrower, does not exceed the amount specified opposite the relevant ratio set out in the following table in which the ratio of Debt as of the end of each Accounting Quarter to Consolidated Adjusted EBITDA for such Accounting Quarter falls (as certified by an authorised officer or authorised signatory of the Borrower to the Agent):

Ratio of Debt to Consolidated Adjusted EBITDA	Amount
Lower than or equal to 2.50 to 1	Unlimited
Higher than 2.50 to 1 but lower than or equal to 3.50 to 1	S$300,000,000
Higher than 3.50 to 1	Nil
(C)	where, immediately following such Dividend, the aggregate Capital Expenditure reserve of the Borrower is at least S$38,000,000; and

(D)	where no Event of Default is continuing or would reasonably be expected to result from such Dividend;
(ii)	any payments to the Sponsor or any member of the consolidated group of which the Sponsor is the common parent, for the purpose of reimbursing the Sponsor or such member for any Taxes incurred by the Sponsor or such member that are directly attributable to its ownership of the Borrower (as certified by an authorised officer or authorised signatory of the Borrower to the Agent);

(iii)	any payment to the Sponsor or HoldCo:
(A)	for the sole purpose of reimbursing the Sponsor and its Affiliates or, as the case may be, HoldCo for any Project Costs or Operating Costs directly incurred by the Sponsor and its Affiliates or, as the case may be, HoldCo on behalf of the Borrower (as certified by an authorised officer or authorised signatory of the Borrower to the Agent); and

(B)	where such payment would not result in the ratio of the aggregate of all Financing Contributions (without double counting) to all Project Costs incurred to-date being less than 0.20 to 1; and

(C)	where no Event of Default is continuing or would reasonably be expected to result from such payment;
(iv)	where no Event of Default is continuing, any Dividend declared, paid or made to HoldCo to enable HoldCo to pay interest, fees, commissions, costs and expenses and other payments not in the nature of principal on HoldCo Subordinated Debt; or

(v)	where no Event of default is continuing, Dividends to Holdco (A) in an aggregate amount not to exceed S$500,000 in any fiscal year, to the extent necessary to permit Holdco to pay general administrative costs and expenses and (B) to the extent necessary to permit Holdco to pay franchise taxes, and accounting, legal and other professional fees in relation to (1) the Borrower and/or the Integrated Resort, (2) Holdco in its capacity as the owner of all of the equity interests of the Borrower, and (3) all activities of Holdco in such capacity referred to in the foregoing item (2).
(e)	Paragraphs (a) and (c) above do not apply to:
(i)	any reimbursements made in accordance with paragraph (m)(ii) of Clause 26.12 (Accounts); or

(ii)	any payment, dividend, distribution or release made in accordance with paragraph (b) of Clause 25.3 (Rectification).
26.17	Arm’s length terms

No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) enter into any contract or arrangement with or for the benefit of any Affiliate (including any disposal to that person) other than:
(a)	on arm’s length terms;

(b)	any transaction, agreement, contract or arrangement permitted by Clause 26.5 (Disposals), Clause 26.7 (Financial Indebtedness), Clause 26.8 (Loans and guarantees), paragraph (m)(ii) of Clause 26.12 (Accounts), Clause 26.16 (Restricted Payments) or Clause 26.18 (Acquisitions and investments);

(c)	any inter-company services and/or procurement contract or arrangement to be entered into by the Borrower on terms consistent with the past practice of other Subsidiaries of the Sponsor for performing similar functions;

(d)	transfers of Intellectual Property Rights permitted by paragraph (b)(viii) of 26.5 (Disposals);

(e)	any equity contributions or Subordinated Debt which are Excluded Proceeds or which are made to the Borrower solely to finance the prepayment or repayment of Utilisations or for any other purpose permitted by this Agreement;

(f)	any employment, compensation, indemnification, non-competition or confidentiality agreement or arrangement entered into by a member of the Borrower Group with its employees or directors in the ordinary course of business or as approved by a majority of the members of the board of directors (or functional equivalent thereof) of such member of the Borrower Group in its reasonable determination;

(g)	loans or advances to employees of the members of the Borrower Group permitted under paragraphs (c)(vii) and (c)(xii) of Clause 26.18 (Acquisitions and investments);

(h)	transactions contemplated by each Commercial Document and Project Document;

(i)	reciprocal easement and other similar agreements required or permitted to be entered into pursuant to the Finance Documents;

(j)	(A) license agreements with an Excluded Subsidiary (including licenses permitting an Excluded Subsidiary to use Intellectual Property Rights of the members of the Borrower Group) and (B) any other agreements with an Excluded Subsidiary, provided the terms of such other agreement under this item (B) or any amendment to such agreement are no less favorable to the members of the Borrower Group than those that would have been obtained in a comparable transaction by such member with an unrelated person;

(k)	any agreement not specifically prohibited hereunder by an Excluded Subsidiary to pay management fees to a member of the Borrower Group directly or indirectly;

(l)	any arrangement permitted or contemplated by this Agreement;

(m)	any contract or arrangement agreed by the Majority Lenders;

(n)	any transaction arising between members of the Borrower Group not specifically prohibited by this Agreement;

(o)	the Sponsor Support Agreement or any arrangement contemplated thereby; or

(p)	repayments of Sponsor Group Contributions permitted by paragraph (b) of Clause 25.3 (Rectification).
26.18	Acquisitions and investments

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will):
(i)	invest in or acquire any share in or any security issued by any person, or any interest therein or in the capital of any person, or make any capital contribution to any person; or

(ii)	invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person.
(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) enter into any joint venture, consortium, partnership or similar arrangement with any person.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	the acquisition of the Properties or the design, construction, development, pre-opening, operation and implementation of the Integrated Resort Project (including the acquisition of any Permitted FF&E);

(ii)	any Permitted Investments;

(iii)	Investments existing on the date of this Agreement and notified in writing to the Agent before such date;

(iv)	Investments (including the formation or creation of a Subsidiary in compliance with the terms of this Agreement) by any member of the Borrower Group in any other member of the Borrower Group;

(v)	any Investment made as a result of the receipt of non-cash consideration from the sale of any asset that was made pursuant to and in compliance with this Agreement;

(vi)	trade receivables owing to any member of the Borrower Group if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as such member of the Borrower Group deems reasonable under the circumstances;

(vii)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(viii)	Investments by the members of the Borrower Group in any Excluded Subsidiary, where those investments are made with proceeds that the Borrower is permitted to invest (or not restricted from investing) pursuant to the definition of Excluded Subsidiary;

(ix)	Investments of cash or property in any joint venture, partnership, consortium or Excluded Subsidiary contributed to the Borrower by a member of the Sponsor Group or in exchange for common equity of the Borrower (in each case, excluding any contribution made pursuant to the terms of the Sponsor Support Agreement or otherwise required to be made pursuant to this Agreement);

(x)	Investments by the members of the Borrower Group consisting of securities or other obligations received in settlement of debt created in the ordinary course of business and owing to other members of the Borrower Group or in satisfaction of judgments;

(xi)	to the extent constituting Investments, transfers of Intellectual Property Rights permitted pursuant to paragraph (b)(x) of Clause 26.5(Disposals);

(xii)	any indebtedness incurred by the members of the Borrower Group permitted under Clause 26.7 (Financial Indebtedness) and any guarantee, indemnity or contingent liability permitted under Clause 26.8 (Loans and Guarantees), to the extent such indebtedness or contingent liability constitutes an Investment;
(xiii)	any investment in Cash Equivalent Investments; or

(xiv)	any other Investment approved by the Majority Lenders.
26.19	Business of the Borrower

The Borrower shall not carry on any business or incur any material liability other than:
(a)	as permitted by Clause 26.14 (Change of business);

(b)	all actions in connection with the undertaking of the design, construction, development, pre-opening, operation and management of the Integrated Resort Project;

(c)	holding and developing the Properties in accordance with the Commercial Documents;

(d)	the operation of the Integrated Resort, including the lease of the Properties (or any part of the Properties);

(e)	liabilities incurred under the Transaction Documents, and Security created under the Finance Documents;

(f)	liabilities permitted by the Finance Documents;

(g)	up to the date of the first Utilisation, liabilities incurred in respect of the Existing Bridge Debt;

(h)	refinancing the Facilities;

(i)	any Permitted Investments;

(j)	any acquisition or investment permitted by Clause 26.18 (Acquisitions and investments); or

(k)	any other activity and business that is set forth in or permitted by Clause 26.14 (Change of business) or that is complementary, related or ancillary to or a reasonable extension of any activity set out in paragraphs (a) to (i) above.
26.20	Assets

The Borrower shall maintain all its assets necessary for the conduct of its business as conducted from time to time in good working order and condition, ordinary wear and tear excepted.

26.21	Insurance

(a)	Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies:

(i)	against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business; and

(ii)	against those risks, and to the extent, required by applicable law or by contract,

including, in relation to the Borrower, those risks set out, and at commercially prudent levels no lower than those set out in, Schedule 12 (Insurances).
(b)	Without limiting paragraph (a) above, the Borrower shall maintain the insurances set out in Schedule 12 (Insurances) and otherwise comply with the terms of Schedule 12 (Insurances).

(c)	Each Obligor acknowledges that it is the sole party liable to pay premiums and shall (and the Borrower shall ensure that each other member of the Borrower Group will) promptly pay such premiums and do all things necessary to maintain insurances required of it by paragraphs (a) and (b) above.

(d)	The Borrower shall:
(i)	supply to the Agent prior to the First Utilisation Date and promptly upon subsequent request, certified true copies of each insurance policy or certificate of insurance issued by insurance brokers or underwriters relating to it and required by this Clause 26.21;

(ii)	promptly notify the Agent of any fact, act or omission which has caused or may cause it to be in breach of any provision of this Clause 26.21 in relation to the Borrower and of any purported or threatened avoidance of any insurance policy in relation to the Borrower required by this Clause 26.21; and

(iii)	promptly notify the Agent of any claim or notification under any of its insurance policies which is for, or might result in a claim under that policy for, at least S$10,000,000 (or its equivalent in another currency or currencies).
(e)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) do or omit to do anything which might render any insurance required by this Clause 26.21 void, voidable or unenforceable.

26.22	Use of Proceeds

The Borrower will ensure that each Utilisation and utilisation of an Ancillary Facility (and the proceeds of each Utilisation and utilisation of an Ancillary Facility) are used in accordance with Clause 3.1 (Purpose), Clause 9.2 (Purpose) or paragraph (a)(ii) of Clause 10.7 (Terms of Ancillary Facilities) (as applicable).

26.23	Environmental undertakings

Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will):

(a)	comply in all material respects with all Environmental Laws to which it may be subject; and

(b)	obtain all material Environmental Licences required or desirable in connection with its business and comply in all material respects with the terms of all those Environmental Licences, except for, in each case where a failure to do so would not reasonably be expected to have a Material Adverse Effect.

26.24	Intellectual Property

Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will):
(a)	take all necessary action to obtain, safeguard, maintain in full force and effect and preserve its ability to enforce all Intellectual Property Rights owned by or licensed to it (to the extent that such Obligor or member of the Borrower Group has the right to enforce Intellectual Property Rights that are licensed to it), that are necessary for the conduct of its business as conducted from time to time, and not discontinue the use of any such Intellectual Property Rights (other than in the ordinary course of its business and where such discontinuance would not be reasonably expected to have a Material Adverse Effect), including:
(i)	paying all applicable renewal fees, licence fees and other applicable fees; and

(ii)	performing and complying with all laws and obligations to which it is subject as registered proprietor, beneficial owner, user, licensor or licensee of any such Intellectual Property Rights;
(b)	promptly notify the Agent of any infringement or threatened or suspected infringement of or any challenge to the validity of any material Intellectual Property Rights owned by or licensed to it which may come to its notice, supply the Agent with all information in its possession relating thereto and take all necessary steps (including the institution of legal proceedings) to prevent third parties infringing any such Intellectual Property Rights; and

(c)	take all necessary steps (including legal proceedings) to enforce the confidentiality of and prevent any improper use of any trade secret which is an Intellectual Property Right.
26.25	Taxes

(a)	Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group) shall pay all Taxes required to be paid by it when due (or, if earlier, before any penalty is or could be imposed, and before any Security is or could be imposed ranking in priority to the claims of any Finance Party or to any Security created pursuant to the Security Documents).

(b)	Paragraph (a) above does not apply to any Taxes:
(i)	being contested by the relevant Obligor or member of the Borrower Group in good faith and in accordance with the relevant procedures;

(ii)	which have been adequately disclosed in its financial statements, and for which adequate reserves are being maintained in accordance with GAAP; and

(iii)	where payment can be lawfully withheld and will not result in the imposition of any penalty or Security as described in paragraph (a) above.
26.26	Financial assistance

Each Obligor shall ensure that all payments made by it, and any Security created pursuant to any Finance Document by it, are made or created in compliance with any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares.
26.27	Guarantees and Security

The Borrower shall:
(a)	promptly notify the Agent:
(i)	if any new Subsidiary of the Borrower is incorporated or formed; and

(ii)	whether or not that Subsidiary is (or will be) a Restricted Subsidiary; and
(b)	if such Subsidiary is a Restricted Subsidiary, within 30 days of a request by the Agent, ensure that it will become a Guarantor and provide a Restricted Subsidiary Debenture in favour of the Finance Parties and the Hedging Banks to secure all of the obligations of the Borrower under the Finance Documents.
27.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 27 is an Event of Default.

27.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document (other than the Sponsor Support Agreement) at the place at and in the currency in which it is expressed to be payable unless:
(a)	in the case of principal or interest or guarantee fee or standby fee, payment is made within three Business Days of its due date;

(b)	in the case of fees and other amounts not constituting principal, interest, guarantee fee or costs and expenses, payment is made within seven Business Days of its due date; and

(c)	in the case of costs, expenses and any other sums, payment is made within 15 Business Days of its due date, following the giving of the notice or demand

(if any) required by the terms of the Finance Document,
provided that no Event of Default under this Clause 27.1 shall occur where, following the Agent giving notice to the Sponsor of the relevant Obligor’s non-payment on the relevant due date, payment is made (whether by the relevant Obligor, the Sponsor or any other person) within three Business Days of the expiry of the relevant grace period set out in paragraphs (a) to (c) above.

27.2	Breach of Sponsor and HoldCo payment obligations

The Sponsor or HoldCo does not make any Shareholder Contribution pursuant to the Sponsor Support Agreement on the due date, in the manner, at the place and in the currency in which it is expressed to be made, unless the Shareholder Contribution is made within 30 days of its due date.

27.3	Financial covenants

Any covenant set out in Clause 25.1 (Financial covenants) or Clause 25.2 (Capital Expenditure) is not satisfied.

27.4	Other obligations

(a)	A Material Project Party or the Sponsor does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 27.1 (Non-payment), Clause 27.2 (Breach of Sponsor and HoldCo payment obligations) or Clause 27.3 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above in relation to any provision of the Finance Documents (other than Clause 24.9 (Notification of Default)) will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (i) a senior officer of the relevant Material Project Party or the Sponsor becoming aware of such default and (ii) the Agent or any Lender giving notice to the relevant Material Project Party or the Sponsor of the failure to comply.

27.5	Misrepresentation

Any representation or statement made or deemed to be made by a Material Project Party or the Sponsor in the Finance Documents to which it is a party or any other document delivered by or on behalf of any Material Project Party or the Sponsor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

27.6	Cross default

(a)	Any Financial Indebtedness of any Material Project Party is not paid when due nor within any applicable grace period.

(b)	Any Financial Indebtedness of any Material Project Party is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 27.6 if:

(i)	in relation to paragraphs (a) and (b) above, the holder of the relevant Financial Indebtedness waives the applicable failure to pay or other event of default (howsoever described) or such event of default is cured; or

(ii)	if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above, is less than S$100,000,000 (or its equivalent in any other currency or currencies).
27.7	Insolvency

(a)	A Material Project Party or the Sponsor admits inability or is (or is deemed by applicable law or a court to be) unable to pay its debts as they fall due, suspends, or threatens to suspend, making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness

(b)	A moratorium is declared by any Material Project Party or the Sponsor or by any person on behalf of any Material Project Party or the Sponsor in respect of any of its indebtedness.

27.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Project Party other than any Permitted Reorganisation, reconstruction or reorganisation permitted by Clause 26.15 (Merger);

(ii)	a composition, assignment or arrangement with any creditor of any Material Project Party;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Restricted Subsidiary permitted by this Agreement), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Material Project Party or any of their respective assets; or

(iv)	the commencement of enforcement proceedings with respect to any Security over any assets of any Material Project Party, or any analogous procedure or step is taken in any jurisdiction.

(b)	No Event of Default will occur under paragraph (a) above in connection with any legal proceedings or other procedure or step taken:
(i)	under paragraph (a)(i) above in relation to a winding-up or an administration; or

(ii)	under paragraph (a)(iii) above,

which:
(A)	is being contested by the relevant Material Project Party in good faith by appropriate means prior to an order being made against it and is discharged or stayed within 90 days of its commencement; or

(B)	in respect of a Material Project Party which is not an Obligor or HoldCo, would not be reasonably expected to have a Material Adverse Effect.
(c)	No Event of Default will occur under paragraph (a) above in connection with any legal proceedings or other procedure or step taken under paragraph (a)(iv) above,
(i)	which is discharged or stayed within 14 days of its commencement; or

(ii)	which is in respect of non-recourse indebtedness (being indebtedness where the provider or beneficiary of such indebtedness has no right of recovery for such indebtedness beyond the limited right of recourse against the relevant asset and, having realised the same, such provider or beneficiary is not entitled to take any further steps against the relevant Material Project Party or any of its other assets to recover any sums due under such indebtedness and in particular, that such provider or beneficiary is not entitled to petition to take any steps for the winding-up of the Material Project Party) aggregating not more than S$50,000,000 (or its equivalent in any other currency or currencies) and would not reasonably be expected to have a Material Adverse Effect.
(d)	If a receiver, liquidator or trustee shall be appointed for the Sponsor, or if the Sponsor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the United States Code entitled “Bankruptcy”, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by the Sponsor, or if any proceeding for the dissolution or liquidation of the Sponsor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary, not consented to by the Sponsor and is being contested by the Sponsor in good faith by appropriate means, no Event of Default shall exist unless the same is not discharged, stayed or dismissed within 90 days of its commencement.
27.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects:
(a)	any part of the Properties, any rights of the Borrower under the Development Agreement or the Lease or any other material asset or assets of the Borrower and is not discharged within 60 days; or

(b)	any material asset or assets of any other Material Project Party or HoldCo and is not discharged within 60 days.

27.10	Unlawfulness

It is or becomes unlawful for any Obligor, HoldCo or the Sponsor to perform any of its payment or other material obligations (as reasonably determined by the Majority Lenders) under the Finance Documents to which it is a party.

27.11	Repudiation

(a)	Any Obligor, HoldCo or the Sponsor repudiates a Finance Document or a Commercial Document to which it is a party.

(b)	The Lessor or any other relevant Governmental Agency repudiates a Commercial Document.

27.12	Security and guarantees

(a)	Any Security Document or any guarantee in or any subordination under any Finance Document is not in full force and effect or any Security Document does not create in favour of the Security Trustee for the benefit of the Finance Parties and the Hedging Banks the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

(b)	Any Security Document is declared null and void by a Governmental Agency of competent jurisdiction, or any such Governmental Agency or any Obligor shall contest the validity, perfection or priority of the Security granted pursuant to any Security Document in favour of the Security Trustee.

(c)	The Lessor:
(i)	cancels, terminates or (to the detriment of the Secured Parties as secured parties (as reasonably determined by the Majority Lenders)) amends the Consent (other than an amendment permitted by paragraph (b)(i) of Clause 26.10 (The Commercial Documents)); or

(ii)	amends (to the detriment of the Secured Parties as secured parties (as reasonably determined by the Majority Lenders)) (other than any amendment permitted by Clause 26.10 (Commercial Documents), cancels or terminates the leasing arrangements contemplated by the Lease, in each case without the consent of the Majority Lenders.

27.13	Carry on business

Any Obligor or HoldCo suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business, except as permitted by this Agreement.

27.14	Nationalisation

There shall have occurred:
(a)	any imposition of expropriatory or confiscatory taxes, or any nationalization, re-entry, requisition, expropriation, seizure, compulsory acquisition, modification, suspension, or confiscation (except routine actions for rights-of-way and similar actions that do not and are not reasonably expected to materially interfere with the construction or operation of the Integrated Resort Project) of the ownership or control of:
(i)	all or any part (reasonably determined by the Majority Lenders to be material and notified to the Agent and the Borrower) of the Properties or the Integrated Resort Project; or

(ii)	any material equity interests in any Obligor; or
(b)	an extinguishment of any material rights benefiting, or imposition of any restrictions affecting or impacting, any governmental act or series of acts affecting or impacting, any delivery of any official governmental notice affecting or impacting or any change in any law of Singapore (other than the enactment of the Legislation (as defined in the Development Agreement)) governing, affecting or impacting, the Development Agreement or the Lease, the Borrower or the Integrated Resort Project that would deprive the Lenders of any of their material rights or remedies in respect of this Agreement or the other Finance Documents (including rights under the Security Documents).
27.15	Integrated Resort Project

(a)	The whole or any material part (as reasonably determined by the Majority Lenders) of the Integrated Resort Project is cancelled or abandoned.

(b)	The Integrated Resort Project is wholly or in any material part (as reasonably determined by the Majority Lenders) damaged or destroyed, whether insured or not, unless in respect of any such material part, the Borrower makes all commercially reasonable efforts to reinstate, rebuild or replace such material part within a reasonable period of time.

(c)	The Integrated Resort Project is not in the process of being designed, constructed, developed, operated and otherwise executed substantially in accordance with the Commercial Documents, except, following the occurrence of a Force Majeure Event, to the extent of any delay permitted by paragraph (f) of Clause 26.11 (Integrated Resort Project) or any other provision of this Agreement.

(d)	Without limiting paragraph (c) above, the Operating Commencement Date has not occurred by 31 December 2010 provided that, following the occurrence of a Force Majeure Event, such deadline shall be extended by the number of days of delay caused by such Force Majeure Event, as reasonably determined by the Agent (subject to the reasonable approval of the Majority Lenders).

(e)	The Development Agreement or (once issued) the Lease is terminated.

(f)	The Casino License:
(i)	is not awarded to the Borrower in accordance, in all material respects, with the Commercial Documents; or

(ii)	is cancelled, suspended, revoked or (to an extent which would be reasonably likely to have a Material Adverse Effect) varied (each a “Licence Event”), except where such Licence Event occurs after the Project Support Termination Date, within seven days of its occurrence, that Licence Event is itself cancelled or withdrawn and the Casino Licence is reinstated to at least the form it took prior to the occurrence of such Licence Event.
(g)	Legislation is adopted, and the terms of such legislation are such that either the Borrower or the Lessor is unable to fulfil its material obligations (as reasonably determined by the Majority Lenders) under any Commercial Document.

(h)	Any loss, termination (other than in accordance with its terms), suspension, revocation, cancellation or invalidation of a guarantee or equivalent agreement or instrument required by law or contract in support of the obligations of the Borrower under any Commercial Document occurs, in each case, without replacement thereof within 60 days on terms, with a counterparty, and pursuant to documentation, reasonably satisfactory in form and substance to the Agent (provided that such 60-day period shall be deemed to terminate immediately upon the occurrence of any loss or revocation of the Casino License (if issued)).

27.16	Development Agreement Event of Default/Lease Event of Default

Any Development Agreement Event of Default or Lease Event of Default occurs and such Development Agreement Event of Default or Lease Event of Default is not remedied to the satisfaction of the Lessor within the time specified by the Lessor.

27.17	Acceleration

(a)	On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)	declare that full cash cover in respect of each or any Bank Guarantee is immediately due and payable, whereupon it shall become immediately due and payable; and/or

(v)	declare that full cash cover in respect of each or any Bank Guarantee is payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(b)	Where a claim by the beneficiary of the Bank Guarantees is only made under one or some (and not all) of the Bank Guarantees or any claim is not made by the beneficiary on a pro rata basis between all the Bank Guarantees, on and at any time after an occurrence of an Event of Default under Clause 27.1 (Non-payment) in relation to such claim or claims, the Agent may, and if so directed by the Facility C Lender or Facility C Lenders that have issued such Bank Guarantee or Bank Guarantees, by notice to the Borrower:
(i)	declare that full cash cover in respect of each such Bank Guarantee(s) is immediately due and payable, whereupon it shall become immediately due and payable; and/or

(ii)	declare that full cash cover in respect of each such Bank Guarantee(s) is payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of that Facility C Lender or, as the case may be, those Facility C Lenders.
(c)	Promptly after being notified by the Agent of the Acceleration Date or any date on which the Facilities are cancelled under Clause 12.2 (Change of Control) or Clause 12.9 (Prepayment Account) each Ancillary Lender shall by notice to the Borrower:
(i)	cancel its Ancillary Commitment whereupon it shall immediately be cancelled;

(ii)	declare that all or the corresponding part of the utilisations under any Ancillary Facility provided by that Ancillary Lender, together with accrued interest, full cash cover in respect of all or the corresponding part of the contingent liabilities of that Lender under that Ancillary Facility, and all or the corresponding part of all other amounts accrued or outstanding in respect of that Ancillary Facility be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or the corresponding part of the utilisations under any Ancillary Facility provided by that Ancillary Lender, together with accrued interest, full cash cover in respect of all or the corresponding part of the contingent liabilities of that Lender under that Ancillary Facility, and all or the corresponding part of all other amounts accrued or outstanding in respect of that Ancillary Facility be payable upon demand, whereupon they shall immediately become payable on demand by that Ancillary Lender (on the instructions of the Agent, if so directed by the Majority Lenders).
(d)	No Ancillary Lender may at any time cancel the whole or any part of its Ancillary Commitment, declare that all or part of the utilisations under an Ancillary Facility provided by that Ancillary Lender be immediately due and payable or require the payment of cash cover in respect of all or any part of any contingent liabilities of that Lender under an Ancillary Facility unless the Agent has delivered a notice to the Company pursuant to sub-paragraph (ii) of paragraph (a) of this Clause 27.17 or the Facilities have been cancelled under Clause 12.2 (Change of Control) or Clause 12.9

(Prepayment Account).
27.18	Cure Period

(a)	Up to the Project Support Termination Date, no notice may be given by the Agent under paragraph (a) or paragraph (b) of Clause 27.17 (Acceleration) in relation to any Event of Default (each a “Relevant Event of Default”) (other than an Event of Default under Clause 27.1 (Non-payment), Clause 27.4 (Other obligations) (but only in so far as it relates to paragraph (f) of Clause 26.11 (Integrated Resort Project)), Clause 27.8 (Insolvency proceedings) (other than paragraph (a)(iv) of Clause 27.8 (Insolvency proceedings)) or paragraph (d) of Clause 27.15 (Integrated Resort Project)) for a period of two Months (the “Cure Period”) from the date of its occurrence.

(b)	The Cure Period shall be extended by two Months if:
(i)	the Borrower so requests by notice received by the Agent not less than 14 days (nor more than 30 days) before the expiry of the original Cure Period; and

(ii)	the Agent notifies the Borrower that the Majority Lenders (acting reasonably) are satisfied that:
(A)	the Relevant Event of Default is capable of remedy; and

(B)	the Borrower and the Sponsor are taking all action and steps necessary so as to ensure the remedy of the Relevant Event of Default before the expiry of the extended Cure Period.
(c)	There may be only one extension of the Cure Period and the provisions of this Clause 27.18 shall only apply to up to three Relevant Events of Default, whether or not they (i) occur on the same or different dates, (ii) are or are not linked to each other or (iii) are consequential to each other or arise under the same provision of the Finance Documents.

(d)	Following the expiry of a Cure Period for a Relevant Event of Default (whether or not the Cure Period for another Relevant Event Default has commenced), the Agent and the Lenders shall have the right to give a notice under paragraph (a) of Clause 27.17 (Acceleration) and/or exercise all their rights against the Material Project Parties and the Sponsor under the Finance Documents.

(e)	Nothing in Clause 27.18 (Cure Period) shall in any way limit or prejudice the obligations of the Obligors under the Finance Documents and the Obligors shall continue to comply with and be bound by their respective obligations under the Finance Documents during (and following) any Cure Period.

28.	CHANGES TO THE LENDERS

28.1	Transfers by the Lenders

Subject to this Clause 28, a Lender (the “Existing Lender”) may transfer by novation any of its rights and obligations to any Eligible Lender (the “New Lender”).

28.2	Conditions of transfer

(a)	The consent of the Borrower (but not of the other Material Project Parties or the Sponsor) is required for a transfer by a Lender, unless the transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing, in which case, no consent from the Borrower is required (unless the transfer would result in the Borrower having to make any payment described in paragraph (d)(ii) below).

(b)	The consent of the Borrower to a transfer must not be unreasonably withheld or delayed. For the avoidance of doubt, it will be reasonable for the Borrower to refuse its consent, where the transfer would result in the Borrower having to make any payment described in paragraph (d)(ii) below.

(c)	A transfer will only be effective if the procedure set out in Clause 28.5 (Procedure for transfer) is complied with.

(d)	If:
(i)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under:
(A)	Clause 17 (Tax gross-up and indemnities); or

(B)	Clause 18 (Increased costs),
then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred.
28.3	Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of S$4,000.

28.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents;

(ii)	the financial condition of any Material Project Party, the Sponsor or other person;

(iii)	the performance and observance by any Material Project Party, the Sponsor or other person of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender:
(i)	confirms to the Existing Lender and the other Finance Parties that it:
(A)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Document; and

(B)	will continue to make its own independent appraisal of the creditworthiness of any Material Project Party, the Sponsor and their respective related entities and any other person whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force; and
(ii)	confirms to the Borrower that it is an Eligible Lender on the Transfer Date.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 28; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Material Project Party, the Sponsor or other person of its obligations under the Finance Documents or otherwise.
28.5	Procedure for transfer

(a)	Subject to the conditions set out in this Clause 28 a transfer is effected in accordance with paragraph (b) below when the Agent and the Borrower execute an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent and the Borrower shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate, provided that the transfer must comply with Clause 28.2 (Conditions of transfer).

(b)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);
(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Trustee, the Technical Bank, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
(c)	Notwithstanding anything to the contrary in this Clause 28, the rights of the Lenders to make assignments or transfers of, and grant participations in, any or all of its Commitments, Ancillary Commitments, any Utilisation or utilisation under any Ancillary Facility, or any interest therein, herein or in any other Liabilities owed to any such Lender, shall be subject to the same conditions as those governing transfers set out in Clause 28.1 (Transfers by the Lenders) and paragraphs (a) and (b) of Clause 28.2 (Conditions of transfer), and to the approval of any applicable gaming authorities, to the extent required by law and to the extent failure to obtain such approval could jeopardize the Casino License or any other gaming licenses of the Borrower or any of its parents or Affiliates. For the avoidance of doubt, any participations under this paragraph (c) shall mean customary funded and risk participations only.

28.6	Disclosure of information

(a)	Each Finance Party shall hold all non-public information obtained pursuant to the requirements of this Agreement and any other Finance Document in accordance with that Finance Party’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking or investment practices, it being understood and agreed by the Obligors that in any event each Finance Party:
(i)	may make disclosure to its affiliates, head office, representative offices, subsidiaries, related corporation and branch offices (whether in Singapore or overseas) in accordance with its internal compliance and disclosure policies so long as such affiliates, head office, representative offices, related corporation, subsidiaries or branch offices keep such disclosed non-public information confidential;

(ii)	may make disclosures to any actual, prospective or potential bona fide assignee, transferee or participant in connection with the contemplated assignment, transfer or the granting of any participation by that Finance Party of any Utilisations or any participations therein (provided that such actual, prospective or potential assignee, transferee or participant agrees to be bound by this Clause 28.6);
(iii)	(where that Finance Party is the Agent or the Security Trustee) may make disclosures to any bona fide person who is succeeding that Finance Party in that capacity (provided that such person agrees to be bound by this Clause 28.6);

(iv)	may make disclosures to any other Secured Party;

(v)	may make disclosures to any Material Project Party or the Sponsor;

(vi)	may make disclosures to the Lenders’ Consultants or its professional advisers (provided that such adviser agrees to be bound by provisions no less restrictive than this Clause 28.6 or, in the case of the Lenders’ Construction Consultant, it is bound by this Clause 28.6 and the terms of its engagement); or

(vii)	may make disclosures required or requested by any Governmental Agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, that Finance Party shall notify the Borrower of any request by any Governmental Agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Finance Party by such Governmental Agency) for disclosure of any such non-public information.
(b)	For the purposes of paragraph (a) above, “non-public information” shall not include information that is not acquired from (i) any of the Material Project Parties, the Sponsor or any of their respective Subsidiaries or Affiliates (or persons acting on behalf of or retained by any of the Material Project Parties, the Sponsor or any of their respective Subsidiaries or Affiliates), (ii) persons retained by or acting on behalf of any Finance Party in connection with this Agreement (including the Lenders’ Consultants) and the transactions contemplated hereby or (iii) persons known by such Finance Party to be under a duty or an obligation of confidentiality to the Borrower (it being understood that the Finance Parties, their respective Affiliates and the Lenders’ Consultants shall be under an obligation of confidentiality).

(c)	Concurrently with the delivery of any document or notice required to be delivered pursuant to this Clause 28.6, the Borrower shall indicate in writing whether such document or notice contains non-public information (and if the Borrower does not so indicate (acting reasonably), it shall be deemed to contain non-public information). The Borrower and each Finance Party acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Clause 28.6 or otherwise are being distributed through IntraLinks, IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains non-public information shall not be posted on that portion of the Platform designated for such public-side Lenders. The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Finance Parties or any of their respective officers, directors, employees, agents, advisors or representatives (the “Relevant Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Relevant Affiliates in connection with the Platform or the Approved Electronic Communications.

(d)	For the purpose of paragraph (c) above, “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Obligor provides to the Agent pursuant to any Transaction Document or the transactions contemplated therein which is distributed to the Finance Parties by means of electronic communications.

29.	CHANGES TO THE OBLIGORS

29.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, except:
(a)	in relation to a Guarantor, part of any merger, consolidation, amalgamation or other combination with another Guarantor as permitted by this Agreement; or

(b)	with the consent of all the Lenders.
29.2	Guarantors

(a)	Each Restricted Subsidiary of the Borrower shall become a Guarantor in accordance with Clause 26.27 (Guarantees and Security) and accordingly the Borrower shall:
(i)	deliver to the Agent a duly completed and executed Accession Letter; and

(ii)	ensure that the Agent receives all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent required to be delivered by a Guarantor) in relation to that Guarantor, each in form and substance reasonably satisfactory to the Agent.
(b)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent required to be delivered by a Guarantor).

29.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations (other than in respect of the Repeating Representation set out in Clause 23.24 (Material Adverse Effect)) and each of the representations set out in Clause 23.5 (Validity and admissibility in evidence) to Clause 23.6 (No filing or stamp taxes) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

30.	ROLE OF THE AGENT, THE SECURITY TRUSTEE AND THE ARRANGER

30.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

30.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, standby fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent shall promptly send to the Security Trustee such certification as the Security Trustee may require pursuant to the Finance Documents.

(f)	The duties of the Agent under the Finance Documents are solely mechanical and administrative in nature.

30.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

30.4	Role of the Security Trustee

The Security Trustee shall be appointed to act as security trustee for the Secured Parties pursuant to, and shall act as security trustee for the Secured Parties in accordance with, the terms of the Intercreditor Agreement and the other Security Documents.

30.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

30.6	Business with Material Project Parties/Sponsor

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Material Project Party, the Sponsor or any other person.

30.7	Rights and discretions of the Agent

(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security trustee for the Finance Parties, that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

30.8	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document and subject to paragraph (f) below, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent or Security Trustee (as the case may be) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated goods and services tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may engage in any act (or refrain from taking such action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

(f)	If the Borrower or any other Obligor requests that the Agent or the Majority Lenders grant a consent or approval as provided in any Finance Document, that the Agent or the Majority Lenders waive compliance with any provision of the same, or that the Agent or the Majority Lenders make any determination in any Finance Document, and in the request therefore to the Lenders, the Agent specifies that such consent, approval, waiver or determination is to be deemed to be approved or made by each Lender who fails to respond negatively in writing within ten Business Days (or such longer period as the Agent may specify, acting reasonably) (and the Agent hereby agrees that it will so specify in any such request), then for all purposes hereof, each Lender who does not respond in the negative within such period thus specified shall be deemed to have approved such request.

30.9	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Trustee, the Arranger, any Material Project Party, the Sponsor or any other person given in or in connection with any Transaction Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document.
30.10	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause. Any third party referred to in this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

30.11	Lenders’ indemnity to the Agent

(a)	Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments and participations in the Utilisations then outstanding to the Available Facilities and all the Utilisations then outstanding) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless it has been reimbursed by an Obligor, HoldCo or the Sponsor pursuant to a Finance Document).

(b)	If the Available Facilities are then zero each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero, unless there are then any Utilisations outstanding in which case it shall be in proportion to its participations in the Utilisations then outstanding to all the Utilisations then outstanding.

30.12	Resignation of the Agent

(a)	The Agent or the Security Trustee may resign and appoint one of its Affiliates acting through an office in Singapore as successor by giving notice to the other Finance

Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (with the consent of the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Singapore).

(d)	The retiring Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The resignation notice of the Agent shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, at their own cost, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

30.13	Confidentiality

(a)	The Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its respective agency or security trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

30.14	Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

30.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:
(a)	the financial condition, status and nature of any Material Project Party, the Sponsor or any other person;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party, any Lenders’ Consultant or any of its respective assets under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party, the Technical Bank, any Lenders’ Consultant or by any other person under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document.
30.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.18	Security Documents

The provisions of the Security Documents shall bind each Party.

30.19	Transfer Certificate

Each Party (except for the Borrower and the Lender and any bank, financial institution, trust, fund or other entity which is seeking the relevant transfer in accordance with Clause 28 (Changes to the Lenders)) irrevocably authorises the Agent to sign each Transfer Certificate on its behalf.

31.	ROLE OF THE TECHNICAL BANK

31.1	Appointment of the Technical Bank

(a)	Each other Finance Party appoints the Technical Bank to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Technical Bank to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

31.2	Duties of the Technical Bank

The duties of the Technical Bank under the Finance Documents are solely mechanical and administrative in nature.

31.3	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Technical Bank as a trustee or fiduciary of any other person.

(b)	The Technical Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

31.4	Business with Material Project Parties/Sponsor

The Technical Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Material Project Party, the Sponsor or any other person.

31.5	Rights and discretions of the Technical Bank

(a)	The Technical Bank may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Technical Bank may assume, unless it has received notice to the contrary in its capacity as technical bank for the Lenders, that any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised.

(c)	The Technical Bank may engage, pay for and rely on the advice or services of the Lenders’ Construction Consultant, any lawyers, accountants, surveyors or other experts.

(d)	The Technical Bank may act in relation to the Finance Documents through its personnel and agents.

(e)	The Technical Bank may ask the Agent to obtain the instructions of the Majority Lenders as to the manner in which the Technical Bank’s rights or obligations should be exercised or performed and act in accordance with any instructions so obtained.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Technical Bank is not:
(i)	bound to exercise any right, power or discretion vested in the Technical Bank under any of the Finance Documents;

(ii)	bound to disclose to any other person any information relating to any other party hereto; and

(iii)	without prejudice to the generality of sub-paragraph (ii) above, bound to disclose to any other person any information, relating to any Obligor or the Integrated Resort Project or otherwise, if such disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty of confidentiality.
31.6	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document and subject to paragraph (f) below, the Technical Bank shall (i) exercise any right, power, authority or discretion vested in it as Technical Bank in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Technical Bank) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Technical Bank may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated goods and services tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Technical Bank may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Technical Bank is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

(f)	If the Borrower or any other Obligor requests that the Technical Bank or the Majority Lenders grant a consent or approval as provided in any Finance Document, or that the Technical Bank or the Majority Lenders waive compliance with any provision of the same, or that the Technical Bank or the Majority Lenders make any determination in any Finance Document, and in the request therefore to the Lenders, the Technical Bank specifies that such consent, approval, waiver or determination is to be deemed to be approved by each Lender who fails to respond negatively in writing within ten

Business Days (or such longer period as the Technical Bank may specify, acting reasonably) (and the Technical bank hereby agrees that it will so specify in any such request), then for all purposes hereof, each Lender who does not respond in the negative within such period thus specified shall be deemed to have approved such request.

31.7	Responsibility for documentation

The Technical Bank:
(a)	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Technical Bank, the Agent, the Security Trustee, the Arranger, any Material Project Party, the Sponsor, the Lenders’ Construction Consultant, any other Lenders’ Consultant or any other person given in or in connection with any Transaction Document; and

(b)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document.
31.8	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Technical Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Technical Bank) may take any proceedings against any officer, employee or agent of the Technical Bank in respect of any claim it might have against the Technical Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Technical Bank may rely on this Clause. Any third party referred to in this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

31.9	Lenders’ indemnity to the Technical Bank

(a)	Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments and participations in the Utilisations then outstanding to the Available Facilities and all the Utilisations then outstanding) indemnify the Technical Bank, within three Business Days of demand, against any cost, loss or liability incurred by the Technical Bank (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Technical Bank under the Finance Documents (unless it has been reimbursed by an Obligor or HoldCo pursuant to a Finance Document).

(b)	If the Available Facilities are then zero each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero, unless there are then any Utilisations outstanding in which case it shall be in proportion to its participations in the Utilisations then outstanding to all the Utilisations then outstanding.

31.10	Resignation of the Technical Bank

(a)	The Technical Bank may resign and appoint one of its Affiliates acting through an office in Singapore as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Technical Bank may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (with the consent of the Borrower) may appoint a successor Technical Bank.

(c)	If the Majority Lenders have not appointed a successor Technical Bank in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Technical Bank (after consultation with the Borrower) may appoint a successor Technical Bank (acting through an office in Singapore).

(d)	The retiring Technical Bank shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Technical Bank under the Finance Documents.

(e)	The resignation notice of the Technical Bank shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Technical Bank shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 31. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, at their own cost, by notice to the Technical Bank, require it to resign in accordance with paragraph (b) above. In this event, the Technical Bank shall resign in accordance with paragraph (b) above.

31.11	Confidentiality

(a)	The Technical Bank (in acting as technical bank for the Finance Parties) shall be regarded as acting through that part of its agency division that has been assigned such role, which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Technical Bank, it may be treated as confidential to that division or department and the Technical Bank shall not be deemed to have notice of it.

(c)	Each of the Finance Parties acknowledges that the Technical Bank has been provided by the Borrower and the Sponsor with certain information (relating to the Integrated

Resort Project) which has not been made available to the other Finance Parties by the Technical Bank or any other person, but which the Technical Bank has been authorised to disclose (and has disclosed) to the Lenders’ Construction Consultant for the purposes of the Lenders’ Construction Consultant carrying out its functions. Each of the Finance Parties agrees that:
(i)	subject as provided in sub-paragraph (iii) below, such Finance Party does not have any right to require the Technical Bank to disclose any such information to such Finance Party in any circumstances;

(ii)	such Finance Party has no recourse to the Technical Bank in any circumstances for any loss such Finance Party may suffer as a result of not having had such information in its possession at any time; and/or

(iii)	if such Finance Party requires disclosure of such information, such Finance Party shall notify the Technical Bank thereof and, in conjunction with the Technical Bank, approach the Borrower to ascertain whether or not the Technical Bank may be authorised to make such disclosure to such Finance Party and, if so, on what terms and conditions.
31.12	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Lender confirms to the Technical Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:
(a)	the financial condition, status and nature of any Material Project Party, the Sponsor or any other person;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party, the Lenders’ Construction Consultant or any of their respective assets under or in connection with any Transaction Document, any information supplied by the Lenders’ Construction Consultant, the transactions contemplated by the Transaction Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Technical Bank, any Party, the Lenders’ Construction Consultant or by any other person under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;
31.13	Termination of appointment

Unless otherwise agreed between the Technical Bank, the Borrower and the Majority Lenders, the Technical Bank’s appointment under this Agreement shall terminate on the date which is two Months after the Total Construction Costs Termination Date, provided that any such termination shall be without prejudice to any accrued liabilities of the Technical Bank under this Agreement and the Technical Bank shall, nevertheless, remain entitled to the benefit of this Clause 31.

31.14	Changes to the Lenders’ Construction Consultant

(a)	Each Party acknowledges that each of the Lenders’ Consultants has been appointed to act as consultant and adviser to the Finance Parties in relation to technical matters relating to the Integrated Resort Project within their respective spheres of competence. The terms of those appointments are set out (in relation to the Lenders’ Construction Consultant) in the Lenders’ Construction Consultant Agreement and (in other cases) in engagement letters or agreements between the Lenders’ Consultants, the Technical Bank, the Arranger, the Security Trustee and others, copies of which have been given to, and acknowledged by, the Borrower.

(b)	Each Obligor acknowledges that each Lenders’ Consultant shall be responsible solely to the Finance Parties and has no obligations, responsibility or liability towards or in favour of any Obligor. Any Lenders’ Consultant may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

(c)	The appointment of the Lenders’ Construction Consultant shall terminate on the Lenders’ Construction Consultant Termination Date. Without limiting the foregoing, the Technical Bank or the Borrower may at any time terminate the appointment of the Lenders’ Construction Consultant if it considers it necessary or appropriate to do so and shall promptly give notice of any such termination to the Borrower or the Technical Bank (as applicable) and the Agent (which shall promptly copy it to the Lenders), provided that the Technical Bank and the Borrower agree that the Lenders’ Construction Consultant must remain appointed at all times until the Lenders’ Construction Consultant Termination Date or until a replacement Lenders’ Construction Consultant is appointed pursuant to the next sentence. If the Technical Bank or the Borrower terminates the appointment of the Lenders’ Construction Consultant it may appoint as a replacement Lenders’ Construction Consultant, up to the Lenders’ Construction Consultant Termination Date and otherwise on such terms as it sees fit, any person approved for this purpose by the Borrower or the Technical Bank (whichever one did not make the termination) (which approval may not be unreasonably withheld or delayed). The termination of the Lenders’ Construction

Consultant’s appointment shall not in any way limit or affect the Borrower’s obligations under Clause 21 (Costs and expenses) in respect of fees, costs or expenses levied or incurred by the Lenders’ Construction Consultant on or before such termination, but thereafter, unless such termination was made at the request of the Borrower pursuant to paragraph (d) below, the Borrower shall only be liable to continue to pay the same costs, fees and expenses (if any), on the same dates, to or for the account of the successor Lenders’ Construction Consultant (up to the Lenders’ Construction Consultant Termination Date) as were originally contemplated by the relevant engagement letter referred to in paragraph (a) above (and the Borrower shall not be required to agree to any increase thereof).
(d)	The Borrower may request the Technical Bank to terminate pursuant to paragraph (c) above, the appointment of a Lenders’ Construction Consultant who fails to perform any of its obligations in such a way as to adversely affect the Borrower’s interests. The Technical Bank shall comply with any such request so long as the Technical Bank is lawfully entitled to so terminate without liability for doing so on the Technical Bank’s part and where a replacement Lenders’ Construction Consultant approved by the Technical Bank and the Borrower is or will be appointed on or before the date that the termination of the existing Lenders’ Construction Consultant takes effect.

(e)	If a replacement Lenders’ Construction Consultant, to be appointed by the Technical Bank pursuant to paragraph (c) above, would require the payment to it of costs, fees and expenses in excess of those as more originally contemplated by the relevant engagement letter referred to in paragraph (a) above, then (i) the last sentence of paragraph (c) above shall apply and (ii) the Technical Bank shall only make such an appointment with the prior written consent of the Majority Lenders and the Borrower (any such consent not to be unreasonably delayed or withheld).

(f)	The Agent shall not amend, vary or modify the Lenders’ Construction Consultant Agreement (including the schedules thereto) without the consent of the Borrower (such consent not to be unreasonably withheld or delayed).

32.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33.	SHARING AMONG THE FINANCE PARTIES

33.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 34 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 34 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.5 (Partial payments).
33.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 34.5 (Partial payments).

33.3	Recovering Finance Party’s rights
(a)	On a distribution by the Agent under Clause 33.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 33.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that

Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
33.5	Exceptions

(a)	This Clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
34.	PAYMENT MECHANICS

34.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, an Obligor (subject to Clause 34.9 (Payments to the Security Trustee) or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

34.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 34.3 (Distributions to an Obligor) and Clause 34.4 (Clawback) and Clause 34.9 (Payments to the Security Trustee), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

34.3	Distributions to an Obligor

The Agent and the Security Trustee may (with the consent of the Obligor or in accordance with Clause 35 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4	Clawback

(a)	Where a sum is to be paid to the Agent or the Security Trustee under the Finance Documents for another Party, the Agent or, as the case may be, the Security Trustee is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent or the Security Trustee pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Trustee together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Trustee, calculated by it to reflect its cost of funds.

34.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Trustee or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement or any Ancillary Facility Document; and

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement or any Ancillary Facility Document and any amount due but unpaid under Clause 7.2 (Claims under a Bank Guarantee) and 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents or any Ancillary Facility Document,
provided that the Agent shall not make any such payments to any Ancillary Lender prior to the Agent delivering a notice to the Borrower pursuant to paragraph (a), (c) or (d) of Clause 27.17 (Acceleration).

(b)	The Agent shall, if so directed by the Majority Facility A Lenders, the Majority Facility B Lenders, the Majority Facility C Lenders and the Majority Facility D Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

34.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, Singapore Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Singapore Dollars shall be paid in that other currency.

34.9	Payments to the Security Trustee

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Trustee may require:
(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document, in each case as the Security Trustee may direct for application in accordance with the terms of the Security Documents.

35.	SET-OFF

While an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The relevant Finance Party shall notify the Borrower of any set-off pursuant to this Clause 35 as soon as practicable after the Finance Party completes it.

36.	NOTICES

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or (where applicable) under Clause 36.5 (Electronic communication) by email.

36.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any Guarantor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, the Security Trustee and the Technical Bank, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form;

(ii)	if by way of letter, when it has been left at the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	(where applicable) if by way of email, if it complies with the conditions under Clause 36.5 (Electronic communication)
and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

36.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 36.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

36.5	Electronic communication

(a)	For the purposes of delivering a scanned copy of a duly completed Utilisation Request by email under paragraph (b)(i) of Clause 5.1 (Delivery of a Utilisation Request) and a scanned copy of a duly completed Withdrawal Request by email under paragraph (p)(i)(B)(I) of Clause 26.12 (Accounts), the Agent and the Borrower shall:
(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their electronic mail address or any other such information supplied by them.

(b)	Any electronic communication made for the purpose of paragraph (b)(i) of Clause 5.1 (Delivery of a Utilisation Request) and paragraph (p)(i)(B)(I) of Clause 26.12 (Accounts) by the Borrower to the Agent will be effective only when actually received by the Agent and then only if it is addressed in such a manner as the Agent shall specify to the Borrower for this purpose.

(c)	The Agent and the Borrower shall notify each other promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than 24 hours). Until the Agent or the Borrower has notified each other that the failure has been remedied, all notices between those parties shall be sent by fax or letter in accordance with this Clause 36 (Notices).

36.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or a Security Document.
37.	CALCULATIONS AND CERTIFICATES

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Singapore interbank market differs, in accordance with that market practice.

38.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

40.	AMENDMENTS, WAIVERS AND CONSENTS

40.1	Required consents

(a)	Subject to Clause 40.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

40.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions), shall not be made without the prior consent of all the Lenders;

(ii)	the definition of “Majority Facility A Lenders”, “Majority Facility B Lenders”, “Majority Facility C Lenders” or “Majority Facility D Lenders” in Clause 1.1 (Definitions), shall not be made without the prior consent of all the Lenders under the relevant Facility;

(iii)	an extension to the date of payment of any amount under the Finance Documents, shall not be made without the prior consent of all the Lenders affected by such extension;

(iv)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable, shall not be made without the prior consent of all the Lenders affected by such reduction;

(v)	an increase in or an extension of any Commitment, shall not be made without the prior consent of all the Lenders affected by such increase or extension;

(vi)	any provision which expressly requires the consent of all the Lenders, shall not be made without the prior consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 28 (Changes to the Lenders), Clause 33 (Sharing among the Finance Parties) or this Clause 40, shall not be made without the prior consent of all the Lenders;

(viii)	the release of the Sponsor Support Agreement, shall not be made without the consent of the Lenders whose Available Commitments and participations in the Utilisations then outstanding aggregate more than 75 per cent. of the Available Commitments and all the Utilisations then outstanding; or

(ix)	the release of any Security created pursuant to any Security Document or of any Charged Assets or the release of any guarantee or subordination (except in relation to the Sponsor Support Agreement or, in each case, as provided in any Finance Document) in any Finance Document, shall not be made without the prior consent of all the Lenders (other than, in relation to a release of any such Security, where the fair market value of the Charged Assets subject to such release (when aggregated with the fair market value of all Charged Assets released pursuant to this sub-paragraph (ix)) does not exceed 25 per cent. of the total fair market value of all Charged Assets immediately prior to the date of the first such release, in which case the release shall not be made without the prior consent of the Majority Lenders), other than, in each case, subject to paragraph (i) below, any Permitted Sands Lender. For the avoidance of doubt, a Non-Funding Lender shall not be required to consent to any matter described in this Clause 40.2 (nor shall its participation in any outstanding Utilisations being taken into consideration for reaching any consent), except to the extent required by Clause 2.3 (Non-Funding Lender).
(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee, the Arranger or the Technical Bank may not be effected without its consent.

(c)	Except where the consent of all Lenders is required by any Finance Document, an amendment or waiver which relates solely to the rights and obligations of the Facility A Lenders shall not be effective without the consent of the Majority Facility A Lenders and shall not require the consent of any Facility B Lender, Facility C Lender, Facility D Lender, Ancillary Lender or Swingline Lender.

(d)	Except where the consent of all Lenders is required by any Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility B Lenders shall not be effective without the consent of the Majority Facility B Lenders and shall not require the consent of any Facility A Lender, Facility C Lender, Facility D Lender, Ancillary Lender or Swingline Lender.

(e)	Except where the consent of all Lenders is required by any Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility C Lenders shall not be effective without the consent of the Majority Facility C Lenders and shall not require the consent of any Facility A Lender, Facility B Lender, Facility D Lender, Ancillary Lender or Swingline Lender.

(f)	Except where the consent of all Lenders is required by any Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility D Lenders shall not be effective without the consent of the Majority Facility D Lenders and shall not require the consent of any Facility A Lender, Facility B Lender, Facility C Lender, Ancillary Lender or Swingline Lender.

(g)	Except where the consent of all Lenders is required by any Finance Document, an amendment or waiver which relates solely to the rights and obligations of the Swingline Lenders shall not be effective without the consent of all the Swingline Lenders and shall not require the consent of any Facility A Lender, Facility B Lender, Facility C Lender, Facility D Lender or Ancillary Lender.

(h)	Except where the consent of all Lenders is required by any Finance Document, an amendment or waiver which relates solely to the rights and obligations of an Ancillary Lender shall not be effective without the consent of that Ancillary Lender and shall not require the consent of any Facility A Lender, Facility B Lender, Facility C Lender or Facility D Lender.

(i)	An amendment or waiver which puts any Permitted Sands Lender alone in a worse economic position with respect to its participation in the Facilities, may not be effected without its consent.

(j)	Any provision of this Agreement or any other Finance Document which requires the consent, approval or determination of all the Lenders shall not require the consent, approval or determination of any Permitted Sands Lender (unless it relates to paragraph (a)(i), (a)(ii) or (i) above) and any such consent, approval or determination shall be made by all the other Lenders.

(k)	Notwithstanding the foregoing, if any Lender (a “Non-Consenting Lender”) does not agree to any amendment or waiver hereunder which has been consented to by the Majority Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to transfer, without recourse, all such Lender’s interests, rights and obligations under this Agreement to a transferee that shall assume such interests, rights and obligations (which such transferee must be a bank or financial institution or a Permitted Sands Lender or may be another Lender, if a Lender accepts such transfer); provided that (i) such Lender shall have received irrevocable payment in full in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon, and accrued fees and all other Liabilities and other amounts payable to it hereunder from the assignee or the Borrower and (ii) such transfer (together with any other transfers pursuant to this paragraph (k) or otherwise) will result in such amendment being approved.

41.	COUNTERPARTS

(a)	Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

(b)	Each counterpart of this Agreement shall constitute an original of this Agreement and may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original, but all counterparts shall constitute one and the same instrument. Each Party in relation to the Borrower, shall deliver its original counterpart to the Agent as soon as practicable, provided that in relation to the Borrower, it shall deliver its original counterpart to the Agent, no later than 11.00 a.m. on the First Utilisation Date.

42.	GOVERNING LAW

This Agreement is governed by Singapore law.

43.	ENFORCEMENT

43.1	Jurisdiction of Singapore courts

(a)	Except as provided in paragraph (c) below, the courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 43.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

43.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Singapore):
(a)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the Singapore courts in connection with any Finance Document (and the Borrower hereby accepts such appointment); and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

44.	CERTAIN MATTERS AFFECTING LENDERS

44.1	Nevada Gaming Authority

If (a) the Nevada Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under the Nevada Gaming Regulations or (b) any Singapore Gaming Authority or any other gaming authority with jurisdiction over the gaming business of the Borrower shall determine that any Lender does not meet its suitability standards (in any such case, a “Former Lender”), the Agent or the Borrower shall have the right (but not the duty) to designate bank(s) or other financial institution(s) or a Permitted Sands Lender (in each case, a “Substitute Lender”) which may be any Lender or Lenders or any other Eligible Lender or a Permitted Sands Lender that agrees to become a Substitute Lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Agent of evidence that such Substitute Lender is an Eligible Lender or a Permitted Sands Lender. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement.

44.2	Prepayment

Notwithstanding the provisions of Clause 44.1 (Nevada Gaming Authority) or any other provision hereof, if any Lender becomes a Former Lender, and if the Agent or the Borrower fails to find a Substitute Lender pursuant to Clause 44.1 (Nevada Gaming Authority) within any time period specified by the appropriate gaming authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower shall immediately prepay in full the outstanding principal amount of Loans made by such Former Lender (whose Commitments shall be immediately cancelled), together with accrued interest thereon to the earlier of (a) the date of payment or (b) the last day of any Withdrawal Period.

45.	GAMING AUTHORITIES

Each Finance Party agrees to cooperate with any Singapore Government Agency responsible for gaming in Singapore (“Singapore Gaming Authority”) and any other applicable gaming authorities, in connection with the administration of their regulatory jurisdiction over the Borrower, including to the extent not inconsistent with the internal policies of such Finance Party and any applicable legal or regulatory restrictions the provision of such documents or other information as may be requested by any Singapore Gaming Authority or any other gaming authority relating to the Finance Parties, or to the Financing Documents. Notwithstanding any other provision of the Agreement, the Borrower expressly authorises each Finance Party to cooperate with any Singapore Gaming Authority and such other gaming authorities as described above.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Parties
PART I
The Mandated Lead Arrangers
Name of Mandated Lead Arranger
1.	Goldman Sachs Foreign Exchange (Singapore) Pte

2.	DBS Bank Ltd.

3.	UOB Asia Limited

4.	Oversea-Chinese Banking Corporation Limited

5.	Citigroup Global Markets Asia Limited

6.	Lehman Brothers Finance Asia Pte. Ltd.

7.	Merrill Lynch International Bank Ltd (Merchant Bank)

8.	Sumitomo Mitsui Banking Corporation

9.	Malayan Banking Berhad

10.	Standard Chartered Bank

11.	The Royal Bank of Scotland plc

12.	Calyon

13.	The Bank of Nova Scotia Asia Limited

PART II
The Original Facility A Lenders

Name of Original Facility A Lender		Facility A Commitment

1.	Goldman Sachs Foreign Exchange (Singapore) Pte	S$82,105,263
2.	DBS Bank Ltd.	S$359,075,825
3.	United Overseas Bank Limited	S$430,512,043
4.	Oversea-Chinese Banking Corporation Limited	S$277,359,500
5.	Citibank N.A., Singapore Branch	S$125,963,016
6.	Lehman Brothers Finance Asia Pte. Ltd.	S$82,105,263
7.	Merrill Lynch International Bank Ltd (Merchant Bank)	S$50,526,316
8.	Sumitomo Mitsui Banking Corporation	S$108,449,502
9.	Malayan Banking Berhad	S$125,963,016
10.	Standard Chartered Bank	S$125,963,016
11.	The Royal Bank of Scotland plc, Singapore Branch	S$108,449,502
12.	Calyon	S$73,001,422
13.	The Bank of Nova Scotia Singapore Branch	S$50,526,316

PART III
The Original Facility B Lenders

Name of Original Facility B Lender		Facility B Commitment

1.	Goldman Sachs Foreign Exchange (Singapore) Pte	S$112,894,737
2.	DBS Bank Ltd.	S$493,729,260
3.	United Overseas Bank Limited	S$591,954,059
4.	Oversea-Chinese Banking Corporation Limited	S$381,369,313
5.	Citibank N.A., Singapore Branch	S$173,199,147
6.	Lehman Brothers Finance Asia Pte. Ltd.	S$112,894,737
7.	Merrill Lynch International Bank Ltd (Merchant Bank)	S$69,473,684
8.	Sumitomo Mitsui Banking Corporation	S$149,118,065
9.	Malayan Banking Berhad	S$173,199,147
10.	Standard Chartered Bank	S$173,199,147
11.	The Royal Bank of Scotland plc, Singapore Branch	S$149,118,065
12.	Calyon	S$100,376,955
13.	The Bank of Nova Scotia Singapore Branch	S$69,473,684

PART IV
The Original Facility C Lenders

Name of Original Facility C Lender		Facility C Commitment

1.	DBS Bank Ltd.	S$115,562,718
2.	United Overseas Bank Limited	S$57,781,359
3.	Oversea-Chinese Banking Corporation Limited	S$19,260,453

PART V
The Original Facility D Lenders

Name of Original Facility D Lender		Facility D Commitment

1.	DBS Bank Ltd.	S$101,694,915
2.	United Overseas Bank Limited	S$122,033,898
3.	Oversea-Chinese Banking Corporation Limited	S$76,271,187
4.	Citibank N.A., Singapore Branch	S$37,837,837
5.	Sumitomo Mitsui Banking Corporation	S$32,432,433
6.	Malayan Banking Berhad	S$37,837,837
7.	Standard Chartered Bank	S$37,837,837
8.	The Royal Bank of Scotland plc, Singapore Branch	S$32,432,433
9.	Calyon	S$21,621,623

PART VI
The Original Swingline Lenders

Name of Original Swingline Lender		Swingline Commitment

1.	DBS Bank Ltd.	S$33,898,305.00
2.	United Overseas Bank Limited	S$40,677,966.00
3.	Oversea-Chinese Banking Corporation Limited	S$25,423,729.00

SCHEDULE 2
Conditions Precedent
PART I
Conditions Precedent to Initial Utilisation
1.	The Borrower, HoldCo and Sponsor

(a)	A copy of the constitutional documents of each of the Borrower, HoldCo and the Sponsor.

(b)	A copy of a resolution of the board of directors or equivalent body of each of the Borrower, HoldCo and Sponsor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute those Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request, Selection Notice and Renewal Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)	Specimens of the signatures of the persons authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

(e)	A certificate of each of the HoldCo and the Sponsor (in each case signed by an authorised officer or authorised signatory) confirming that its performance of the Sponsor Support Agreement would not cause any guarantee or similar limit binding on that person to be exceeded.

(f)	A certificate of an authorised signatory of the Borrower, certifying that each copy document specified:
(i)	in paragraph 1 of Part I of this Schedule 2 in relation to itself, is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(ii)	in paragraphs 4(a), 6(a), 6(e) and 6(f) of Part I of this Schedule 2, is correct and complete as at a date no earlier than the date of this Agreement.

(g)	A certificate of an authorised signatory of each of HoldCo and the Sponsor, certifying that each copy document specified in paragraph 1 of Part I of this Schedule 2 in relation to itself, is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement
2.	Security

Confirmation from the Security Trustee that it has received each of the following documents in form and substance satisfactory to it:
(a)	A copy of each of the following Security Documents, executed in escrow (other than the Sponsor Support Agreement, which shall be executed and dated) by the parties to it:
(i)	the Assignment of Development Agreement;

(ii)	the Assignment of Insurances;

(iii)	the Assignment of Proceeds;

(iv)	the Assignment of Project Documents;

(v)	the Assignment of LTA Agreement;

(vi)	the Debenture;

(vii)	the Mortgage;

(viii)	the Sponsor Support Agreement; and

(ix)	the Intercreditor Agreement.
(b)	Evidence that the Borrower has opened the Control Accounts, the Disbursement Accounts and the Financing Contributions Accounts with the Account Banks.
3.	Legal opinions

(a)	A legal opinion of Allen & Gledhill LLP, legal advisers to the Arranger and the Agent in Singapore, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Stamford Law Corporation, legal advisers to the Borrower in Singapore, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of Mardemootoo Attorneys at Law, legal advisers to HoldCo in Mauritius, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	A legal opinion of Lionel, Sawyer & Collins LLP, legal advisers to the Sponsor in the State of Nevada, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Reports

(a)	A copy of the Base Case Financial Model (which comprises the Construction Budget).

(b)	An original of the Lenders’ Construction Consultant Agreement, duly executed by the parties to it.

(c)	A copy of the construction report referred to in paragraph (a) of the definition of “Construction Report”.

(d)	A copy of the Environmental Report.

(e)	A copy of the Insurance Report.

(f)	A copy of the Market Report.

5.	Financial information

Certified copies of the Borrower’s Original Financial Statements.

6.	Integrated Resort information

(a)	A copy of the approval of the Lessor to:
(i)	the execution of, and the creation of the Security under, the Assignment of Development Agreement and the Mortgage by the Borrower; and

(ii)	the creation of such Security in favour of the Secured Parties.
(b)	A satisfactory report on the titles of the Properties.

(c)	Satisfactory requisitions in respect of the Properties.

(d)	A copy of the valuation report by an Approved Valuer addressed to the Secured Parties, in the form delivered to the Agent prior to the date of this Agreement and dated not more than four Months before the first Utilisation Date, certifying that the gross development value of the Integrated Resort Project on a completed basis is not less than S$20,000,000,000.

(e)	The Construction Programme.

(f)	A copy of each Main Construction Contract set out in Schedule 13 (Main Construction Contracts).
7.	Fee Letters

Evidence that each Fee Letter and the Ancillary Facility Letter has been duly executed by the parties to it.

PART II
Conditions precedent required to be
delivered by a Guarantor
1.	An Accession Letter, duly executed by the Guarantor and the Borrower.

2.	A copy of the constitutional documents of the Guarantor.

3.	A copy of a resolution of the board of directors of the Guarantor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and each Finance Document;

(b)	authorising a specified person or persons to execute the Accession Letter and each Finance Document on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.
4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	In the case of a Guarantor incorporated in Singapore, or if so required by the Agent, a copy of a resolution signed by all the holders of the issued shares of the Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantor is a party.

6.	A certificate of the Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Guarantor certifying that each copy document listed in items 1 to 5 of this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	If required pursuant to this Agreement, a copy of a Restricted Subsidiary Debenture, duly executed by the Guarantor and the Security Trustee.

9.	If available, the latest audited financial statements of the Guarantor.

10.	A legal opinion of Allen & Gledhill LLP, legal advisers to the Arranger and the Agent in Singapore.

11.	If the Guarantor is incorporated in a jurisdiction other than Singapore, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Guarantor is incorporated.

12.	If the Guarantor is incorporated in a jurisdiction other than Singapore, a legal opinion of the legal advisers to the Guarantor in the jurisdiction in which the Guarantor is incorporated.

SCHEDULE 3
Requests
PART I
Utilisation Request
Loans
From:	Marina Bay Sands Pte. Ltd.

To:	[Agent]
Dated:
Dear Sirs
Marina Bay Sands Pte. Ltd.
S$5, 442,604,530 Facility Agreement
dated 28 December 2007 (the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ](or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]/[Facility D]

Purpose:	[Insert appropriate description from Clause 3.1 (Purpose)]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) applicable to this Loan is satisfied on the date of this Utilisation Request.
4.	We confirm that the proceeds of the requested Loans are anticipated to be used on or before the date falling [60 days]/[three Months] following the proposed Utilisation Date for the purposes described in paragraph 2 above [./:]
     [Attached to this Utilisation Request are the Payment Evidence relating to the Loan.]
5.	The proceeds of this Loan should be [insert bank accounts into which cash proceeds are to be paid].
6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Marina Bay Sands Pte. Ltd.

PART II
Utilisation Request
Bank Guarantee
From:     Marina Bay Sands Pte. Ltd.
To:          [Agent]
Dated:
Dear Sirs
Marina Bay Sands Pte. Ltd.
S$5,442,604,530 Facility Agreement
dated 28 December 2007 (the “Agreement”)
1.	We wish to arrange for a Bank Guarantee to be issued by [the issuing Facility D Lender] on the following terms:

Proposed Utilisation Date:	[ ](or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Facility C

Amount:	[ ]

Term:	[ ]

[issuing Facility C Lender:	[ ]]
2.	We confirm that each condition specified in Clause 6.6 (Issue of Bank Guarantees) is satisfied on the date of this Utilisation Request.

3.	We attach a copy of the proposed Bank Guarantee. [Insert delivery instructions]

4.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Marina Bay Sands Pte. Ltd.

PART III
Selection Notice
Applicable to a Term Loan
From:     Marina Bay Sands Pte. Ltd.
To:          [Agent]
Dated:
Dear Sirs
Marina Bay Sands Pte. Ltd.
S$5,442,604,530 Facility Agreement
dated 28 December 2007 (the “Agreement”)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [A/B] Loan[s] in [identify currency] with an Interest Period ending on [ ].*

3.	[We request that the above Facility [A/B] Loan[s] be divided into [ ] Facility [A/B] Loans with the following amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above Facility [A/B] Loan[s] is [ ]].***

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
Marina Bay Sands Pte. Ltd.

*	Insert details of all Facility A Loans or Facility B Loans (as the case may be) which have an Interest Period ending on the same date.

**	Use this option if division of Loans is requested.

***	Use this option if sub-division is not required.

PART IV
Utilisation Request
Swingline Loan
From:     Marina Bay Sands Pte. Ltd.
To:          DBS Bank Ltd.
Dated:
Dear Sirs
Marina Bay Sands Pte. Ltd.
S$5,442,604,530 Facility Agreement
dated 28 December 2007 (the “Agreement”)
1.	We wish to borrow a Swingline Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Swingline Facility

Amount:	S$[ ] or, if less, the Available Swingline Facility

Interest Period:	[ ]
2.	We confirm that each condition specified in Clause 8.4(b) (Swingline Lenders’ participation) is satisfied on the date of this Utilisation Request.

3.	The proceeds of this Swingline Loan should be credited to [account].

4.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Marina Bay Sands Pte. Ltd.

PART V
Ancillary Facility Request
From:     Marina Bay Sands Pte. Ltd.
To:          [Agent]
Dated:
Dear Sirs
Marina Bay Sands Pte. Ltd.
S$5,442,604,530 Facility Agreement
dated 28 December 2007 (the “Agreement”)

1.	We refer to the Agreement. This is an Ancillary Facility Request. Terms defined in the Agreement have the same meaning in this Ancillary Facility Request unless given a different meaning in this Ancillary Facility Request.

2.	We wish to establish an Ancillary Facility on the following terms:

Proposed Ancillary Lender: [ ]

Type or types of facility: [ ]

Commencement Date: [ ]

Expiry date: [ ]

Ancillary Commitment amount: [ ]

Currency/ies available:

[Other details required by the Agent:] [ ]

3.	We confirm that each condition specified in paragraphs (a) and (b) of Clause 10.5 (Grant of Ancillary Facility) is satisfied on the date of this Ancillary Facility Request.

Yours faithfully

authorised signatory for
Marina Bay Sands Pte. Ltd.

PART VI
Withdrawal Request
From:   Marina Bay Sands Pte. Ltd.
To:       [Agent]
Dated:
Dear Sirs
Marina Bay Sands Pte. Ltd.
S$5, 442,604,530 Facility Agreement
dated 28 December 2007 (the “Agreement”)
1.	We refer to the Agreement. This is a Withdrawal Request. Terms defined in the Agreement have the same meaning in this Withdrawal Request unless given a different meaning in this Withdrawal Request.

2.	We wish to made a withdrawal on the following terms:

Proposed withdrawal date:	[ ](or, if that is not a Business Day, the next Business Day)

Purpose:	[Insert appropriate description]

Amount:	[ ]

Control Account from which withdrawal is to be made:	[ ]
3.	We confirm that the proceeds of the requested withdrawal are to be used on the date of the proposed withdrawal for the purposes described in paragraph 2 above.

[insert details of invoices for [Construction]/[Borrower’s] Costs].*

[Attached to this Withdrawal Request are copies of the invoices for such [Construction]/[Borrower’s] Costs.]

4.	The proceeds of this withdrawal should be credited to [account].

*	Insert as applicable.

5.	This Withdrawal Request is irrevocable.

Yours faithfully

authorised signatory for
Marina Bay Sands Pte. Ltd.

SCHEDULE 4
Form of Transfer Certificate

To:	[ ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:
Marina Bay Sands Pte. Ltd.
S$5,442,604,530 Facility Agreement
dated 28 December 2007 (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 28.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 28.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

(d)	The New Lender agrees to be bound by the terms of the Agreement and the Intercreditor Agreement as a Lender.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 28.4 (Limitation of responsibility of Existing Lenders).
4.	The New Lender confirms that it is an Eligible Lender.
5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
6.	This Transfer Certificate is governed by Singapore law.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [               ].

[Agent]

By:

Marina Bay Sands Pte. Ltd.

By:

SCHEDULE 5
Timetables
PART I
Loans
“D — “ refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

1.	Delivery by email of a scanned copy of a duly completed Utilisation Request (paragraph (b)(i) of Clause 5.1 (Delivery of a Utilisation Request)), delivery of an original duly completed Utilisation Request (paragraph (a) of Clause 5.1 (Delivery of a Utilisation Request) or delivery of a duly completed Selection Notice (Clause 14.1 (Selection of Interest Periods))	First Utilisations D — 3 11:00 a.m. Subsequent Utilisations D — 5 11:00 a.m.

2.	Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	First Utilisations D — 3 4:00 p.m. Subsequent Utilisations D — 3 11:00 a.m.

3.	SWAP Rate is fixed	Quotation Day as of 11:00 a.m.

4.	(In the case where a scanned copy of a duly completed Utilisation Request is delivered by email under paragraph (b)(i) of Clause 5.1 (Delivery of a Utilisation Request)) delivery of the original duly completed Utilisation Request (or a fax copy of the duly completed Utilisation Request) (paragraph (b)(ii) of Clause 5.1 (Delivery of a Utilisation Request))	D — 1 11:00 a.m.

5.	Delivery of a duly completed Utilisation Request (Clause 8.2 (Delivery of a Utilisation Request for Swingline Loans))	Not less than D — 1 10:00 a.m.

6.	Agent notifies each Swingline Lender of the amount of its participation in the Swingline Loan under Clause 8.4 (Swingline Lender’s participation).	Not less than D — 1 noon

7.	Agent determines Prime Lending Rate under Clause 9.6 (Interest).	Utilisation Date 11:00 a.m.

PART II
Bank Guarantees
“D — “ refers to the number of Business Days before the relevant Utilisation Date.

Delivery of a duly completed Utilisation Request (Clause 6.3 (Delivery of a Utilisation Request for Bank Guarantees))	First Utilisations D — 3 11:00 a.m. Subsequent Utilisations D — 5 11:00 a.m.

Agent notifies the Facility C Lenders of the Bank Guarantees in accordance with Clause 6.6 (Issue of Bank Guarantees)	First Utilisations D — 3 4:00 p.m. Subsequent Utilisations D — 3 11:00 a.m.

PART III
Withdrawals from Control Accounts
“D — “ refers to the number of Business Days before the relevant withdrawal date.

Delivery by email of a scanned copy of a duly completed Withdrawal Request (paragraph (p)(A)(2)(I) of Clause 26.12 (Accounts)) and delivery of an original duly completed Withdrawal Request (paragraph (p)(A)(1) of Clause 26.12 (Accounts))
D — 5 11:00 a.m.

(In the case where a scanned copy of a duly completed Withdrawal Request is delivered by email under paragraph (p)(A)(2)(I) of Clause 26.12 (Accounts)) delivery of the original duly completed Withdrawal Request (or a fax copy of the duly completed Withdrawal Request) (paragraph (p)(A)(2)(II) of Clause 26.12 (Accounts))
D — 1 11:00 a.m.

SCHEDULE 6
Properties
All those pieces or parcels of land at Marina Bay, along Bayfront Avenue as shown delineated and marked on the Land Parcel Plan (Guide Plan No. B1.1C) attached to the Planning Parameters (as defined in Clause 1.1 of the Development Agreement) marked as Annexure “A” comprising of Parcel A1 together with:
(a)	such stratum of subterranean space in Parcel A2, Parcel A3, Parcel A4 and Parcel A5;

(b)	such stratum of air space in Parcel A6;

(c)	such strata of air and subterranean space in Parcel A7; and

(d)	part of the foreshore and sea-bed within Parcel AW1 and Parcel AW2 or any such pieces or parcels of land (whether subterranean space, airspace, foreshore or seabed) as may be approved by the Competent Authorities (as defined Clause 1.1 of the Development Agreement), together with all the buildings and structures to be erected thereon.

SCHEDULE 7
Form of Bank Guarantee
Instructions: This Guarantee is to be typed on the Bank’s letterhead and submitted together with the Proposal.

To:	Singapore Tourism Board
Tourism Court
1 Orchard Spring Lane
Singapore 247729
(hereinafter called “STB”).

WHEREAS
(i) By a Development Agreement (hereinafter called “the Agreement”) executed or to be executed between STB of the one part and [name of Company], a company incorporated in [country] and having its registered office at [registered address] (hereinafter called “the Company”) of the other part pursuant to the Request for Proposals to Develop an Integrated Resort at Marina Bay, Singapore (hereinafter called “the RFP”), the Company agreed to construct, develop and establish an Integrated Resort (hereinafter called “the IR”) at Marina Bay, Singapore in consideration of the term of lease to be granted by STB to the Company and subject to the terms and conditions of the Agreement.
(ii) Clause 5 of the Agreement provides that the Company shall pay a deposit of Singapore Dollars [••••] (S$••••) (hereinafter called “the Security Deposit”) equivalent to five per cent (5%) of the Development Investment as defined in the Agreement, which may be payable in such manner as specified in the Agreement, which includes payment by way of one or more Bankers’ Guarantees / Insurance Performance Bonds issued in favour of STB on the terms and conditions contained in the format prescribed by STB and enforceable in such circumstances as set out in the Agreement.
     NOW WE HEREBY AGREE as follows:
1. Words and expressions which are specifically defined in the Agreement shall, unless otherwise defined in this Guarantee, have the same meanings when used in this Guarantee.
2. Pursuant to the agreement as aforesaid and at the joint request of the Company and us, we [name of Bank / Insurance Company] HEREBY GUARANTEE to pay to STB forthwith on demand made to us in writing, a sum or sums not exceeding in the aggregate Singapore Dollars [••••] (S$••••), being equivalent to *the whole / a part of the Security Deposit required to be paid by the Company (hereinafter called “the Guaranteed Sum”). [*delete whichever is inapplicable], Provided Always that our liability hereunder shall not exceed the Guaranteed Sum.
3. This Guarantee shall be valid from the [••] day of [••••] [insert commencement date] to the [••] day of [••••] [insert expiry date which shall be a date 8 years and 6 months from the date of the Agreement] (which date shall be hereinafter called “the Expiry Date”).

4. This Guarantee is conditional upon a claim as specified herein being made by STB by way of a notice in writing addressed to us and the same being received by us at [insert address of Bank’s notification office] at any time hereunder within one hundred and eighty (180) days from the Expiry Date. Thereafter this Guarantee shall become null and void notwithstanding that this Guarantee is not returned to us for cancellation save and except for any claim(s) submitted to us in writing not later than one hundred and eighty (180) days from the Expiry Date.
5. STB shall be entitled to make more than one claim on this Guarantee so long as the claims are made within the period specified herein and the aggregate amount specified in all such claims does not exceed the Guaranteed Sum.
6. This Guarantee shall be governed by and construed in accordance with the laws of the Republic of Singapore and subject to the jurisdiction of the Singapore courts.
Dated this [••] day of [••••].
AS WITNESS our hand

Signature:

Signed by:

Name of Signatory

Designation:

for and on behalf of:

Name of Bank

In the presence of:

Name of Witness

Signature:

Designation:

SCHEDULE 8
Forms of Project Certificates
PART I
Form of Lenders’ Construction Consultant’s Certificate

From:	[NAME OF LENDERS’ CONSTRUCTION CONSULTANT]

To:	DBS Bank Ltd.

Dated:	[ ]
Dear Sirs
Marina Bay Sands Pte. Ltd.
S$5,442,604,530 Facility Agreement
dated 28 December 2007 (the “Agreement”)
1.	We refer to the Agreement. This is a Lenders’ Construction Consultant Certificate. Terms defined in the Agreement have the same meaning in this Certificate unless given a different meaning in this Certificate.

2.	We hereby certify as follows:
(a)	Each applicable Milestone that has passed has been achieved:

[INSERT DETAILS]

(b)	The Borrower has provided us with reasonably satisfactory evidence, evidencing that as at [INSERT DATE OF RELEVANT UTILISATION REQUEST], proceeds of the proposed S$[ ] Utilisation are required by the Borrower to meet Construction Costs that are:
(i)	due and payable; or

(ii)	or will become due and payable within three months of [INSERT DATE OF RELEVANT UTILISATION REQUEST].
(c)	We confirm that [the following Funding Shortfalls are existing as at [INSERT DATE OF RELEVANT UTILISATION REQUEST]:

[INSERT DETAILS OF FUNDING SHORTFALLS]]

[OR]

[there are no Funding Shortfalls existing as at [INSERT DATE OF RELEVANT UTILISATION REQUEST].

Yours faithfully

authorised signatory for
[NAME OF LENDERS’ CONSTRUCTION CONSULTANT]

PART II
Form of Borrower’s Certificate

From:	Marina Bay Sands Pte. Ltd.

To:	DBS Bank Ltd.

Dated:	[ ]
Dear Sirs
Marina Bay Sands Pte. Ltd.
S$5,442,604,530 Facility Agreement
dated 28 December 2007 (the “Agreement”)
1.	We refer to the Agreement. This is a Borrower’s Certificate. Terms defined in the Agreement have the same meaning in this Borrower’s Certificate unless given a different meaning in this Borrower’s Certificate.

2.	We hereby:
(a)	confirm and attach Payment Evidence in respect of Borrower’s Costs in the amount of S$[ ], to be financed by the proposed Loan (which is of an amount that is less than S$[ ]) to be made available to us on [ ]; and

(b)	certify that, within 30 days of the proposed Utilisation Date of the Loan, we shall deliver to you a copy of each invoice or other appropriate evidence, evidencing such Borrower’s Costs (other than payroll payments) comprised in the attached Payment Evidence that exceeds [S$100,000]/[S$500,000] (or its equivalent in any other currency or currencies).

Yours faithfully

authorised signatory for
Marina Bay Sands Pte. Ltd.

SCHEDULE 9
Form of Compliance Certificate
THE UNDERSIGNED IN HIS/HER CAPACITY AS AN AUTHORIZED OFFICER OR AUTHORIZED SIGNATORY (AND NOT IN ANY PERSONAL CAPACITY) HEREBY CERTIFIES AS FOLLOWS:
1. I am an authorized officer [or authorized signatory] of Marina Bay Sands Pte. Ltd. (“Borrower”).
2. I have reviewed the terms of the Facility Agreement, dated as of December ___, 2007 (as it may be amended, supplemented or otherwise modified, the “Facility Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, the Lenders party thereto from time to time, Goldman Sachs Foreign Exchange (Singapore) Pte., DBS Bank Ltd., UOB Asia Limited and Oversea-Chinese Banking Corporation Limited, as Coordinators and DBS Bank Ltd. as Agent, Technical Bank and Security Trustee, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Borrower during the Accounting Quarter covered by the attached financial statements.
3. The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default during or at the end of the Accounting Quarter covered by the attached financial statements or as of the date of this Certificate. In addition, the examination described in paragraph 2 above did not disclose, and we have no knowledge of, the existence of any condition or event that would cause the Borrower to not meet the Financial Covenants per Clause 25.1 and Clause 25.2 [Annual Certification Only] of the Facility Agreement.

     The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [                    ], 20[___] pursuant to Clause 24.3 of the Facility Agreement.

Marina Bay Sands Pte. Ltd.
By:
Name:
	Title:	Authorized Officer/Signatory

ANNEX A TO COMPLIANCE CERTIFICATE
FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].
     This Annex A is attached to and made a part of a Compliance Certificate dated as of                     , 20___ and pertains to the period from                     , 20___ to                     , 20___. Clause and paragraph references herein relate to clauses and paragraphs of the Facility Agreement. Capitalized terms not otherwise defined herein have the meaning set forth in the Facility Agreement.
INFORMATION TO BE PROVIDED WITH RESPECT TO CLAUSE 26—GENERAL UNDERTAKINGS:
1.	Clause 26.7—Financial Indebtedness

Facility Agreement Provision		Maximum Permitted	Actual Outstanding
1.	Permitted Aircraft/Watercraft Indebtedness under Clause 26.7(b)(vi)	S$300,000,000 in the aggregate	S$

2.	Permitted FF&E Indebtedness under Clause 26.7(b)(vii)	S$500,000,000 in the aggregate	S$

3.	Financial Indebtedness represented by performance bonds, surety bonds, completion guarantees, standby letters of credit, bankers’ acceptances etc. under Clause 26.7(b)(x)	S$100,000,000 in the aggregate	S$

4.	Subordinated Debt permitted under Clause 26.7(b)(v)[1]	NA	S$
2.	Clause 26.8—Loans and Guarantees

Facility Agreement Provision		Maximum Permitted	Actual Outstanding
1.	Guarantees issued in respect of Permitted FF&E Indebtedness under Clause 26.8(b)(ii)	S$500,000,000 [2] in the aggregate	S$

2.	Guarantees issued in respect of Permitted Aircraft/Watercraft	S$300,000,000 in the	S$

[1]	Subordinated Debt may be issued prior to the Total Construction Costs Termination Date so long as, immediately following incurrence of such Financial Indebtedness, the ratio of Relevant Debt to Total Project Related Costs does not exceed 0.8:1.0. Compliance with this ratio will be demonstrated to the extent Subordinated Debt is issued prior to the Total Construction Costs Termination Date.

[2]	Any guarantees of Permitted FF&E Indebtedness are not an incremental S$500,000,000 but is included in the S$600,000,000.

Facility Agreement Provision		Maximum Permitted	Actual Outstanding
	Indebtedness under Clause 26.8(b)(iv)	aggregate

3.	Loans or advances made by any member of the Borrower Group to employees or directors or former employees or directors of any member of the Borrower Group under Clause 26.8(b)(ix)	S$5,000,000 in the aggregate	S$
3.	Clause 26.4—Negative Pledge (Sale and Leaseback).

Facility Agreement Provision		Maximum Permitted	Actual Outstanding
1.	Sale and leaseback transactions with respect to Permitted FF&E under Clause 26.4(e), including counterparty, assets in question, and amount at inception.	S$600,000,000 [3] in the aggregate	S$
4.	Clause 26.16—Restricted Payments

Facility Agreement Provision		Amount Permitted	Amount Distributed
1.	Restricted Payments permitted at least six Months after the Operating Commencement Date under Clause 26.16(d)(i)	S$ [4]	S$

2.	Restricted Payments permitted to the Sponsor for reimbursement for taxes directly attributable to ownership in the Borrower under Clause 26.16(d)(ii)	N/A	S$

3.	Restricted Payments permitted to reimburse the Sponsor or any of its Affiliates for Project Costs and/or Operating Costs incurred on behalf of the Borrower under Clause 26.16(d)(iii)	N/A	S$

4.	Restricted Payments permitted to Holdco to enable Holdco to pay general administrative costs and expenses, franchise taxes, and accounting, legal and professional fees under Clause 26.16 (d)(v)	$500,000 per year	S$

[3]	S$600,000,000 is to be calculated taking into account all Permitted FF&E Indebtedness.

[4]	If the leverage ratio of Debt to Consolidated Adjusted EBITDA is less than or equal to 2.50:1.0, there is no limit, if the leverage ratio is greater than 2.50:1.0 and less than or equal to 3.50:1.0, the limit is S$300,000,000 per year and if the leverage ratio is greater than 3.50:1.0 restricted payments are not permitted.

5.	Clause 26.18—Permitted Investments), including information with respect to the amount of the investment to date, the name of the entity, its primary line of business and whether it is a Restricted Subsidiary or Excluded Subsidiary.

Current
Accounting
Facility Agreement Provision		Amount Permitted	Quarter	Total
1.	Investments in joint ventures, consortiums, partnerships and similar arrangements in restaurants, clubs, retail and entertainment offerings that form part of (or are located) in the Integrated Resort under Clause (a)(i) of the definition of Permitted Investments	N/A	S$	S$

2.	Investments in projects that are ancillary (and of benefit) to the Integrated Resort at any time under Clause (a)(ii) of the definition of Permitted Investments	S$100,000,000	S$	S$

3.	Investments in projects that are ancillary (and of benefit) to the Integrated Resort after the Operating Commencement Date under Clause (b) of the definition of Permitted Investments	S$300,000,000[5]	S$	S$
Leverage Ratio for Number 3 above: (i)/(ii) =

(i)	“Debt” for the Relevant Period:	$[___,___,___]

(ii)	Consolidated Adjusted EBITDA:	$[___,___,___]

Actual: __.___:1.00
INFORMATION TO BE PROVIDED WITH RESPECT TO CLAUSE 25—FINANCIAL COVENANTS:
6.	Clause 25.2—Capital Expenditures:

Current
			Accounting	Financial
Facility Agreement Provision		Amount Permitted	Quarter	Year to Date
1.	Permitted annual Capital Expenditures under Clause 25.2	S$300,000,000[6]	S$	S$

[5]	Permitted Investments under clause (b) are only permitted when the leverage ratio of “Debt” to Consolidated Adjusted EBITDA is less than or equal to 3.50:1.0.

7.	Calculation of Consolidated Net Income:

(a)	Net income (loss) of the Borrower Group in accordance with GAAP excl. preferred dividends:	$[___,___,___]
EXCLUDING:

(b)	Items (a) — (e) of definition of CNI:	$[___,___,___]

(c)	Item (f) of definition; Extraordinary Gains/(Losses):	$[___,___,___]

(d)	Item (g) of definition of CNI; costs or charges related to refinancing of Existing Bridge Debt:	$[___,___,___]
INCLUDING

(e)	Cash flows from IR Project Vehicles funded through Permitted Investments	$[___,___,___]
TOTAL

(f)	Consolidated Net Income=(a)-(b)-(c)-(d)+(e):	$[___,___,___]
8.	Calculation of Consolidated Adjusted EBITDA:

(a)	Consolidated Net Income (per above):	$[___,___,___]

(b)	Consolidated Total Interest Expense:	$[___,___,___]

(c)	Provisions for taxes:	$[___,___,___]

(d)	Total depreciation expense:	$[___,___,___]

(e)	Total amortization expense:	$[___,___,___]

[6]	Permitted rollover amounts from prior periods to be reflected in this number to the extent applicable going forward.

(f)	Total pre-opening and development expenses:	$[___,___,___]

(g)	Total amortization of rent expense resulting from the land premium paid under the Development Agreement:	$[___,___,___]

(h)	Other non-cash items reducing Consol. Net Income:	$[___,___,___]

(i)	Other non-cash items increasing Consol. Net Income:	$[___,___,___]

(j)	Consolidated Adjusted EBITDA (sum of (a) to (h)-(i)):	$[___,___,___]
9.	Clause 25.1(b)—Consolidated Leverage Ratio: (i)/(ii) =

(i)	“Debt” as of the Relevant Date:	$[___,___,___]

(ii)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended:	$[___,___,___]

Actual: __.___:1.00
Required: __.___:1.00
10.	Clause 25.1(a)—Consolidated Interest Coverage Ratio: (i)/(ii) =

(i)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter Period then ended:	$[___,___,___]

(ii)	Consolidated Interest Expense for such four-Fiscal Quarter Period:	$[___,___,___]

Actual: __.___:1.00
Required: __.___:1.00

11.	Consolidated Net Worth (per Clause 25.5): (Must be positive)	$[___,___,___]

SCHEDULE 10
Form of Accession Letter

To:	[ ] as Agent

From:	[Subsidiary] and Marina Bay Sands Pte. Ltd.

Dated:

Dear Sirs
Marina Bay Sands Pte. Ltd.
S$5,442,604,530 Facility Agreement
dated 28 December 2007 (the “Agreement”)
1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees:
(a)	to become a Guarantor and to be bound by the terms of the Agreement as a Guarantor and an Obligor pursuant to Clause 29.2 (Guarantors) of the Agreement; and

(b)	to be bound by the terms of the Intercreditor Agreement as a Guarantor and an Obligor.
[Subsidiary] is a company duly incorporated under the law of [name of relevant jurisdiction].
3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by Singapore law.

The Guarantor

The COMMON SEAL of	)
[ ]	)
was hereunto affixed in the	)
presence of:	)

Director

Director/Secretary
I,                                                                  , an Advocate and Solicitor of the Supreme Court of the Republic of Singapore practising in Singapore hereby certify that on                      , 20___ the Common Seal of [                       ] was duly affixed to the above Accession Letter at Singapore in my presence in accordance with the Articles of Association of [                       ] (which Articles of Association have been produced and shown to me).
Witness my hand this [            ] day of [                       ].
This Accession Letter is accepted by the Security Trustee.
Security Trustee

SIGNED, SEALED and DELIVERED	)
by	)
as attorney for and on behalf of	)
DBS Bank Ltd. in the presence of:	)

The Borrower

The COMMON SEAL of	)
[ ]	)
was hereunto affixed in the	)
presence of:	)

SCHEDULE 11
Repayment Schedule For Term Loans

Term Loan Facility Repayment Instalment
Term Loan Facility Repayment Date	(Amount)
First Repayment Date	S$125,000,000

Second Repayment Date	S$125,000,000

Third Repayment Date	S$125,000,000

Fourth Repayment Date	S$125,000,000

Fifth Repayment Date	S$125,000,000

Sixth Repayment Date	S$125,000,000

Seventh Repayment Date	S$125,000,000

Eighth Repayment Date	S$125,000,000

Ninth Repayment Date	S$125,000,000

Tenth Repayment Date	S$125,000,000

Eleventh Repayment Date	S$125,000,000

Twelfth Repayment Date	S$125,000,000

Thirteenth Repayment Date	S$125,000,000

Fourteenth Repayment Date	S$125,000,000

Fifteenth Repayment Date	S$125,000,000

Sixteenth Repayment Date	S$125,000,000

Termination Date	All outstanding Term Loans

SCHEDULE 12
Insurances
Insurance Requirements
The Borrower shall, without cost to the Secured Parties, maintain or cause to be maintained on the Borrower’s behalf and in effect at all times the types of insurance and insurance coverages required by the following provisions, in form and substance reasonably acceptable to the Agent, in consultation with the Lenders’ Insurance Consultant, with “Compliant Insurers” meaning insurance companies rated “A” or better, with a minimum size rating of “XII”, by AM Best’s Rating Service, or rated “A” or better by Standard & Poor’s, or if insurance is not maintained with insurance companies that meet the foregoing minimum ratings (a “Non-Compliant Insurer”), the Borrower shall obtain for each policy maintained with a Non-Compliant Insurer, a “cut through” or reinsurance assumption endorsement to reinsurers that do meet the foregoing minimum ratings, or with other insurance companies of recognised responsibility reasonably satisfactory to the Agent, in consultation with the Lenders’ Insurance Consultant, until the payment in full of all of the Liabilities. Notwithstanding the foregoing, an insurance policy shall be deemed to be written with “Compliant Insurers” if: (a) such insurance policy is arranged on a quota share basis; and (b) the total number of participating insurers is greater than or equal to (5) five; and (c) the panel of participating insurers includes “Non-Compliant” insurance companies who are on the MAS list of approved direct insurer or who are rated “BBB-” or better by S&P; and (d) the total cumulative quota share participation of all non-compliant insurers does not exceed 35% of the total limit of insurance purchased under such quota shared policy. Builder’s Risk (or Construction All Risk), commercial general liability and workers compensation insurance shall be provided under an owner controlled insurance program or wrap-up program. This insurance shall include interests of the Borrower and the Contractors. Policies of insurance may be written with Limits of Liability expressed in either US dollars or the equivalent value in Singapore dollars utilising the rate of exchange as of the date of closing, it being understood that whenever specific limits of liability are referenced herein the requirement is expressed in US dollars with the exception of worker’s compensation and automobile limits.
1.	Construction Insurance

Evidence at commencement of the construction period for the Integrated Resort Project and until the Completion Date has occurred including extension for any maintenance or defects liability period:

1.1	“Construction Builders Risk Property Insurance” subject to customary “all risk” forms including windstorm, typhoon, flood, tsunami, earth movement (provided that coverage for gradual subsidence may be excluded), hazardous materials, covering physical loss or damage with respect to the Integrated Resort Project including coverage for (a) the buildings, foundations and retaining structures, other structures, boilers and machinery, equipment, facilities, permanent fixtures (fittings, furnishings and fixtures may alternatively be insured under corporate property program) and other properties (including equipment in which the Borrower has an insurable interest), (b)

coverage for removal of debris with a limit of not less than US $25,000,000, (c) comprehensive boiler, machinery and equipment breakdown (including coverage during hot and cold testing), (d) inland transit with a sub limit of not less than US $5,000,000 million per occurrence, (e) off-site coverage, (f) claim preparation costs up to 5% of the total claim, (g) professional fees and (h) an escalation clause with a minimum limit of 10% .

The policy shall be written on replacement cost basis with limits equal to the completed value replacement cost of the Integrated Resort Project under construction, it being agreed that this limit shall be no less than US $3.5 billion or the equivalent amount expressed in SGD as of the effective date of the loan facility. Policy limits will be automatically reinstated following a loss. Such insurance shall contain a provision granting permission for the partial use and occupancy of the Integrated Resort Project prior to completion of the Integrated Resort Project without cancellation, reduction, lapse or suspension of coverage. Each such policy shall be in such form as shall be reasonably satisfactory to the Agent; PROVIDED THAT flood and earth movement coverage each may be subject to an annual aggregate limit of at least US $100,000,000 applicable separately to each such peril to the extent reasonably available. Deductibles for flood and earth movement are not to exceed 5% of total insured value at the time of loss. Deductible for all windstorm perils including typhoon are not to exceed 5%of total insured value at the time of loss. The policies may provide for deductible amounts of up to US $500,000 per occurrence with US $1,000,000 for testing and commissioning where applicable, unless otherwise agreed by the Agent pursuant to the procedures set out in paragraph 3.1 below.

1.2	These policies shall be written on a no coinsurance basis. The policies shall also be endorsed to provide that (a) the Security Trustee and any security trustee with respect to Permitted FF&E Indebtedness is included as loss payees, as their respective interests may appear, but shall not be liable for the payment of any premiums, and (b) any payment thereunder for loss or damage in excess of SGD $10,000,000 shall be made to the Security Trustee or, as applicable, the security trustee with respect to Permitted FF&E Indebtedness as loss payees respectively, PROVIDED THAT, in respect of Construction Builders Risk Property Insurance, all proceeds shall, irrespective of any other provisions therein contained, be paid to repair or reinstate the loss or damage to the Properties for which the relevant claim was made in accordance with the Development Agreement or as otherwise directed by the Lessor, in each case, without deduction, set-off or counterclaim in respect of any outstanding premiums or calls on it.

1.3	Comprehensive or commercial general liability insurance on an “occurrence” basis or a “claims made” basis, against claims for “bodily injury” and “property damage” arising from the Integrated Resort Project or occurring on, in or about the properties of the Borrower and any of its Subsidiaries which is an Obligor and the adjoining streets, sidewalks and passageways, in a minimum amount of US $50,000,000 per occurrence with respect to personal injury or death to any one or more persons or damage to property; which insurance shall contain a provision granting permission for the partial use and occupancy of the Integrated Resort Project prior to completion of Integrated Resort Project without cancellation, reduction, lapse or suspension of coverage and shall (a) be in such form as shall be reasonably satisfactory to the Agent, (b) contain “broad form” and other endorsements covering, among other things, coverage for independent contractors, contractual liability, broad form property damage, cross liability, explosion, collapse and underground hazards and (c) be endorsed to include the Security Trustee and any security trustee with respect to Permitted FF&E Indebtedness as additional insureds, as their interests may appear.

If any policy is written on a “claims-made” basis, and such policy is not to be renewed or the retroactive date of such policy is to be changed, the Borrower shall obtain, prior to the expiration date or retroactive date change of such policy the broadest basic and supplemental extended reporting period coverage reasonably available in the commercial insurance market for each such policy of at least three years past the final day of coverage of such policy and shall promptly provide the Agent with proof that such extended reporting period coverage or “tail” has been obtained. The required limits may be satisfied through a combination of primary and excess liability policies.

1.4	Business automobile liability insurance against claims for bodily injury, death or property damage arising out of the use of all owned, non-owned (other than leased or hired vehicles provided that the relevant leasing/hiring company(s) is providing such business automobile liability insurance) and hired vehicles by the Borrower and any of its Subsidiaries that are Obligors and their agents and employees, including loading and unloading, such insurance to be in compliance with the local mandatory minimum requirements (ie: SG $500,000 coverage per accident with respect to damage to property and unlimited coverage per accident with respect to bodily injury or death to one or more persons or damage to property) and to be in such form as shall be reasonably satisfactory to the Agent.

1.5	Workers’ compensation or its equivalent insurance as required by local law and employers liability insurance (including ex pat coverage as applicable) with a minimum limit of SG $10,000,000 per occurrence shall be carried.

1.6	Marine Ocean Cargo coverage on international shipments to and from ports or places in the world (including coverage for shipments on coastal waterways of Singapore if not otherwise insured under an Inland Transit policy) with respect to property of every kind and description intended for use in the Project whether by air, water or other conveyance. Coverage shall be written to include “All Risks” of loss or damage including War and SRCC risks on a replacement cost basis and shall have a limit of insurance sufficient to cover the maximum value of property so situated. The Borrower may arrange to have this coverage maintained by the shipper.

1.7	Insurance required in paragraphs 1.1 through 1.6 above may be provided with a combination of primary and excess policies as long as the combined limits equal the per occurrence limits required herein. The excess policy may be satisfied through a drop down of limits within the international corporate program to the Integrated Resort Project.

1.8	Such additional insurance as shall be required pursuant to the provisions of the Construction Contracts, and any insurance policies provided by the Contractors, shall name the Security Trustee and any trustee as additional insureds and, where applicable, the Security Trustee as loss payee.
2.	Operational Insurance

From and after the earlier of either the Completion Date or the first date of occupancy for the intended use of any portion of the Project, and continuing until the date on which all Liabilities have been paid in full:

2.1	“All risk” property insurance (to the extent not duplicative of the construction all risk insurance obtained pursuant to paragraph 1.1 above), such “all risk” property insurance to be subject to customary “all risk” forms including coverage for windstorm, typhoon, flood, tsunami, earth movement (provided that coverage for gradual subsidence may be excluded), loss occasioned by the operation of building laws or ordinances, comprehensive boiler, turbine and machinery and operational testing insurance covering physical loss or damage with respect to properties of the Borrower and any of its Subsidiaries who are Obligors, including (a) coverage for the buildings, structures, furnace, boilers and machinery, equipment, facilities, fixtures and other properties of the Borrower and any of its Subsidiaries who are Obligors (including equipment in which the Borrower or any of its Subsidiaries who are Obligors has an insurable interest), (b) coverage for removal of debris with a limit of not less than US $25,000,000, (c) comprehensive boiler, machinery and equipment breakdown (including coverage during hot and cold testing), (d) inland transit with a sub limit of not less than US $5,000,000 per occurrence, (e) off-site coverage, (f) claim preparation costs up to 5% of the total claim and (g) professional fees. Insurance will be carried in such amounts, against such risks and with such terms consistent with reasonable and prudent industry practice but in any event such policies shall at all times insure an amount not less than the lesser of the maximum foreseeable loss (“MFL”) (as calculated by an independent third party and subject to the reasonable approval of the Agent) or full insurable replacement cost (unless otherwise provided herein), and shall be in such form as shall be reasonably satisfactory to the Agent; PROVIDED THAT, flood and earth movement coverage each may be subject to an annual aggregate limit of at least US $100,000,000 per occurrence to the extent reasonably available with inland transit and off-site coverage in an amount equal to full replacement cost of such property. Policy limits will be automatically reinstated following a loss. The policy shall be written on a no coinsurance basis and, in the event a blanket property program is evidenced, shall provide that from and after the Completion Date limits as required by this Agreement will be specifically available to the Borrower. The policy shall also be endorsed to provide that (a) the Security Trustee and any security trustee with respect to Permitted FF&E Indebtedness shall be included as loss payees, as their interests may appear, but shall not be liable for the payment of any premiums, and (b) any payment thereunder for loss or damage in excess of SGD $10,000,000 shall be made to the Security Trustee or as applicable the security trustee with respect to Permitted FF&E Indebtedness, as loss payees rescpectively and shall, irrespective of any other provisions therein contained, be paid to repair or reinstate the loss or damage to the Properties for which the relevant claim was made in accordance with the Development Agreement or as otherwise directed by the Lessor, in each case, without deduction, set-off or counterclaim in respect of any outstanding premiums or calls on it. The policies may provide for deductible amounts of up to 5% of total insured value with respect to the perils of flood, earth-movement and windstorm, but in no event greater than US $2,000,000 per occurrence, unless otherwise consented to by the Agent, such consent not to be unreasonably withheld or delayed.

2.2	Business Interruption insurance, in such form as shall be reasonably satisfactory to the Agent and with limits in amounts sufficient to cover scheduled payments on all Financing Principal and Financing Costs and continuing expenses of the Borrower and its Subsidiaries during a period of at least 12 months, (or such longer period of time as calculated by an independent third party and subject to the reasonable approval of the Agent); provided that the applicable policy may provide that the insurance proceeds will not be payable with respect to up to the first 60 days of each business interruption.

2.3	Terrorism insurance encompassing property damage and business interruption at the lesser of the MFL of the location (as calculated by a reputable independent third party) or US $250,000,000.

2.4	Comprehensive or commercial general liability insurance on an “occurrence” basis or a “claims made” basis, against claims for “bodily injury” and “property damage” occurring on, in or about the properties of the Borrower and any of its Subsidiaries who are Obligors and the adjoining streets, sidewalks and passageways, in a minimum amount of US $2,000,000 coverage per occurrence and in the aggregate with respect to personal injury or death to any one or more persons or damage to property; US $2,000,000 products/completed operations aggregate; which insurance shall (i) be in such form as shall be reasonably satisfactory to the Agent, (ii) contain “broad form” and other endorsements covering, among other things, independent contractors, products and completed operations, contractual liability, broad form property damage, cross liability, explosion, collapse and underground hazards, and liability arising from terrorist acts and (iii) be endorsed to include the Security Trustee as additional insured, as its interests may appear. If any policy is written on a “claims-made” basis, and such policy is not to be renewed or the retroactive date of such policy is to be changed, the Borrower shall obtain, prior to the expiration date or retroactive date change of such policy the broadest basic and supplemental extended reporting period coverage reasonably available in the commercial insurance market for each such policy of at least three years past the final day of coverage of such policy and shall promptly provide the Agent with proof that such extended reporting period coverage or “tail” has been obtained.

2.5	Business automobile liability insurance against claims for bodily injury, death or property damage arising out of the use of all owned, non-owned (other than leased or hired vehicles provided that the relevant leasing/hiring company(s) is providing such business automobile liability insurance) and hired vehicles by the Borrower and its Subsidiaries and their agents and employees, including loading and unloading, such insurance to be in compliance with local mandatory minimum requirements (ie. SG $500,000 coverage per accident with respect to damage to property and unlimited coverage per accident with respect to bodily injury or death to one or more persons or damage to property) and to be in such form as shall be reasonably satisfactory to the Agent.

2.6	Workers’ compensation or its equivalent insurance as required by local law and employers liability insurance (including ex pat coverage as applicable) in any case with a minimum limit of SG $10,000,000 per occurrence shall be carried.

2.7	Marine Ocean Cargo coverage on international shipments to and from ports or places in the world (including coverage for shipments on coastal waterways of Singapore if not otherwise insured under an Inland Transit policy) with respect to property of every kind and description intended for use in the Project whether by, air, water or other conveyance. Coverage shall be written to include “All Risks” of loss or damage including War and SRCC risks on a replacement cost basis and shall have a limit of insurance sufficient to cover the maximum value of property so situated. The Borrower may arrange to have this coverage maintained by the shipper.

2.8	After the Completion Date, the Borrower shall provide excess “umbrella” liability insurance on an “occurrence” basis or, subject to the proviso to this paragraph, a “claims made” basis against risks of the types described in paragraphs 2.3, 2.4 and 2.5 (in excess of the Employers liability insurance (but excluding workers compensation) described above, in an amount which results in a combined amount of primary and excess insurance required hereby of not less than US $75,000,000 for any occurrence on a per location basis and in such form as shall be reasonably satisfactory to the Agent; PROVIDED THAT if any policy is written on a “claims-made” basis, and such policy is not to be renewed or the retroactive date of such policy is to be changed, the Borrower shall obtain, prior to the expiration date or date of change of such policy the broadest basic and supplemental extended reporting period coverage reasonably available in the commercial insurance market for each such policy of at least three years past the final day of coverage of such policy and shall promptly provide the Agent with proof that such extended reporting period coverage or “tail” has been obtained.

2.9	Insurance required in paragraphs 2.1 through 2.8 above may be provided with a combination of primary and excess policies as long as the combined limits equal the per occurrence and aggregate limit required herein. The excess policy may be satisfied through a drop down of limits within the international corporate program to the Integrated Resort Project.

2.10	Such additional insurance as shall be required pursuant to the provisions of the Project Documents, and any insurance policies provided by the Contractor’s (or any other counterparty to a Project Document) insurance shall name the Security Trustee and any trustee as additional insured and, where applicable, the Security Trustee as loss payee.
3.	General Terms and Conditions

3.1	In the event any insurance (including the limits or deductible thereof) required to be maintained above shall not be available and commercially feasible in the commercial insurance markets (taking into account in determining “commercial feasibility” the Borrower’s obligations under the Finance Documents and the Project Documents and its ability to self-insure without impairing its ability to make scheduled payments on its Financing Costs and Financing Principal), the Agent agrees to waive such requirement to the extent the maintenance thereof is not so available, PROVIDED THAT (a) the Borrower shall first request any such waiver in writing and (b) the Parties shall agree upon the designation of an independent insurance advisor of recognized international standing, (referred to herein as the “The Independent Insurance Advisor” ) who shall certify in writing that such insurance is not reasonably available and commercially feasible in the commercial insurance market (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and explaining in detail the basis for such conclusions, the form and substance of such written confirmation to be reasonably satisfactory to the Agent and the Lenders’ Insurance Consultant; (b) at any time after the granting of any such waiver (but not more than twice in each calendar year), the Agent may request, and the Borrower shall furnish to the Agent within 30 business days after such request, supplemental reports reasonably acceptable to the Agent from the Lenders’ Insurance Consultant or The Independent Insurance Advisor updating the prior report and reaffirming such conclusion; and (c) any such waiver shall be effective only so long as such insurance shall not be available and commercially feasible in the commercial insurance market, it being understood that the failure of the Borrower to timely furnish any such supplemental report shall be conclusive evidence that such waiver is no longer effective because such condition no longer exists, but that such failure is not the only way to establish such non-existence.

4.	Policy Provisions

4.1	All insurance policies maintained in accordance with this Schedule 12 shall (a) contain either the New York standard mortgagee clause or 438 BFU where applicable or similar language in local use providing that policy shall not be invalidated due to any act or neglect by Borrower, any non-occupation or any change in risk. And (b) provide that so long as no Event of Default shall have occurred and be continuing (and upon the Agent delivering notice to the Borrower under Clause 27.17 (Acceleration) of the Facility Agreement, property losses, if any shall be adjusted with the Borrower, except that as to any insured loss in excess of US $2,000,000, such loss shall be adjusted with the Borrower but final settlement will be made with the concurrence of the Agent, which concurrence shall not be unreasonably withheld or delayed, and any such losses in excess of SGD $10,000,000 shall be payable solely to the Agent (or, if after Completion Date to the Security Trustee or as applicable the security trustee with respect to Permitted FF&E Indebtedness), PROVIDED THAT, in respect of Construction Builders Risk Property insurance and the “All Risk Property insurance defined in paragraph 2.1 above, irrespective of any other provisions therein contained, be paid to repair or reinstate the loss or damage to the Properties for which the relevant claim was made in accordance within the Development Agreement or as otherwise directed by the Lessor, in each case without deduction, set-off or counterclaim in respect of any outstanding premiums. All insurance policies maintained in accordance with this Schedule 12 shall (i) contain a waiver of any rights of subrogation of the insurer against the Secured Parties, the Agent and the Security Trustee, and a waiver of any rights of the insurer to any setoff or counterclaim or other deduction, whether by attachment or otherwise, in respect of any liability of the Secured Parties, the Agent or the Security Trustee, (ii) shall provide that all the provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group) and liability for premiums (which shall be solely a liability of the Borrower) shall operate in the same manner as if there were a separate policy covering each such insured, without right of contribution from any other insurance which may be carried by any insured covering a loss which is also covered under the insurance policies maintained by the Borrower pursuant to this Schedule 12, and (iii) shall provide that the Security Trustee as additional insured and Security Trustee as loss payee shall have no obligation or liability for premiums, commissions, assessments or calls in connection with such insurance. If any insurance policies maintained in accordance with this Schedule 12 contains a cancellation provision, the policy shall also contain a provision that such policy will not be cancelled or allowed to expire, or that its limits or scope of coverage will not be reduced or materially varied for any reason whatsoever until at least 30 days’ prior written notice has been provided to the Agent; PROVIDED THAT in the case of non-payment of premium, the policy will be cancellable if such non-payment is not cured within ten days following written notice to the Agent. The Borrower shall be solely responsible for any deductibles, coinsurance, retained risk or risk sharing under all insurance policies.

5.	Reports, Etc.

5.1	The Borrower shall advise the Agent and the Lenders in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Borrower which could reasonably be expected to invalidate or render unenforceable, in whole or in part, any insurance being maintained by the Borrower pursuant to this Schedule 12. The Borrower will also deliver to the Agent prior to the date of the first Utilisation Request, and in any event within 5 business days after policy expiration, a certificate signed by an authorized officer of each of the insurance company(ies) participating in the insurance program or the insurance broker responsible for effecting the placement of the insurance (a) attaching certificates of all insurance policies relating to the Borrower and stating that all premiums then due thereon have been paid and that the same are in full force and effect and (b) stating that such insurance policies comply with the requirements of this Schedule 12. If requested by the Agent, the Borrower will deliver certified true copies of such insurance policies to the Agent

6.	Other Insurance

6.1	Nothing in this Schedule 12 shall prohibit the Borrower from maintaining, at their expense, insurance on or with respect to its properties or business, naming the Obligor as insureds and/or loss payee, unless such insurance would conflict with or otherwise limit the availability of insurance required to be maintained under this Schedule 12; PROVIDED THAT such insurance shall not reduce the amount of insurance proceeds that would be payable to the beneficiaries pursuant to policies of insurance maintained under this Schedule 12 and the Borrower shall have obtained and delivered evidence reasonably satisfactory to the Agent to such effect.

6.2	For the avoidance of doubt, the provisions of this exhibit shall not apply to Permitted FF&E Security, Permitted Aircraft/Watercraft Security and Permitted Refinancing Security, it being acknowledged and agreed that such items may be subject to separate requirements imposed by the lenders with respect thereto and no proceeds of insurance with respect to such items shall be adjusted by, or paid to, Agent or Security Trustee.

7.	Additional Insurance

7.1	The Agent reserves the right to require the provision of additional insurance over the term of the Facilities as may be reasonably required from time to time for insurable risks which may arise in the course of business operations and which are in accordance with what a prudent operator of an Integrated Resort Project would insure, and subject to the reasonable availability and “commercial feasibility” such insurance, determined in accordance with paragraph 3.1 above.

8.	Named Insureds

8.1	For the avoidance of doubt, with the exception of Worker’s Compensation policies and/or coverage, all liability policies as required under this exhibit where the Borrower has an insurable interest shall insure the interests of the Borrower and the Security Trustee and shall name the Security Trustee as an additional insured (unless the Security Trustee is a named insured under the policy).

9.	Loss Payee

9.1	For the avoidance of doubt, until the Operating Commencement Date, all policies covering real or personal property or business interruption related to the Integrated Resort Project shall name the Security Trustee as first Loss Payee/Mortgagee in accordance with CP12 18 (06/95) or similar Lender’s Loss Payable Endorsement in local use and shall provide that any payment thereunder for any loss or damage thereunder in excess of SGD $10,000,000.00 shall be made payable to the Security Trustee and any security trustee with respect to Permitted FF&E Indebtedness in accordance with their respective interests for application in accordance with Clause 2.1 of the Intercreditor Agreement. PROVIDED THAT, in respect of Construction Builders Risk Property Insurance, all proceeds shall, irrespective of any other provisions therein contained, be paid to repair or reinstate the loss or damage to the Properties for which the relevant claim was made in accordance with the Development Agreement or as otherwise directed by the Lessor, in each case without deduction, set-off or counterclaim in respect of any outstanding premiums or calls on it.

10.	Right to Cure

10.1	On or before 30 December of each year until the repayment in full of all Liabilities, the Borrower shall furnish to the Agent a certificate signed by an authorised signatory of the Borrower, showing the insurance then maintained by or on behalf of the Borrower under this Schedule 12 and stating that such insurance complies in all material respects with the terms hereof, together with a statement of the premiums then due, if any. If at any time the insurance required under this Schedule 12 shall be reduced or cease to be maintained, then (without limiting the rights of the Agent, the Security Trustee or any Lender in respect of any default which arises as a result of such failure), the Agent may, but shall not be obligated to, maintain the insurance required hereby and, in such event, the Borrower shall reimburse the Agent or the Security Trustee upon demand for the cost thereof together with interest thereon at the rate set out in Clause 13.3 (Default interest).

11.	Agent’s Right to Adjust Losses; Payment of Proceeds

11.1	In case of any casualty or event of loss (“Casualty”) with respect to the Integrated Resort Project (or any portion thereof), the Borrower and the Agent shall jointly settle, compromise and adjust any claim; PROVIDED THAT, with respect to any loss not in excess of SGD $10,000,000 (as set forth in the applicable certificate prepared by an independent expert reasonably acceptable to the Agent), the Borrower may agree with the insurance company or companies on the amount to be paid upon the loss without obtaining the consent of the Agent. The Security Trustee shall pay over to the Borrower the applicable insurance proceeds upon receipt thereof by the Security Trustee, and the Borrower shall use such insurance proceeds to perform a restoration or otherwise use such proceeds in accordance with the Development Agreement or as otherwise directed by Lessor; PROVIDED FURTHER THAT, if, at the time of any Casualty, or at any time during the settlement, compromise or adjustment process with respect to any Casualty, an Event of Default shall have occurred and is continuing, and upon the Agent delivering notice to the Borrower under Clause 27.17 (Acceleration) of the Facility Agreement, subject to the terms of the Commercial Documents then the Security Trustee shall not be required to pay over the applicable insurance proceeds to the Borrower, and the Agent or the Security Trustee may settle, compromise and/or adjust any claim, as it sees fit in its sole discretion, without the participation or consent of the Borrower and the insurance proceeds shall be applied in accordance with the provisions of Clause 2.1 of the Intercreditor Agreement. Furthermore, if any claim shall not have been settled, compromised or adjusted or the applicable insurance proceeds shall not have been paid in any case, within 15 months after the Casualty in question occurred or such additional time as may be reasonably necessary given the circumstances, then Agent may settle, compromise and/or adjust such claim, as it sees fit in its sole discretion, without the participation or consent of the Borrower and the insurance proceeds shall be applied in accordance with the provisions of Clause 2.1 of the Intercreditor Agreement.

11.2	In the event that the Borrower or any of its subsidiaries or affiliates have paid any documented sums or out-of pocket expenses to repair, replace or rebuild any portion of the Integrated Resort pending resolution of any claims under any policy required hereunder, the Security Trustee shall be required to promptly remit to Borrower any insurance proceeds received by it in accordance with the foregoing provisions of this Schedule 12. To the extent the Borrower is still undertaking efforts to repair, replace or rebuild any portion of the Integrated Resort at the time such insurance proceeds are received by the Security Trustee, the Security Trustee shall be required to make such proceeds readily available to the Borrower at the time any documented sums or out-of-pocket expenses are then due and payable by the Borrower in connection with such efforts.

12.	Policies on “Claims-Made” Basis

12.1	For the avoidance of doubt, if any policy is written on a “claims-made” basis and such policy is not to be renewed or the retroactive date of such policy is to be changed, the Borrower shall obtain prior to the expiration date or date change of such policy the broadest basic and supplemental extended reporting period coverage reasonably available in the commercial insurance market for each such policy and shall promptly provide the Agent with proof that such coverage has been obtained.

SCHEDULE 13
Main Construction Contracts

Package No	: 2103

Package Description	: Piling and Diaphragm Walls (Hotel Zone)

Contracting Party	: Bachy Soletanche Singapore Pte. Ltd.

Type of Contract	: Construction Contract

Contract Sum	: S$131,615,265.95

Contract Date	: 9 November 2007

240

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.
The Borrower
MARINA BAY SANDS PTE. LTD.
Address:	9 Raffles Place #45-01 Republic Plaza Singapore 048619

Fax No:	(65) 6536 6327

Attention:	Treasury Operations Manager

By:	/s/ George Tanasijevich

Facility Agreement

The Arrangers

GOLDMAN SACHS FOREIGN EXCHANGE (SINGAPORE) PTE (Company Registration No. 198902983H)
By:	/s/ Authorized Signatory
	Name:	Authorized Signatory

Facility Agreement

DBS BANK LTD.
By:	/s/ Tan Teck Long
	Name:	Tan Teck Long

Facility Agreement

UOB ASIA LIMITED
By:	/s/ Authorized Signatory
	Name:	Authorized Signatory

Facility Agreement

OVERSEA-CHINESE BANKING CORPORATION LIMITED
By:	/s/ Authorized Signatory
	Name:	Authorized Signatory

Facility Agreement

CITIGROUP GLOBAL MARKETS ASIA LIMITED
By:	/s/ Benjamin Ng
	Name:	Benjamin Ng
	Title:	Managing Director
Facility Agreement

LEHMAN BROTHERS FINANCE ASIA PTE. LTD.
By:	/s/ Philip Chow
	Name:	Philip Chow
	Title:	Director
Facility Agreement

MERRILL LYNCH INTERNATIONAL BANK LTD (MERCHANT BANK)
By:	/s/ Andrew Chan
	Name:	Andrew Chan
	Title:	Managing Director Chief Administrative Officer Pacific Rim, Global Wealth Management
Facility Agreement

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ Rajeev Rannan
	Name:	Rajeev Rannan
	Title:	Deputy General Manager Structured Finance Asia Pacific

By:	/s/ Chow Ving Hoong
	Name:	Chow Ving Hoong
	Title:	Joint General Manager Debt Capital Markets

Facility Agreement

MALAYAN BANKING BERHAD
By:	/s/ Authorized Signatory
	Name:	Authorized Signatory

Facility Agreement

STANDARD CHARTERED BANK
By:	: /s/ Authorized Signatory
	Name:	Authorized Signatory

Facility Agreement

THE ROYAL BANK OF SCOTLAND PLC
By:	/s/ Se Li Shien
	Name:	Se Li Shien

Facility Agreement

CALYON
By:	/s/ John Tai
	Name:	John Tai
	Title:	Senior Banker Corporate Coverage

By:	/s/ Eddy Tee
	Name:	Eddy Tee
	Title:	Associate Director Corporate Coverage

Facility Agreement

THE BANK OF NOVA SCOTIA ASIA LIMITED
By:	/s/ Claude D. Morin
	Name:	Claude D. Morin
	Title:	Managing Director & Head

Facility Agreement

The Original Lenders GOLDMAN SACHS FOREIGN EXCHANGE (SINGAPORE) PTE (Company Registration No. 198902983H)
By:	/s/ Authorized Signatory
	Name:	Authorized Signatory

Facility Agreement

DBS BANK LTD.
By:	/s/ Tan Teck Long
	Name:	Tan Teck Long

Facility Agreement

UNITED OVERSEAS BANK LIMITED
By:	/s/ Lim Chin Hong
	Name:	Lim Chin Hong

Facility Agreement

OVERSEA-CHINESE BANKING CORPORATION LIMITED
By:	/s/ Authorized Signatory
	Name:	Authorized Signatory

Facility Agreement

CITIBANK N.A, SINGAPORE BRANCH
By:	/s/ Authorized Signatory
	Name:	Authorized Signatory

Facility Agreement

LEHMAN BROTHERS FINANCE ASIA PTE. LTD.
By:	/s/ Philip Chow
	Name:	Philip Chow
	Title:	Director

Facility Agreement

MERRILL LYNCH INTERNATIONAL BANK LTD (MERCHANT BANK)
By:	/s/ Andrew Chan
	Name:	Andrew Chan
	Title:	Managing Director, Chief Administrative Officer Pacific Rim Global Wealth Management

Facility Agreement

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ Rajeev Rannan
	Name:	Rajeev Rannan
	Title:	Deputy General Manager Structured Finance Asia Pacific

By:	/s/ Chow Ving Hoong
	Name:	Chow Ving Hoong
	Title:	Joint General Manager Debt Capital Markets

Facility Agreement

MALAYAN BANKING BERHAD
By:	/s/ Authorized Signatory
	Name:	Authorized Signatory

Facility Agreement

STANDARD CHARTERED BANK
By:	/s/ Authorized Signatory
	Name:	Authorized Signatory

Facility Agreement

THE ROYAL BANK OF SCOTLAND PLC, SINGAPORE BRANCH
By:	/s/ Se Li Shien
	Name:	Se Li Shien

Facility Agreement

CALYON
By:	/s/ John Tai
	Name:	John Tai
	Title:	Senior Banker, Corporate Coverage

By:	/s/ Eddy Tee
	Name:	Eddy Tee
	Title:	Associate Director, Corporate Coverage

Facility Agreement

THE BANK OF NOVA SCOTIA SINGAPORE BRANCH
By:	/s/ Cheong Seng Hwa Benny
	Name:	Cheong Seng Hwa Benny
	Title:	Vice President & Branch Manager

Facility Agreement

The Agent

DBS BANK LTD.
Address:	6 Shenton Way DBS Building Tower One #31-00 Singapore 068809

Fax No:	(65) 6324 4427

Attention:	Noor Azizah Ador/Anne Lim Sze Pheng

By:	/s/ Mildred Seow Slok Eng
	Name:	Mildred Seow Slok Eng
	Title:	Senior Vice Presidenr

Facility Agreement

The Technical Bank

DBS BANK LTD.
Address:	6 Shenton Way DBS Building Tower One #31-00 Singapore 068809

Fax No:	(65) 6324 4427

Attention:	Noor Azizah Ador/Anne Lim Sze Pheng

By:	/s/ Bernard Lim Boon Seng
	Name:	Bernard Lim Boon Seng

Facility Agreement

The Security Trustee

DBS BANK LTD.
Address:	6 Shenton Way DBS Building Tower One #31-00 Singapore 068809

Fax No:	(65) 6324 4427

Attention:	Noor Azizah Ador/Anne Lim Sze Pheng

By:	/s/ Tan Teck Long
	Name:	Tan Teck Long

Facility Agreement